Exhibit 10.2

Execution Copy

£3,300,000,000

Bridge Term Loan Facility

BRIDGE LOAN AGREEMENT

among

BALL CORPORATION,

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

as Administrative Agent

and

VARIOUS LENDING INSTITUTIONS

Dated as of February 19, 2015

ARRANGED BY:

DEUTSCHE BANK SECURITIES INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
GOLDMAN SACHS BANK USA,
KEYBANC CAPITAL MARKETS INC.,
RBS SECURITIES INC.,
and
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

as Lead Arrangers and Bookrunners

5.4	Actions by Lenders during Certain Funds Periods	75

ARTICLE VI REPRESENTATIONS AND WARRANTIES		76

6.1	Corporate Status	77
6.2	Corporate Power and Authority	77
6.3	No Violation	77
6.4	Governmental Approvals	77
6.5	Financial Statements; Financial Condition; Undisclosed Liabilities Projections; Etc.	78
6.6	Litigation	79
6.7	True and Complete Disclosure	79
6.8	Use of Proceeds; Margin Regulations	79
6.9	Taxes	80
6.10	Labor Relations	80
6.11	[Reserved]	80
6.12	Compliance With ERISA	81
6.13	Foreign Pension Matters	81
6.14	Ownership of Property	82
6.15	Capitalization of Company	82
6.16	Subsidiaries	82
6.17	Compliance With Law, Etc.	82
6.18	Investment Company Act	82
6.19	Environmental Matters	83
6.20	Intellectual Property, Licenses, Franchises and Formulas	83
6.21	OFAC; Patriot Act; FCPA	83
6.22	Press Release; Offer Document; Scheme Circular; etc.	84

ARTICLE VII AFFIRMATIVE COVENANTS		84

7.1	Financial Statements	84
7.2	Certificates; Other Information	85
7.3	Notices	86
7.4	Conduct of Business and Maintenance of Existence	87
7.5	Payment of Taxes	87
7.6	Inspection of Property, Books and Records	88
7.7	ERISA	88
7.8	Foreign Pension Plan Compliance	89
7.9	Maintenance of Property, Insurance	89
7.10	Environmental Laws	90
7.11	Use of Proceeds	90
7.12	Further Assurances	90
7.13	End of Fiscal Years; Fiscal Quarters	91
7.14	[Reserved]	91
7.15	Take-Out Financing and Securities Demand	91

ARTICLE VIII NEGATIVE COVENANTS		94

8.1	Liens	94
8.2	Indebtedness	97

8.3	Fundamental Changes	101
8.4	Asset Sales	102
8.5	Dividends or Other Distributions	104
8.6	Issuance of Stock	105
8.7	Loans, Investment and Acquisitions	106
8.8	Transactions with Affiliates	107
8.9	Sale-Leasebacks	108
8.10	Restrictions on Credit Support to Unrestricted Entities	108
8.11	Lines of Business	109
8.12	Fiscal Year	109
8.13	Limitation on Voluntary Payments and Modifications of Subordinated Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Certain Derivative Transactions, Etc.	109
8.14	Limitation on Certain Restrictions on Subsidiaries	109
8.15	Acquisition Undertakings	111

ARTICLE IX [RESERVED]		111

ARTICLE X EVENTS OF DEFAULT		111

10.1	Events of Default	111
10.2	Rights Not Exclusive	115

ARTICLE XI ADMINISTRATIVE AGENT		115

11.1	Appointment	116
11.2	Nature of Duties	116
11.3	Exculpation, Rights Etc.	116
11.4	Reliance	117
11.5	Indemnification	117
11.6	Administrative Agent In Its Individual Capacity	118
11.7	Notice of Default	118
11.8	Holders of Obligations	118
11.9	Resignation by Administrative Agent	118
11.10	The Lead Arrangers and Bookrunners	119

ARTICLE XII MISCELLANEOUS		119

12.1	No Waiver; Modifications in Writing	119
12.2	Further Assurances	122
12.3	Notices, Delivery Etc.	122
12.4	Costs, Expenses and Taxes; Indemnification	123
12.5	Confirmations	126
12.6	Adjustment; Setoff	126
12.7	Execution in Counterparts; Electronic Execution of Assignments	127
12.8	Binding Effect; Assignment; Addition and Substitution of Lenders	128
12.9	CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL	131
12.10	[Reserved]	132
12.11	GOVERNING LAW	132
12.12	Severability of Provisions	132

12.13	Transfers of Notes	132
12.14	Registry	133
12.15	Euro Currency	133
12.16	Headings	134
12.17	Termination of Agreement	134
12.18	Confidentiality	134
12.19	Concerning the Subsidiary Guaranties and the Loan Documents	135
12.20	Effectiveness	135
12.21	USA Patriot Act	136
12.22	Restrictions on Guarantees	136
12.23	Redesignation of Unrestricted Entities as Subsidiaries	136
12.24	No Fiduciary Responsibility	137

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 2.2(a)(1)	Form of Bridge Note
Exhibit 2.2(a)(2)	Form of Rollover Note
Exhibit 2.5	Form of Notice of Borrowing
Exhibit 2.6	Form of Notice of Continuation
Exhibit 4.7(d)	Form of Section 4.7(d) Certificate
Exhibit 5.1(a)(ii)	Form of Subsidiary Guaranty
Exhibit 5.1(b)	Form of Officer’s Certificate
Exhibit 5.1(c)	Form of Secretary’s Certificate
Exhibit 5.1(i)	Form of Solvency Certificate
Exhibit 5.2(c)	Form of Officer’s Certificate Pursuant to Section 5.2(c)
Exhibit 7.2(a)	Form of Compliance Certificate Pursuant to Section 7.2(a)
Exhibit 12.8(c)	Form of Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Acquisition Undertakings
Schedule 1.1(e)	Unrestricted Entities
Schedule 1.1(h)	Existing Target Credit Facilities
Schedule 6.3	Approvals and Consents
Schedule 6.4	Governmental Approvals
Schedule 6.13	Foreign Pension Plans
Schedule 6.16	Organization of Subsidiaries
Schedule 8.1	Liens
Schedule 8.2	Indebtedness
Schedule 8.7	Existing Investments
Schedule 8.8	Transactions with Affiliates
Schedule 8.14(a)	Existing Restrictions on Subsidiaries
Schedule 12.3	Notice Addresses

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT is dated as of February 19, 2015 and is made by and among BALL CORPORATION, an Indiana corporation (“Company”), the undersigned financial institutions, in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), and DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity “Administrative Agent”).

In consideration of the premises and of the mutual covenants herein contained the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1                               Definitions.  As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acceptance Condition” has the meaning assigned to that term in Section 5.2(a).

“Acquisition” means (i) the purchase by a Person of a business or business unit conducted by another Person (whether through the acquisition of Capital Stock or assets) or (ii) the merger, consolidation or amalgamation of any Person with any other Person.

“Acquisition Undertakings” means the undertakings set forth on Schedule 1.1(b).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and any successor Administrative Agent in such capacity.

“Aerospace Asset Disposition” means (i) an Asset Disposition by Company or any of its Subsidiaries of all or a portion of (a) the Aerospace Business (whether or not such disposition is to any Permitted Aerospace JV), (b) the Capital Stock of a Person holding only the Aerospace Business or (c) the Capital Stock of any Permitted Aerospace JV or (ii) the receipt by Company or any of its Subsidiaries of a liquidating dividend in respect of an interest in the Capital Stock of any Permitted Aerospace JV.

“Aerospace Business” means the assets constituting the aerospace business of Company, including the business of Ball Aerospace and its Subsidiaries on the date hereof, and business directly or indirectly owned or operated by Company or any of its Subsidiaries and reasonably related or incidental to such aerospace business, but excluding all cash and Cash Equivalents held by said aerospace business and related or incidental businesses other than cash and Cash Equivalents held in the ordinary course of business and in an amount consistent with past practices.

“Affiliate” means, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  A Person shall be deemed to control a corporation if such Person is the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of 35% or more of the securities having ordinary voting power for the election of directors of such corporation. None of Administrative Agent, the Lead Arrangers, any Lender or any of their respective Affiliates shall be considered an Affiliate of Company or any of its Subsidiaries.

“Agent” has the meaning assigned to that term in Section 11.1.

“Agreement” means this Bridge Loan Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or any Governmental Authority and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means with respect to Bridge Loans, for any day, 3.50% per annum, subject to adjustment as follows: if the Bridge Loans are not repaid within the three-month period following the Initial Funding Date, the Applicable Margin shall increase by 0.50% per annum at the end of such three-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter.

“Asset Disposition” means any sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of (i) an interest in shares of Capital Stock of a Subsidiary of Company (other than directors’ qualifying shares) or (ii) property or other assets (each of (i) and (ii) referred to for the purposes of this definition as a “disposition”) by Company or any of its Subsidiaries.

“Assignee” has the meaning assigned to that term in Section 12.8(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(c) annexed hereto and made a part hereof made by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8.

“Attorney Costs” means all reasonable fees and out-of-pocket expenses of any law firm or other external counsel.

“Attributable Debt” means as of the date of determination thereof, without duplication, (i) in connection with a Sale and Leaseback Transaction, the net present value

(discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease, (ii) Receivables Facility Attributable Debt, (iii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP and (iv) the liquidation or preference value of outstanding Disqualified Preferred Stock.

“Ball Asia Pacific” means Ball Asia Pacific, Limited, a company organized under the laws of Hong Kong.

“Ball Aerospace” means Ball Aerospace and Technologies Corp., a Delaware corporation.

“Ball Delaware” means Ball Delaware Holdings, S.C.S., a limited partnership (société en commandite simple) incorporated under the laws of Luxembourg, having its registered office at 5, Rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 90.414.

“Bankruptcy Code” means Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as hereafter amended.

“Benefited Lender” has the meaning assigned to that term in Section 12.6(a).

“Board” means the Board of Governors of the Federal Reserve System.

“Bookrunners” means Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, KeyBanc Capital Markets Inc., RBS Securities Inc. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

“Borrowing” means a group of Loans made by the Lenders on a single date as to which a single Interest Period is in effect.

“Bridge Loan” has the meaning assigned to that term in Section 2.1(a).

“Bridge Loan Maturity Date” means the one year anniversary of the Initial Funding Date.

“Bridge Note” has the meaning assigned to that term in Section 2.2(a)(1).

“Business Day” means any day (A) on which dealings in deposits in Sterling are carried out in the London interbank market, and (B) on which commercial banks and foreign exchange markets are open for business in London and New York City.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent ownership interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other ownership interests.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP in effect as of the date hereof.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP in effect as of the date hereof.

“Cash Confirmation Provider” means Greenhill & Co. International LLP, in its capacity as financial advisor to Company, for the purposes of the City Code and the Target Acquisition.

“Cash Equivalents” means (i) any evidence of indebtedness, maturing not more than one year after the date of issue, issued by the United States of America or any instrumentality or agency thereof, the principal, interest and premium, if any, of which is guaranteed fully by, or backed by the full faith and credit of, the United States of America, (ii) Dollar, Euro, Sterling or Swiss Franc (or other foreign currency fully hedged) denominated time deposits, certificates of deposit and bankers acceptances maturing not more than one year after the date of purchase, issued by (x) any Lender or (y) a commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, at the time of such deposit, certificate of deposits or banker’s acceptance, combined capital and surplus and undivided profits of not less than $200,000,000 (any such bank, an “Approved Bank”), or (z) a non-United States commercial banking institution which, at the time of such deposit, certificate of deposits or banker’s acceptance, is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undivided profits of not less than $500,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency, (iii) commercial paper, maturing not more than one year after the date of purchase, issued or guaranteed by a corporation (other than Company or any Subsidiary of Company or any of their respective Affiliates) organized and existing under the laws of any state within the United States of America with a rating, at the time of the acquisition thereof, of “P-1” (or higher) according to Moody’s, or “A-1” (or higher) according to S&P, (iv) demand deposits with any bank or trust company maintained in the ordinary course of business, (v) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (i) with a term of not more than thirty days with any Approved Bank and (vi) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s at the time of the acquisition thereof, including, without limitation, any such mutual fund managed or advised by any Lender or Administrative Agent.

“Certain Funds Change of Control” means Company shall cease to own, directly or indirectly, 100% of the issued and outstanding shares of Purchaser’s Voting Securities.

“Certain Funds Default” means, in each case, other than to the extent that such Event of Default relates to, or is made in relation to, circumstances affecting any member of the Target Group, an Event of Default under paragraph (a), (b) (solely to the extent that it relates to a Certain Funds Representation), (c) (solely to the extent that it relates to a Certain Funds Undertaking), (e), (f), (j) (to the extent relating to Subsidiary Guarantors representing more than 25% of Consolidated EBITDA) or (m) (solely to the extent it relates to Company) of Section 10.1.

“Certain Funds Period” means the period from and including the Effective Date to and including the first to occur of:

(i)             midnight (London time) on the date occurring 18 months after the date the Press Release is issued;

(ii)          if the Target Acquisition is effected by way of a Scheme, midnight (London time) on the first Business Day falling twenty (20) days or more after the Scheme Effective Date;

(iii)       midnight (London time) on the date upon which a Scheme lapses, terminates or is withdrawn (unless a firm intention to make an Offer in place of a Scheme is simultaneously, or has already been, announced or within five Business Days of such lapse, termination or withdrawal, as the case may be, is announced);

(iv)      midnight (London time) on the date upon which an Offer lapses, terminates or is withdrawn (unless a firm intention to make a Scheme in place of an Offer is simultaneously, or has already been, announced or within five Business Days of such lapse, termination or withdrawal, as the case may be, is announced); and

(v)         midnight (London time) on the date on which the Target becomes a direct or indirect Wholly-Owned Subsidiary of Company and Purchaser has paid all sums due pursuant to, or in connection with, the Target Acquisition, any surrender or cancellation of options or awards over Target Shares and (in the case of an Offer) any squeeze-out procedure and/or sell-out procedure in accordance with the Compulsory Acquisition Procedures.

“Certain Funds Representations” means the representations and warranties contained in Sections 6.1(i) (solely as to due organization and valid existence only) and (ii) (solely as it relates to Company and where failure to do so could reasonably be expected to have a Material Adverse Effect), 6.2, 6.3(i), (ii) (to the extent relating to material debt instruments of

Company) and (iii), 6.4, 6.8(b), 6.18, 6.21 and 6.22 in each case, solely as they relate to the Credit Parties (or, as set forth above, only Company).

“Certain Funds Undertaking” means (i) each of the Acquisition Undertakings (other than those set forth in paragraphs (g), (h) and (i) of Schedule 1.1(b)), (ii) the covenant set forth in Section 7.4 (solely as it relates to Company’s and Purchaser’s corporate existence) and (iii) solely after the initial Borrowing on the Initial Funding Date and solely as they relate to the Credit Parties and Purchaser, Sections 8.1 through 8.4, 8.7, 8.9 and 8.13(c) (with respect to Organizational Documents only).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, (d) any change arising from the enactment or enforcement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder (“Dodd-Frank”) or (e) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (“Basel”); provided that notwithstanding anything herein to the contrary, in regards to Dodd-Frank and Basel, all requests, rules, regulations, guidelines, interpretations, requirements and directives thereunder or issued in connection therewith or in implementation thereof whether or not having the force of law shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (i) the sale, lease or transfer of all or substantially all of Company’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the liquidation or dissolution of Company, (iii) any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 35% or more of the issued and outstanding shares of Company’s Voting Securities or (iv) any “Change of Control” (as such term is defined in any Permitted Debt Document related solely to any Senior Notes, the Revolving Credit Agreement or any Permitted Refinancing Indebtedness with respect thereto).

“City Code” means the United Kingdom City Code on Takeovers and Mergers and any practice statements issued by the Panel on Takeovers and Mergers in connection with the City Code.

“Code” means the Internal Revenue Code of 1986, as from time to time amended, including the regulations promulgated thereunder, or any successor statute and the regulations promulgated thereunder.

“COLI Policy Advances” of Company or any of its Subsidiaries means, with respect to any Company Owned Life Insurance Program, policy loans made to Company or any of its Subsidiaries under life insurance policies in an amount not in excess of the available cash surrender values of such policies, which loans are made pursuant to the contractual terms of life insurance policies issued in connection with a Company Owned Life Insurance Program.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the date hereof is the amount set forth opposite such Lender’s name in Schedule 1.1(a), as the same may be adjusted from time to time pursuant to the terms hereof, and “Commitments” means such commitments of all of the Lenders collectively which commitments equal £3,300,000,000 in the aggregate on the Effective Date.

“Common Stock” means the common stock of Company, no par value.

“Companies Act” means the Companies Act 2006 of the United Kingdom, as amended from time to time.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Owned Life Insurance Program” means a life insurance program in which Company is a participant, pursuant to which Company is the owner of whole life policies insuring the lives of certain of its employees.

“Compliance Certificate” has the meaning assigned to that term in Section 7.2(a).

“Compulsory Acquisition Procedures” means the compulsory squeeze-out procedures for the acquisition of minority shareholdings in the Target pursuant to the squeeze-out procedure set out in Sections 974 to 991 of the Companies Act.

“Conditions Precedent to Effectiveness” means each of the conditions set forth in Section 5.1.

“Conditions Precedent to Initial Funding” means each of the conditions set forth in Section 5.2.

“Consolidated Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated EBITDA” means, for any period, on a consolidated basis for Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of:

	(i)	Consolidated Net Income,

plus	(ii)	Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income,

plus	(iii)	charges against income for foreign, federal, state and local taxes in each case based on income, to the extent deducted in computing Consolidated Net Income,

plus	(iv)	depreciation expense, to the extent deducted in computing Consolidated Net Income,

plus	(v)

amortization expense, including, without limitation, amortization of good will and other intangible assets, fees, costs and expenses in connection with the execution, delivery and performance of any of the Loan Documents, and other fees, costs and expenses in connection with Permitted Acquisitions, in each case, to the extent deducted in computing Consolidated Net Income,

minus	(vi)

the gain (or plus the loss) (net of any tax effect) resulting from the sale of any capital assets other than in the ordinary course of business to the extent added (deducted) in computing Consolidated Net Income,

minus	(vii)	extraordinary or non-cash nonrecurring after-tax gains (or plus extraordinary or non-cash nonrecurring after-tax losses) to the extent added (deducted) in computing Consolidated Net Income,

minus	(viii)	any gain resulting from any write-up of assets (other than with respect to any Company Owned Life Insurance Program) to the extent added in computing Consolidated Net Income,

plus	(ix)	any non-cash charge resulting from any write-down of assets to the extent deducted in computing Consolidated Net Income,

plus	(x)	any non-cash restructuring charge to the extent deducted in computing Consolidated Net Income,

plus	(xi)	all other non-cash charges (except to the extent such non-cash charges are reserved for cash charges to be taken in the future),

plus	(xii)

(A) costs and expenses in connection with the Transaction, the Target Acquisition, the Target Notes Refinancing, Company Credit Facility Refinancing (as defined in the Revolving Credit Agreement), the Designated Existing Notes Refinancing, the Replacement Senior Note Financing and the Replacement Target Note Financing, (B) transaction fees, costs and expenses (including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents and whether or not consummated, equity issuances, Investments, Acquisitions, dispositions, recapitalizations, refinancings, mergers, option buy-outs, or the incurrence or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, (C) costs in connection with strategic initiatives, transition costs and other business optimization and information systems related costs (including non-recurring employee bonuses in connection therewith) and (D) costs and expenses with respect to Receivables Factoring Facilities, to the extent not included in Consolidated Interest Expense,

plus	(xiii)

expected “run-rate” cost savings, operating expense reductions, other operating improvements and synergies relating to actions taken or expected to be taken by Company or any of its Subsidiaries within 12 months after the date of determination of such action, including the Transaction (as determined by Company in good faith and so long as such actions are reasonably identifiable and factually supportable); provided that the aggregate amount added back pursuant to this clause (xiii) and clause (xiv) in any Test Period shall not exceed 20% of Consolidated EBITDA with respect to such period (after giving effect to the add-backs pursuant to this clause (xiii) and clause (xiv)),

plus	(xiv)	pro forma adjustments, pro forma cost savings, operating

expense reductions and cost synergies, in each case, related to mergers and other business combinations, acquisitions, divestitures and other transactions consummated by Company or its Subsidiaries and projected by Company in good faith to result from actions taken or expected to be taken (in the good faith determination of Company) within four fiscal quarters after the date any such transaction is consummated; provided that the aggregate amount added back pursuant to clause (xiii) and this clause (xiv) in any Test Period shall not exceed 20% of Consolidated EBITDA with respect to such period (after giving effect to the add-backs pursuant to clause (xiii) and this clause (xiv)),

minus	(xv)	all other non-cash items increasing Consolidated Net Income for such period,

in each case calculated for the applicable period in conformity with GAAP; provided, however, Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Consolidated EBITDA during any prior periods.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of the total interest expense (including that attributable to Capitalized Leases in accordance with GAAP) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing but excluding, however, any amortization of deferred financing costs, all as determined on a consolidated basis for Company and its consolidated Subsidiaries in accordance with GAAP plus the interest component of any lease payment under Attributable Debt transactions paid by Company and its Subsidiaries on a consolidated basis plus any discount and/or interest component in respect of a sale of Receivables Facility Assets by Company and its Subsidiaries regardless of whether such discount or interest would constitute interest under GAAP plus dividends paid in cash on Disqualified Preferred Stock.

“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, with respect to any period, the aggregate of the net income (loss) of the Person in question for such period, determined in accordance with GAAP on a consolidated basis, provided that there shall be excluded (i) the income of any unconsolidated Subsidiary and any Person in which any other Person (other than Company or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law or any other third party holding a de minimis number of shares in order to comply with other similar requirements) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Wholly-Owned Subsidiaries by such Person during such period and (ii) the cumulative effect of a change in accounting principles (for the avoidance of doubt, all income of Unrestricted Entities shall be excluded from Consolidated Net Income).

“Consolidated Tangible Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP, but excluding therefrom all items that are treated as goodwill and other intangible assets (net of applicable amortization) under GAAP.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it is otherwise subject.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Company; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with Company; (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above; or (iv) any other Person which is required to be aggregated with Company or any of its Subsidiaries pursuant to regulations promulgated under Section 414(o) of the Code.

“Controlled Subsidiary” of any Person means a Subsidiary of such Person (i) ninety percent (90%) or more of the Capital Stock of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and (ii) of which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise and “controlled” and “controlling” have correlative meanings thereto.

“Conversion Fee” has the meaning assigned to that term in the Syndication & Fee Letter.

“Co-operation Agreement” means that certain Deed, dated as of the date hereof, among Company, Purchaser and Target.

“Cost of Funds” means the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period which is the percentage rate per annum equal to the sum of: (i) the Applicable Margin and (ii) the weighted average of the rates notified to Administrative Agent by each Lender as soon as practicable and in any event within five Business Days of the first day of that Interest Period (or, if earlier, on the date falling five Business Days before the date on which interest is due to be paid in respect of that Interest Period), which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select; provided that if Administrative Agent or Company so requires, Administrative Agent and Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest and any alternative basis agreed pursuant to this proviso shall, with the prior consent of all the Lenders and Company, be binding on all parties to this Agreement.

“Court” means The High Court of Justice of England and Wales.

“Court Meeting” means a meeting convened by the Court between the owners of the Target Shares to seek their approval of the Scheme.

“Credit Exposure” has the meaning assigned to that term in Section 12.8(b).

“Credit Party” means Company and any Guarantor.

“Customary Permitted Liens” means for any Person:

(i)             Liens for taxes, assessments, levies or governmental charges not yet due or as to which the grace period has not yet expired (not to exceed 30 days) or which are being contested in good faith by appropriate proceedings diligently pursued for which adequate provision for the payment of such taxes, assessments or governmental charges has been made on the books of such Person to the extent required by GAAP or, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization;

(ii)          (A) mechanics’, suppliers’, processor’s, materialmen’s, carriers’, warehousemen’s, workmen’s, repairmen’s, landlord’s and other Liens arising by operation of law and arising or created in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP or, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization and (B) deposits securing letters of credit supporting such obligations;

(iii)       Liens consisting of pledges or deposits in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits, other similar benefits and other social security laws or regulations or liens created by pension standards legislation and Liens consisting of pledges and deposits securing letters of credit securing such obligations;

(iv)      (A)                   Liens consisting of deposits made in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases (other than Indebtedness), statutory obligations, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under Operating Leases, (B) Liens securing surety, indemnity, performance, appeal, customs and release bonds, and other similar obligations incurred in the ordinary course of business and (C) Liens consisting of pledges and deposits securing letters of credit securing such obligations;

(v)         Permitted Real Property Encumbrances;

(vi)      attachment, judgment, writs or warrants of attachment or other similar Liens arising in connection with court or arbitration proceedings which do not constitute an Event of Default under Section 10.1(h);

(vii)   licenses and sublicenses of patents, trademarks, or other intellectual property rights not interfering, individually or in the aggregate, in any material respect, with the conduct of the business of Company or any of its Subsidiaries;

(viii)            Liens (A) in respect of an agreement to sell, transfer or dispose of any asset or (B) solely on any earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it;

(ix)      Liens arising due to any cash pooling, netting or composite accounting arrangements between any one or more of Company and any of its Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits;

(x)         leases or subleases granted to others to the extent permitted in Section 8.4(b) and any interest or title of a lessor, licensor or sublessor under any lease or license permitted by this Agreement;

(xi)      customary rights of set off, revocation, refund or chargeback, Liens or similar rights under agreements with respect to deposits of cash, securities accounts, deposit disbursements, concentration accounts or comparable accounts under the laws of any foreign jurisdiction or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where Company or any of its Subsidiaries maintains securities accounts, deposit disbursements, concentration accounts or comparable accounts under the laws of any foreign jurisdiction in the ordinary course of business permitted by this Agreement; and

(xii)   Liens arising from filing precautionary UCC financing statements relating solely to personal property operating leases entered into in the ordinary course of business.

“Debt Issuance” has the meaning assigned to that term in Section 4.4(b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or other similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” means a variable rate per annum which shall be two percent (2%) per annum plus the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Bridge Loans required to be funded by it hereunder on the date required to be funded by it hereunder (unless such funding is the subject of a good faith dispute), (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified Company, Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Demand Failure” means a failure by Company to comply with its obligations related to any Securities Demand in accordance with the provisions of Section 7.15(b) (the next Business Day following such Demand Failure being the “Demand Failure Date”).

“Demand Failure Date” has the meaning assigned to that term in the definition of Demand Failure.

“Deposit Account” means a demand, time, savings, passbook, investment or like account with a bank, savings and loan association, credit union, brokerage or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Existing Notes” means those certain (a) 6 3/4% Senior Notes due September 15, 2020 (the “Senior Notes (2020)”), issued by Company in the aggregate principal amount of $500 million pursuant to the Senior Note (2020) Indenture, which term shall include and shall constitute the notes issued in exchange therefor as contemplated by that certain Indenture dated as of March 27, 2006, between Company and The Bank of New York Mellon

Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as trustee, as supplemented from time to time and (b) 5 3/4% Senior Notes due May 15, 2021 (the “Senior Notes (2021)”), issued by Company in the aggregate principal amount of $500 million pursuant to the Senior Note (2021) Indenture, which term shall include and shall constitute the notes issued in exchange therefor as contemplated by that certain Indenture dated as of March 27, 2006, between Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as trustee, as supplemented from time to time.

“Designated Existing Notes Refinancing” means the redemption of the Designated Existing Notes, together with the payment of all fees and other amounts owing thereon or resulting from such redemption.

“Disqualified Preferred Stock” means any preferred stock of Company (or any equity security of Company that is convertible or exchangeable into any such preferred stock of Company) that is not Permitted Preferred Stock.

“Dividend” has the meaning assigned to that term in Section 8.5.

“Dollar” and “$” means lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars as determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such other currency at the time set forth in Section 1.2(c).

“Domestic Subsidiary” means any Subsidiary, other than (i) an entity that is disregarded for United States federal income tax purposes, substantially all of the assets of which are stock in “controlled foreign corporations” (as defined in Section 957 of the Code), (ii) an entity substantially all the assets of which are stock in “controlled foreign corporations” (as defined in Section 957 of the Code) or (iii) a Foreign Subsidiary.

“Effective Date” has the meaning assigned to that term in Section 5.1.

“Eligible Assignee” means a commercial bank, financial institution, financial company, Fund or insurance company in each case, together with its Affiliates or Related Funds, which extends credit or buys loans in the ordinary course of its business or any other Person approved by Administrative Agent and Company, such approval not to be unreasonably withheld or delayed; provided that an “Eligible Assignee” shall not include (i) a private individual, (ii) a competitor of Company and its Subsidiaries or any of such competitor’s Affiliates identified in writing to Administrative Agent from time to time and (iii) any Person that has been identified by Company in writing to Administrative Agent prior to the Effective Date, and such Person’s Affiliates identified by Company in writing to Administrative Agent from time to time thereafter; provided that any designation pursuant to subclause (ii) or this subclause (iii) shall not apply retroactively to disqualify any Lender or Participant as of the date such designation is received by Administrative Agent.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to, or operation of, the Euro in one or more member states.

“Environmental Claim” means any notice of violation, claim, suit, demand, abatement order, or other lawful order by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), property damage, contribution, cost recovery, or any other common law claims, indemnity, indirect or consequential damages, damage to the environment, nuisance, cost recovery, or any other common law claims, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (a) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Material in, into or onto the environment at, in, by, from or related to the Premises or (b) the violation, or alleged violation, of any Environmental Laws relating to environmental matters connected with Company’s or any of its Subsidiaries’ operations or any Premises.

“Environmental Laws” means any and all applicable foreign, federal, state, provincial or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, judgments, directives, or Environmental Permits relating to the protection of the environment or, as it relates to exposure to Hazardous Materials, health and safety, including, but not limited to, the following statutes as now written and hereafter amended:  the Water Pollution Control Act, as codified in 33 U.S.C. § 1251 et seq., the Clean Air Act, as codified in 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C. § 11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C. § 300f et seq. and any related regulations, as well as all provincial, state, local or other equivalents.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or Environmental Permits, or directions of any Governmental Authority or court, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material into the environment.

“Environmental Permits” means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws and necessary or reasonably required for the current operation of the business of Company or any Subsidiary of Company.

“Equity Issuance” has the meaning assigned to that term in Section 4.4(a).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, as from time to time amended.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer with the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” has the meaning assigned to that term in Section 4.4(d).

“Euro” means the lawful currency adopted by or which is adopted by Participating Member States of the European Union.

“Eurocurrency Loan” means any Bridge Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means the aggregate of (1) and (2) below:

(1)                                 the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen that displays the ICE Benchmark Administration Limited rate for deposits in Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or the successor thereto if ICE Benchmark Administration Limited is no longer making the applicable interest settlement rate available) (the “LIBOR Screen Rate”), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; provided that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) or, in the event such rate is not available for any reason, (ii) the rate for such Interest Period shall be the interest rate per annum reasonably determined by Administrative Agent in good faith to be the rate per annum at which deposits in Sterling for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Administrative Agent and with a term equivalent to such Interest Period would be offered to Administrative Agent by major banks in the London interbank market for Sterling at their request at approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; and

(2)                                 the then current cost of the Lenders of complying with any Eurocurrency Reserve Requirements,

provided that the Eurocurrency Rate shall in no event be less than 1.00% per annum.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the Board, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined.

“European Holdco” means Ball European Holdings S.àr.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 20, Rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 90.413.

“Event of Default” has the meaning assigned to that term in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.

“Exchange Date” has the meaning assigned to that term in Section 2.8(a).

“Exchange Event” has the meaning assigned to that term in Section 2.8(a).

“Exchange Note Indenture” means the indenture relating to the Exchange Notes, which shall contain terms substantially similar to those contained in the Senior Note (2023) Indenture.

“Exchange Note Trustee” means the trustee under the Exchange Note Indenture.

“Exchange Notes” has the meaning assigned to that term in Section 2.8(a).

“Exchange Notice” has the meaning assigned to that term in Section 2.8(b).

“Exchange Rate” means, on any day, with respect to conversions between any currency and Dollars, any currency and Sterling or any currency and Euros, the Spot Rate, provided that if at the time of any such determination, for any reason, no such Spot Rate is being quoted, Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.  Administrative Agent shall provide Company with the then current Exchange Rate from time to time upon Company’s request therefor.

“Exchange Securities” has the meaning assigned to that term in Section 7.15(a).

“Exchange Trigger Event” shall be deemed to have occurred on each date that Administrative Agent shall have received requests from Lenders in accordance with Section 2.8 to exchange a principal amount of Rollover Loans (that are outstanding as Rollover Loans at such time) for Exchange Notes, which, for purposes of the first occurrence, shall be in an aggregate amount equal to or greater than £100,000,000 and for any other occurrence shall be in an aggregate amount equal to or greater than £25,000,000, or, if less than £25,000,000 aggregate principal amount of Rollover Loans remain outstanding, all outstanding remaining Rollover Loans.

“Exchange Trigger Event Notice” has the meaning assigned to that term in Section 2.8(a).

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable law, rule, regulation or contract (in effect on the Effective Date or at the time of the acquisition of such Subsidiary and not incurred in contemplation thereof) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee (unless such consent, approval, license or authorization has been received), (b) any Subsidiary for which the providing of a Subsidiary Guaranty could reasonably be expected to result in a material adverse tax consequence to Company or one of its Subsidiaries as determined in good faith by Company and Administrative Agent, (c) bankruptcy remote special purpose receivables entities (including Receivables Subsidiaries) and captive insurance companies, (d) in the case of any obligation under any hedging arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any Subsidiary of Company that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act and (e) any Subsidiary where Company and Administrative Agent reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

“Excluded Taxes” means in the case of a Lender or Administrative Agent, (a) taxes imposed on or measured by net income, net receipts, net profits or capital of such Lender or Administrative Agent or a branch of such Lender or Administrative Agent (including, branch profits taxes), and franchise taxes imposed on such Lender or Administrative Agent by (i) the jurisdiction in which such Lender or Administrative Agent is incorporated or organized or resident, (ii) the jurisdiction (or political subdivision or taxing authority thereof) in which such Lender’s or Administrative Agent’s lending office in respect of which payments under this Agreement are made is located or is or has been otherwise carrying on business or (iii) the United States or any states thereof and (b) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 13, 2013, among Company, certain Subsidiaries of Company, the lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent and the other parties thereto.

“Existing Target Credit Facilities” means (i) that certain Agreement, dated as of May 4, 2010 and amended and restated as of October 31, 2011 among Target, the financial institutions signatory thereto, Lloyds TSB Bank PLC, as agent and the arrangers signatory thereto and (ii) each of the other agreements evidencing Indebtedness in Schedule 1.1(h).

“Existing Target Notes” means those certain Notes (under and as defined in the Note Purchase Agreement, dated as of October 23, 2012, between Target and the purchasers named therein), issued by Target.

“Existing Target Subordinated Debt” means Indebtedness under the €750,000,000 6.75 per cent capital securities of Target due 2067.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Fiscal Quarter” has the meaning assigned to that term in Section 7.13.

“Fiscal Year” has the meaning assigned to that term in Section 7.13.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any super-annuation fund) or other similar program, arrangement or agreement established or maintained outside of the United States of America by Company or one or more of its Subsidiaries primarily for the benefit of employees of Company or such Subsidiaries residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Form 10-K” means the annual report in the Form 10-K filed by Company with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act for the 2013 Fiscal Year.

“Form 10-Q” means the quarterly report in the Form 10-Q filed by Company with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act for the third Fiscal Quarter of 2014.

“Fund” means a Person that is a fund that makes, purchases, holds or otherwise invests in commercial loans or similar extensions of credit in the ordinary course of its existence.

“Funding Date” means the date of any making of Bridge Loans pursuant to Section 5.2 and 5.3.

“GAAP” means generally accepted accounting principles in the U.S. as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the U.S., that are applicable to the circumstances as of the date of determination.

“General Meeting” means an extraordinary general meeting of the shareholders of the Target convened at the direction of the Court to approve a Scheme.

“Governmental Authority” means any nation or government, any intergovernmental or supranational body, any state, province or other political subdivision thereof and any entity lawfully exercising executive, legislative, judicial, regulatory or administrative functions of government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect contractual obligation of such Person guaranteeing or intended to guarantee any Indebtedness or Operating Lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:  (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (a) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantors” means, collectively, each of Company’s Wholly-Owned Domestic Subsidiaries now or hereafter party to the Subsidiary Guaranty (until released therefrom as expressly permitted hereunder).

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; or (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect.

“Indebtedness” means, as applied to any Person (without duplication):

(i)             all indebtedness of such Person for borrowed money;

(ii)          the deferred and unpaid balance of the purchase price of assets or services (other than (x) trade payables and other accrued liabilities incurred in the ordinary course of business, (y) deferred compensation arrangements and (z) earn-out obligations unless such earn-out obligations have been liquidated and are not paid when due) which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;

(iii)       all Capitalized Lease Obligations;

(iv)      all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person (provided that with respect to indebtedness that is nonrecourse to the credit of such Person, such indebtedness shall be taken into account only to the extent of the lesser of the fair market value of the asset(s) subject to such Lien and the amount of indebtedness secured by such Lien);

(v)         notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (ii) above);

(vi)      indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;

(vii)   the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;

(viii)            net obligations of such Person under Interest Rate Agreements or Other Hedging Agreements;

(ix)      Guarantee Obligations of such Person in respect of Indebtedness described in clauses (i) through (viii) and clause (x) of this definition); and

(x)         Attributable Debt of such Person;

provided that Indebtedness shall exclude (A) COLI Policy Advances except to the extent such COLI Policy Advances constitute Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP and (B) loans or advances made by Company or any of its Subsidiaries to Company or any of its Subsidiaries to the extent that such loans or advances are made or issued in the ordinary course of business and have a term of 364 days or less (inclusive of any rollover or extension of the term).

“Indemnified Person” has the meaning assigned to that term in Section 12.4(c).

“Initial Funding Date” means the first date on which the Conditions Precedent to Initial Funding have been satisfied or waived in accordance with this Agreement, the initial acquisition of Target Shares is consummated and there occurs the initial Borrowing of a Bridge Loan under this Agreement.

“Initial Lenders” means the Lenders party to this Agreement on the date hereof.

“Intellectual Property” has the meaning assigned to that term in Section 6.20.

“Intercompany Indebtedness” means Indebtedness of Company or any of its Subsidiaries which is owing to Company or any of its Subsidiaries.

“Interest Payment Date” means (a) as to any Bridge Loan having an Interest Period of three months or less, the last day of the Interest Period applicable thereto, (b) as to any Bridge Loan having an Interest Period longer than three months, each day that is a three (3) month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto and (c) as to any Rollover Loans, the last day of each Fiscal Quarter; provided, however, that in addition to the foregoing, each date upon which the Loans are due and payable shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder for such Loan.

“Interest Period” has the meaning assigned to that term in Section 3.4.

“Interest Rate Agreement” means any interest rate cap agreement, interest rate swap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be the date on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in Sterling for value on the first day of the related Interest Period for such Eurocurrency Loan but in any event not earlier than the second Business Day prior to the first day of the related Interest Period; provided, however, that if for any such Interest Period quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.

“Inventory” means, inclusively, all inventory as defined in the UCC from time to time and all goods, merchandise and other personal property wherever located, now owned or hereafter acquired by Company or any of its Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in Company’s or any of its Subsidiaries’ business.

“Investment” means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any direct or indirect loan or advance to any other Person (other than prepaid expenses or any Receivable created or acquired in the ordinary course of business and other than any intercompany loans or advances to the extent that such intercompany loans, advances are made or issued in the ordinary course of business and have a term of 364 days or less (inclusive of any rollover or extension of the term)), including all Indebtedness to such Person in respect of consideration from a sale of property by such person other than in the ordinary course of its business, (iii) any Acquisition or (iv) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract.  The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than Company or its Subsidiaries) in connection with the sale of such Investment.  Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“Investment Banks” has the meaning assigned to that term in Section 7.15(a).

“IRS” means the United States Internal Revenue Service, or any successor or analogous organization.

“Lead Arrangers” means Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, KeyBanc Capital Markets Inc., RBS Securities Inc. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

“Lender” and “Lenders” have the meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a “Lender” as contemplated by Section 12.8.

“Lien” means (i) any judgment lien or execution, attachment, levy, or similar legal process and (ii) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien (statutory or otherwise), charge, or deposit arrangement (other than a deposit to a Deposit Account not intended as security) of any kind or other arrangement of similar effect (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, or any sale of receivables with recourse against the seller or any Affiliate of the seller).

“Loan” means a Bridge Loan or a Rollover Loan, as applicable, and “Loans” means all such loans collectively.

“Loan Documents” means, collectively, this Agreement, the Notes, each Subsidiary Guaranty, each other document designated in writing by (i) Administrative Agent and/or the Lenders and (ii) Company as a “Loan Document”, and, solely for purposes of Section 12.4(c), the Syndication & Fee Letter, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Majority Lead Arrangers” has the meaning assigned to that term in Section 7.15(b).

“Margin Stock” has the meaning specified in Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, or operations of Company and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform its respective payment obligations under any Loan Document to which it is a party, or (c) the rights and benefits available to the Lenders, taken has a whole, under any Loan Document.

“Material Subsidiary” means any Subsidiary of Company, which either (i) the consolidated total assets of which were more than 8% of Company’s Consolidated Assets as of the end of the most recently completed Fiscal Year of Company for which audited financial statements are available or (ii) the consolidated total revenues of which were more than 7% of Company’s consolidated total revenues for such period.  Assets of Foreign Subsidiaries shall be converted into Dollars at the rates used for purposes of preparing the consolidated balance sheet of Company included in such audited financial statements.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Company or any Subsidiary of Company or any ERISA Affiliate contributes, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years.

“Net Proceeds” means, with respect to any Debt Issuance or any Equity Issuance, (a) the cash proceeds received in respect of such Debt Issuance or Equity Issuance, net of (b) the sum of (i) the direct costs and expenses incurred in connection therewith (or, if such costs or expenses have not yet then been incurred or invoiced, good faith estimates thereof), (ii) any provision for taxes in respect thereof made or held in reserve in accordance with GAAP and (iii) with respect to Debt Issuances only, the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such Debt Issuance.  Any proceeds received in a currency other than Sterling shall, for purposes of the calculation of the amount of Net Proceeds, be in an amount equal to the Sterling Equivalent thereof as of the date of receipt thereof by Company or any Subsidiary of Company.

“Net Sale Proceeds” means, with respect to any Asset Disposition (including any Aerospace Asset Disposition) the aggregate cash payments received by Company or any Subsidiary from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is actually received) minus (a) the direct costs and expenses incurred in connection therewith (or, if such costs or expenses have not yet then been incurred or invoiced, good faith estimates thereof), (b) the payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Indebtedness owed hereunder) required to be repaid as a result of such Asset Disposition, (c) any provision for taxes in respect thereof made or held in reserve in accordance with GAAP, and (d) the amount of any reasonable reserves established by Company or any Subsidiary of Company to fund contingent liabilities and fixed indemnification payments reasonably estimated to be payable; provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities or indemnification payments shall be considered “Net Sale Proceeds” upon such reduction.  Any proceeds received in a currency other than Sterling shall, for purposes of the calculation of the amount of Net Sale Proceeds, be in an amount equal to the Sterling Equivalent thereof as of the date of receipt thereof by Company or any Subsidiary of Company.

“Non-Defaulting Lender” means each Lender which is not a Defaulting Lender.

“Non-U.S. Participant” has the meaning assigned to that term in Section 4.7(a)(ii).

“Note” means any of the Bridge Notes or the Rollover Notes and “Notes” means all of such Notes collectively.

“Notice Address” means the office of Administrative Agent located at 60 Wall Street, New York, NY 10005, Attn: Peter Cucchiara, or such other office as Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.5.

“Notice of Continuation” has the meaning assigned to that term in Section 2.6.

“Notice Office” means the office of Administrative Agent located at 60 Wall Street, New York, NY 10005, Attn: Peter Cucchiara, or such other office as Administrative Agent may designate to Company and the Lenders from time to time.

“Obligations” means all liabilities and obligations of Company and its Subsidiaries now or hereafter arising under this Agreement and all of the other Loan Documents, whether for principal, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“OFAC” means the Office of Foreign Assets Control, Department of Treasury.

“Offer” means a public offer by, or made on behalf of, Purchaser in accordance with the City Code and the provisions of the Companies Act for Purchaser to acquire all of the Target Shares not owned, held or agreed to be acquired by Purchaser.

“Offer Document” means an offer document dispatched to shareholders of the Target setting out in full the terms and conditions of an Offer.

“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease in accordance with GAAP as in effect on the date hereof.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, certificate of amalgamation, memorandum or articles of association, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents.

“Other Hedging Agreement” means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement (other than, for the avoidance of doubt, any such agreements entered into on behalf of any customer of Company or a Subsidiary).

“Participants” has the meaning assigned to that term in Section 12.8(b).

“Participating Member State” means each state so described in any EMU Legislation.

“Participating Subsidiary” means any Subsidiary of Company or any other entity formed as necessary or customary under the laws of the relevant jurisdiction that is a participant in a Permitted Accounts Receivable Securitization.

“Patriot Act” shall have the meaning assigned to that term in Section 6.21(c).

“Payment Office” means 60 Wall Street, New York, NY 10005, Attn: Peter Cucchiara, or such other address as Administrative Agent may from time to time specify in accordance with Section 12.3.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Period Prior to a Securities Demand” has the meaning assigned to that term in Section 7.15(b).

“Permitted Accounts Receivable Securitization” means any receivables financing program providing for the sale, conveyance or contribution to capital of Receivables Facility Assets or interests therein by Company and its Participating Subsidiaries to a Receivables Subsidiary in transactions purporting to be sales, which Receivables Subsidiary shall finance the purchase of such Receivables Facility Assets by the direct or indirect sale, transfer, conveyance, lien, grant of participation or other interest or pledge of such Receivables Facility Assets or interests therein to one or more limited purpose financing companies, special purpose entities, trusts and/or financial institutions, in each case, on a limited recourse basis as to Company and the Participating Subsidiaries (except to the extent a limitation on recourse is not customary for similar transactions or is prohibited in the relevant jurisdiction); provided that any such transaction shall be consummated pursuant to documentation necessary or customary for such transactions in the relevant jurisdiction (or otherwise reasonably satisfactory to Administrative Agent as evidenced by its written approval thereof).

“Permitted Acquisition” means (x) the Target Acquisition and (y) any Acquisition by Company or a Subsidiary of Company if, solely in the case of this clause (y), all of the following conditions are met on the date such Acquisition is consummated:

(a)                       no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom;

(b)                       in the case of any acquisition of Capital Stock of a Person, such acquisition shall have been approved by the board of directors or comparable governing body of such Person;

(c)                        all transactions related thereto are consummated in compliance, in all material respects, with applicable Requirements of Law;

(d)                       in the case of any acquisition of any equity interest in any Person, if after giving effect to such acquisition such Person becomes a Subsidiary of Company which is not an Unrestricted Entity, such Person, to the extent required by Section 7.12, guarantees the Obligations hereunder;

(e)                        all actions, if any, required to be taken under Section 7.12 with respect to any acquired or newly formed Subsidiary are taken as and when required under Section 7.12; and

(f)                         if the aggregate Investment for such acquisition is $100,000,000 or greater (excluding the maximum value of earn out obligations, if any): (x) immediately after giving effect thereto on a Pro Forma Basis for the period of four Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) under Section 7.1, no Event of Default or Unmatured Event of Default would exist hereunder and (y) on or before the date of the consummation of such acquisition, Company delivers to Administrative Agent (i) financial statements of the business or Person to be acquired, including, to the extent available, income statements or statements of cash flows and balance sheet statements for at least the fiscal year or the four fiscal quarters then most recently ended (or such shorter period of time as such Person has been in existence) and (ii) pro forma financial statements supporting the calculations required by clause (x) hereof, if applicable, certified on behalf of Company by the Chief Financial Officer or Treasurer of Company to his or her knowledge.

“Permitted Aerospace JV” means a Person (together with its Subsidiaries, if any) organized by Company or Ball Aerospace and one or more third parties for the purpose, among other things, of conducting the Aerospace Business regardless of whether such Person is a subsidiary, a joint venture or a minority-owned Person; provided that such Person shall not be a Controlled Subsidiary.

“Permitted Asset Disposition” means any sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of (i) an interest in shares of Capital Stock of a Subsidiary of Company, (ii) any interest in any joint venture to which Company or any Subsidiary is a party, or (iii) any other assets (each of (i), (ii) or (iii) referred to for purposes of this definition as a “disposition”) by Company or any of its Subsidiaries, so long as, after giving effect to such sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers or dispositions), Company shall be in compliance with the financial covenant set forth in Article IX under the Revolving Credit Agreement (calculated on a Pro Forma Basis) as of the end of the most recent Test Period for which financial statements have been delivered to Administrative Agent pursuant to Section 7.1.

“Permitted Call Spread Transaction” means any Permitted Convertible Bond Hedge and any Permitted Warrant entered into on customary market terms and conditions.

“Permitted Convertible Bond Hedge” means any call or capped call option (or substantively equivalent derivative transaction) on Company’s Common Stock purchased by Company from an unaffiliated third party in an arm’s-length dealing in connection with the issuance of its convertible debt securities.

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Company with respect to any securities of Company which are junior to the Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Company’s board of directors and (v) any other covenant that, when considered with all of the covenants, taken as a whole, does not materially adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Debt Documents” means, collectively, the Senior Note Documents, the Revolving Credit Facility Loan Documents, and any other documents evidencing, guaranteeing or otherwise governing Permitted Refinancing Indebtedness in respect thereof.

“Permitted Guarantee Obligations” means (i) Guarantee Obligations of Company or any of its Subsidiaries of obligations of any Person under leases, supply contracts and other contracts or warranties and indemnities, in each case, not constituting Indebtedness of such Person, which have been or are undertaken or made in the ordinary course of business by Company or any of its Subsidiaries (including, without limitation, guarantees of leases and supply contracts entered into in the ordinary course of business), (ii) Guarantee Obligations of any Credit Party with respect to Indebtedness permitted under Section 8.2 (other than clauses (b), (g) and (v) of such Section) of any other Credit Party, provided that to the extent that such Indebtedness is subordinated to the Obligations, such Guarantee Obligations shall also be subordinated to the Obligations on similar subordination terms or otherwise on terms reasonably acceptable to Administrative Agent, (iii) Guarantee Obligations of any Subsidiary that is not a Credit Party with respect to Indebtedness permitted under Section 8.2 of any Subsidiary that is not a Credit Party, (iv) Guarantee Obligations with respect to surety, appeal, performance bonds and similar bonds or statutory obligations incurred by Company or any of its Subsidiaries in the ordinary course of business, (v) Guarantee Obligations of Company and any of its Subsidiaries with respect to Indebtedness permitted under Section 8.2(v), provided that in each case, such Guarantee Obligations shall rank no higher than pari passu in right of payment with the Obligations, and (vi) additional Guarantee Obligations which (other than Guarantee Obligations of Indebtedness permitted under Section 8.2(b)) do not exceed the Dollar Equivalent of $250,000,000 in the aggregate at any time.

“Permitted Liens” has the meaning assigned to that term in Section 8.1.

“Permitted Preferred Stock” means any preferred stock of Company (or any equity security of Company that is convertible or exchangeable into any preferred stock of Company), so long as the terms of any such preferred stock or equity security of Company (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Company or any Subsidiaries of Company, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the third anniversary of the Effective Date, (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than any Permitted Covenant, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Company and (z) other voting rights to the extent not greater than or superior to those allocated to Common Stock on a per share basis, and (vii) are otherwise reasonably satisfactory to Administrative Agent.

“Permitted Real Property Encumbrances” means (i) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, subdivisions, parcelizations, minor defects, irregularities, encumbrances on title (including leasehold title) or other similar charges or encumbrances which do not materially detract from the value of such real property for the purpose for which it is held by the owner thereof, (ii) municipal and zoning ordinances and other land use or environmental regulations or restrictions, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises, (iii) general real estate taxes and assessments not yet due or as to which the grace period has not yet expired (not to exceed 30 days) or the amount or validity of which are being contested in good faith by appropriate proceedings diligently pursued, if adequate provision for the payment of such taxes has been made on the books of such Person to the extent required by GAAP or, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization and (iv) such other items to which Administrative Agent may consent in its reasonable discretion.

“Permitted Refinancing Indebtedness” means a replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation or other modification of any Indebtedness by the Person that originally incurred such Indebtedness, provided that:

(i)             the principal amount of such Indebtedness plus, in the case of a revolving facility or other undrawn letter of credit or term loan, the unutilized commitments thereunder (as determined as of the date of the incurrence of the Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus all accrued interest and premiums and the amounts of all fees, expenses, penalties (including prepayment penalties) and premiums incurred in connection with such replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation or modification;

(ii)          the final maturity date of such Indebtedness shall be no earlier than the final maturity date of the Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified;

(iii)       the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified;

(iv)      except in connection with Permitted Refinancing Indebtedness of the Senior Notes, the Existing Target Notes, the Existing Target Subordinated Debt and the Revolving Credit Agreement, such Indebtedness is not guaranteed by any Credit Party or any Subsidiary of any Credit Party except to the extent such Person guaranteed such

Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified;

(v)         such Indebtedness is not secured by any assets other than those securing or required to secure such Indebtedness on the Effective Date (or, if later, the date such Indebtedness was incurred, assumed or acquired), or in the case of Indebtedness of the Target or any of its Subsidiaries, if the Target Acquisition is consummated by way of a Scheme, on the Scheme Effective Date or if the Target Acquisition is consummated by way of an Offer, the date on which the Offer has become unconditional in all respects and Purchaser has become, directly or indirectly, the legal and beneficial owner of at least 90% of the Voting Securities of the Target; provided that in the case of any Indebtedness that refinances or replaces in part the Indebtedness under the Revolving Credit Agreement or this Agreement, such Indebtedness may be secured by the Capital Stock of any direct or indirect Subsidiary of Company;

(vi)      in the case of other such Indebtedness the Dollar Equivalent amount which is in excess of $75,000,000, the covenants, defaults and similar non-economic provisions applicable to such Indebtedness, taken as a whole, are not materially less favorable to the obligor thereon or to the Lenders than the provisions contained in the original documentation for such Indebtedness or in this Agreement and do not contravene in any material respect the provisions of this Agreement and such Indebtedness is at the then prevailing market rates (it being understood and agreed that this clause (vi) may be satisfied by the delivery of a certificate by Company to Administrative Agent certifying that the requirements of this clause (vi) have been satisfied); and

(vii)   in the case of Permitted Refinancing Indebtedness of the Senior Notes unless such Indebtedness is Indebtedness under the Loan Documents, the scheduled maturity date shall not be earlier than, nor shall any amortization commence, prior to the date that is one year after the Bridge Loan Maturity Date.

“Permitted Warrant” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Company’s Common Stock sold by Company to an unaffiliated third party in an arm’s-length dealing substantially concurrently with any purchase by Company of a related Permitted Convertible Bond Hedge.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding six years, been established or maintained, or to which contributions are being or have been, within the preceding six years, made, by Company, any Subsidiary or any ERISA Affiliates. For greater certainty, Plan does not include a Foreign Pension Plan.

“Plan Administrator” has the meaning assigned to the term “administrator” in Section 3(16)(A) of ERISA.

“Plan Sponsor” has the meaning assigned to the term “plan sponsor” in Section 3(16)(B) of ERISA.

“Premises”  means, at any time any real estate then owned, leased or operated by Company or any of its Subsidiaries.

“Press Release” means the press release made pursuant to Rule 2.7 of the City Code by or on behalf of Purchaser announcing a firm intention to proceed with an Offer or, as the case may be, a Scheme.

“Pro Forma Basis” means, (a) with respect to the preparation of pro forma financial statements for purposes of the tests set forth in the definition of Permitted Acquisition and for any other purpose relating to a Permitted Acquisition, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition (other than the fees, costs and expenses associated with the consummation of such Acquisition) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Disposition shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as Company, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Disposition) associated with the assets or entity disposed of in connection with such Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable Test Period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness or the payment of any Restricted Payment, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness or such payment was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with any Permitted Acquisition consummated in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.

“Pro Forma Cost Savings” means with respect to any Permitted Acquisition, if requested by Company pursuant to the succeeding sentence, the amount of factually supportable and identifiable pro forma cost savings directly attributable to operational efficiencies expected to be created by Company with respect to such Permitted Acquisition which efficiencies can be reasonably computed (based on the four (4) fiscal quarters immediately preceding the date of such proposed acquisition) and are approved by Administrative Agent in its reasonable discretion.  If Company desires to have, with respect to any Permitted Acquisition, the amount of pro forma cost savings directly attributable to the aforementioned operational efficiencies treated as part of the term Pro Forma Cost Savings, then Company shall so notify Administrative Agent and provide reasonable written detail with respect thereto not less than five (5) Business Days prior to the proposed date of consummation of such Permitted Acquisition.

“Pro Rata Share” means, when used with reference to any Lender, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Commitment and the denominator of which shall be the total Commitment of all Lenders or, if no Commitments are then outstanding, such Lender’s aggregate outstanding Loans to the total outstanding Loans hereunder.

“Purchaser” means Ball UK Acquisition Limited, a private company limited by shares incorporated in England & Wales (registered number 9441371) and whose registered office is at c/o Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, United Kingdom, and any successor entity or assignee thereof.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December of each year.

“Receivable(s)” means and includes all of Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Company and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Documents” means all documentation relating to any receivables financing program providing for the sale of some or all Receivables Facility Assets by Company and its Subsidiaries (whether or not to a Receivables Subsidiary) in transactions purporting to be sales and shall include the documents evidencing any Permitted Accounts Receivable Securitization and any Receivables Factoring Facility.

“Receivables Facility Assets” means all Receivables (whether now existing or arising in the future) of Company or any of its Subsidiaries, and any assets related thereto, including without limitation (i) all collateral given by the respective account debtor or on its behalf (but not by Company or any of its Subsidiaries) securing such Receivables, (ii) all contracts and all guarantees (but not by Company or any of its Subsidiaries) or other obligations directly related to such Receivables, (iii) other related assets including those set forth in the Receivables Documents, and (iv) proceeds of all of the foregoing.

“Receivables Facility Attributable Debt” means at any date of determination thereof in connection with the Receivables Documents, the aggregate Dollar Equivalent of the net outstanding amount theretofore paid, directly or indirectly, by a funding source to a receivables subsidiary (including, without limitation, Company or any Subsidiary in connection with sales permitted pursuant to Section 8.4(d)(ii)) in respect of the Receivables Facility Assets sold, conveyed, contributed or transferred or pledged in connection with such documents (it being the intent of the parties that the amount of Receivables Facility Attributable Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the Receivables Documents, if the same were structured as a secured lending agreement rather than an agreement providing for the sale, conveyance, contribution to capital, transfer or pledge of such Receivables Facility Assets or interests therein).

“Receivables Factoring Facility” means a non-recourse sale of receivables by Company or any of its Subsidiaries directly or indirectly to another Person, including in connection with supply chain financing facilities.

“Receivables Subsidiary” means a special purpose, bankruptcy remote Wholly-Owned Subsidiary of Company which has been or may be formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Receivables in connection with and pursuant to a Permitted Accounts Receivable Securitization; provided, however, that if the law of a jurisdiction in which Company proposes to create a Receivables Subsidiary does not provide for the creation of a bankruptcy remote entity that is acceptable to Company or requires the formation of one or more additional entities (whether or not Subsidiaries of Company), Administrative Agent may in its reasonable discretion permit Company to form such other type of entity in such jurisdiction to serve as a Receivables Subsidiary as is necessary or customary for similar transactions in such jurisdiction.

“Receiving Agent” means the receiving agent appointed pursuant to the Receiving Agent Letter.

“Receiving Agent Letter” means, in the case of an Offer, a letter relating to the appointment of a receiving agent in respect of that Offer in form and substance reasonably satisfactory to Administrative Agent.

“Register” has the meaning assigned to that term in Section 12.14.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor provision to all or a portion thereof establishing reserve requirements.

“Related Fund” means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the environment or into or out of any property of Company or its Subsidiaries, or at any other location, including any location to which Company or any Subsidiary has transported or arranged for the transportation of any Hazardous Material, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater of Company or its Subsidiaries or at any other location, including any location to which Company or any Subsidiary has transported or arranged for the transportation of any Hazardous Material.

“Remedial Action” means actions legally required to (i) clean up, remove or treat Hazardous Materials in the environment or (ii) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Hazardous Materials.

“Replaced Lender” has the meaning assigned to that term in Section 3.7.

“Replacement Lender” has the meaning assigned to that term in Section 3.7.

“Replacement Senior Note Financing” means the issuance of new senior notes in a “144A” or other private placement or registered offering, the proceeds of which pays all or a portion of the redemption price of the Designated Existing Notes and/or all of the Revolving Credit Facility Loans which were used to pay all or a portion of the redemption price of the Designated Existing Notes; provided that to the extent that the Net Proceeds of such senior notes exceeds the sum of $250,000,000 plus (x) the redemption price of the Designated Existing Notes that is paid or (y) Revolving Credit Facility Loans (the proceeds of which were applied to refinance or redeem the Designated Existing Notes) that are repaid, in each case, with the Net Proceeds of such senior notes, plus the premiums, fees and expenses in connection therewith, such greater amount shall be used to either (i) prepay any Bridge Loans that are outstanding or (ii) if there are no Bridge Loans outstanding at such time, reduce the Commitments in accordance with, and to the extent permitted by, Sections 4.4(b) and 4.4(d).

“Replacement Target Note Financing” means the issuance of new senior notes in a “144A” or other private placement or registered offering, the proceeds of which pays all or a portion of the redemption price of the Existing Target Notes or all of the Revolving Credit Facility Loans which were used to pay all or a portion of the redemption price of the Existing Target Notes.

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, excluding any event for which the thirty (30) day notice requirement has been waived.

“Required Lenders” means Non-Defaulting Lenders the sum of whose Commitments (or, if after the Commitments have been terminated, outstanding Loans), constitute greater than 50% of the sum of the total Commitments less the aggregate Commitments (or, if after the Commitments have been terminated, the total outstanding Loans) of Non-Defaulting Lenders.

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of Company or, if applicable, any Subsidiary.

“Restricted Investment” means any Investment other than an Investment permitted by Section 8.7 (other than clause (j) thereof).

“Restricted Party” means a Person that is:

(i)                                     listed on, or owned (meaning 50% or greater ownership interest) or controlled by a person listed on any Sanctions List;

(ii)                                  located in, incorporated under the laws of, or owned (meaning 50% or greater ownership interest) or controlled by a person located in or organized under the laws of, a country that is the target of comprehensive country-wide or territory wide Sanctions (currently the Crimea Region, Iran, Cuba, Sudan, Syria, and North Korea); or

(iii)                               otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a U.S. Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Restricted Payment” has the meaning assigned to that term in Section 8.5.

“Returns” has the meaning assigned to that term in Section 6.9.

“Revolving Credit Agreement” means the Credit Agreement, dated as of the date hereof, among Company, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent and as collateral agent, as the same may be amended, restated, supplemented, modified, replaced or refinanced from time to time.

“Revolving Credit Facility Loan Documents” means the “Loan Documents” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Facility Loans” means the “Loans” made under and as defined in the Revolving Credit Agreement.

“Revolving Credit Agreement Refinancing” has the meaning assigned to that term in Section 8.1(q).

“Rollover Amendment” has the meaning assigned to that term in Section 2.1(d).

“Rollover Conversion” has the meaning assigned to that term in Section 2.1(b).

“Rollover Loan Maturity Date” means the seventh anniversary of the Bridge Loan Maturity Date.

“Rollover Loans” has the meaning assigned to that term in Section 2.1(b).

“Rollover Note” has the meaning assigned to that term in Section 2.2(a)(2).

“S&P” means Standard & Poor’s Rating Service, a division of McGraw-Hill Financial, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sale or other title retention agreement, the same or similar property.

“Sanctions Laws and Regulations” means the economic sanctions laws, regulations or restrictive measures administered, enacted, or enforced by:  (i) the United States government, including but not limited to, the Executive Order, the Patriot Act, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, The Iran Freedom and Counter-Proliferation Act of 2012, the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended,  any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended), or the U.S. Export Administration Act, the U.S. Export Administration Regulations, or the International Traffic in Arms Regulations; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the United States Department of State,  her Majesty’s Treasury (“HMT”) or the United Nations Security Council (“UNSC”) (together the “Sanctions Authorities”).

“Sanctions List” means the Annex to the Executive Order, the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by

HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Scheme” means a scheme of arrangement effected pursuant to Part 26 of the Companies Act under which the Target Shares will be cancelled (or transferred) and Purchaser will become the holder of new shares issued in place of such cancelled Target Shares (or, as the case may be, the holder of such transferred Target Shares).

“Scheme Circular” means a circular dispatched by the Target to holders of the Target Shares setting out in full the terms and conditions of a Scheme and convening a General Meeting and a Court Meeting, as such document may be amended from time to time in accordance with the City Code and/or the requirements of the Takeover Panel and, in each case, in accordance with Section 8.15.

“Scheme Court Order” means the order of the Court sanctioning the Scheme.

“Scheme Effective Date” means the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar of Companies in accordance with Section 899 of the Companies Act.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Demand” has the meaning assigned to that term in Section 7.15(b).

“Senior Bridge Refinancing Notes” means any senior notes issued by Company for the purposes of refinancing its Loans under this Agreement (or replacing any undrawn Commitments hereunder).

“Senior Note (2020) Documents” means the Senior Notes (2020), the Senior Note (2020) Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes (2020).

“Senior Note (2020) Indenture” means that certain Indenture dated as of March 27, 2006, between Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a) The Bank of New York Trust Company, N.A., as Trustee, as supplemented by that certain fourth supplemental indenture, dated as of March 22, 2010, among Company, the Subsidiaries of Company party thereto and the Trustee, as further amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Senior Note (2021) Documents” means the Senior Notes (2021), the Senior Note (2021) Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes (2021).

“Senior Note (2021) Indenture” means that certain Indenture dated as of March 27, 2006, between Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a) The Bank of New York Trust Company, N.A., as Trustee, as supplemented by that certain fifth supplemental indenture, dated as of November 18, 2010, among Company, the Subsidiaries of Company party thereto and the Trustee, as further amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Senior Note (2022) Documents” means the Senior Notes (2022), the Senior Note (2022) Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes (2022).

“Senior Note (2022) Indenture” means that certain Indenture dated as of March 27, 2006, between Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as Trustee, as supplemented by that certain seventh supplemental indenture, dated as of March 9, 2012, among Company, the Subsidiaries of Company party thereto and the Trustee, as further amended, supplemented, restated or otherwise modified in accordance with the terms thereof.

“Senior Note (2023) Documents” means the Senior Notes (2023), the Senior Note (2023) Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes (2023).

“Senior Note (2023) Indenture” means that certain Indenture dated as of March 27, 2006, between Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as Trustee, as supplemented by that certain eighth supplemental indenture, dated as of May 16, 2013, among Company, the Subsidiaries of Company party thereto and the Trustee, as further amended, supplemented, restated or otherwise modified in accordance with the terms thereof.

“Senior Note Documents” means, collectively, the Senior Note (2020) Documents, the Senior Note (2021) Documents, the Senior Note (2022) Documents and the Senior Note (2023) Documents.

“Senior Note Indentures” means, collectively, the Senior Note (2020) Indenture, the Senior Note (2021) Indenture, the Senior Note (2022) Indenture and the Senior Note (2023) Indenture.

“Senior Notes” means, collectively, the Senior Notes (2022) and the Senior Notes (2023).

“Senior Notes (2020)” has the meaning assigned to that term in the definition of Designated Existing Notes.

“Senior Notes (2021)” has the meaning assigned to that term in the definition of Designated Existing Notes.

“Senior Notes (2022)” means those certain 5% Senior Notes due March 15, 2022, issued by Company in the aggregate principal amount of $750 million pursuant to the Senior Note (2022) Indenture, which term shall include and shall constitute the notes issued in exchange therefor as contemplated by the Senior Note (2022) Indenture.

“Senior Notes (2023)”  means those certain 4% Senior Notes due November 15, 2023, issued by Company in the aggregate principal amount of $1 billion pursuant to the Senior Note (2023) Indenture, which term shall include and shall constitute the notes issued in exchange therefor as contemplated by the Senior Notes (2023) Indenture.

“Shareholder Rights Plan” means the Shareholder Rights Plan adopted by Company on July 21, 2006, pursuant to which holders of Company’s Common Stock receive contingent rights to purchase a fractional share of Series A Junior Participating Preferred Stock (as defined therein) and to acquire additional shares of Common Stock, and any substantially similar successor or replacement shareholder rights plan adopted by the Board of Directors of Company.

“Spot Rate” for a currency means the rate determined by Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent may obtain such spot rate from another financial institution designated by Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling Equivalent” means, at any time, (a) as to any amount denominated in Sterling, the amount thereof at such time and (b) as to any amount denominated in any other currency, the equivalent amount in Sterling as determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Sterling with such other currency at the time set forth in Section 1.2(c).

“Subsidiary” of any Person means any corporation, partnership (limited or general), limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or equity interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent managing body or controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof.  Neither Latapack-Ball Embalagens Ltda nor Rocky Mountain Metal Container LLC will be deemed to be a Subsidiary of Company for purposes of the Loan

Documents, unless, in each case, (x) it otherwise meets the requirements of this definition and (y) it is designated as a “Subsidiary” by Company in a written notice to Administrative Agent.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement (a) shall refer to a Subsidiary or Subsidiaries of Company and (b) shall not include any Unrestricted Entity.

“Subsidiary Guaranty” has the meaning assigned to that term in Section 5.1(a)(ii).

“Swiss Franc” means the lawful currency of Switzerland.

“Syndication & Fee Letter” means that certain Syndication & Fee Letter, dated as of the date hereof, among Company, Administrative Agent and the Lead Arrangers and their respective affiliates party thereto.

“Takeover Panel” means the United Kingdom Panel on Takeovers and Mergers.

“Target” means  Rexam PLC, a company incorporated in England and Wales (registered number 00191285) and whose registered office is at 4 Millbank, London SW1P 3XR, United Kingdom.

“Target Acquisition” means the acquisition of Target Shares by Purchaser pursuant to a Scheme or an Offer.

“Target Group” means the Target and its Subsidiaries.

“Target Notes Refinancing” means the repurchase of all or a portion of the Existing Target Notes following the Target Acquisition, together with the payment of all fees and other amounts owing thereon or resulting from such repurchase.

“Target Shares” means the ordinary shares of the Target, the subject of an Offer or, as the case may be, a Scheme.

“Tax Sharing Agreements” means all tax sharing, disaffiliation tax allocation and other similar agreements entered into by Company or its Subsidiaries on or before the date of this Agreement.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed by any Governmental Authority, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Termination Event” means the occurrence of any of the following: (a) a Reportable Event, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Plan, the filing of a notice of intent to terminate a Plan or a

Foreign Pension Plan or the treatment of a Plan or Foreign Pension Plan amendment as a termination, under Section 4041 of ERISA or similar foreign laws, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Plan or Foreign Pension Plan by the PBGC or similar foreign governmental authority, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan or Foreign Pension Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Test Period” means the four consecutive Fiscal Quarters of Company then last ended.

“Total Cap” means 7.0% per annum.

“Transaction” means, collectively, (i) the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, (ii) the acquisition of Target Shares to be acquired pursuant to an Offer or a Scheme, as applicable, and (iii) the payment of the related fees and expenses incurred in connection with the consummation of the foregoing.

“Transaction Documents” means the Loan Documents, the Press Release, any Offer Document and any Scheme Circular and any other document or announcement issued by or on behalf of Company and/or Purchaser pursuant to the City Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Uncommitted Short Term Lines of Credit” means overdraft facilities, lines of credit or similar facilities providing for uncommitted advances to a Foreign Subsidiary, a Domestic Subsidiary or Company; provided that no Indebtedness incurred thereunder remains outstanding for more than one year and no Subsidiary grants any Lien (other than Customary Permitted Liens) to secure such Indebtedness.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“Unrestricted Entity” means (i) prior to a redesignation by Company pursuant to Section 12.23, each Person set forth on Schedule 1.1(e) hereto, (ii) prior to a redesignation by Company pursuant to Section 12.23, each Person from time to time designated as an Unrestricted Entity by Company pursuant to a notice signed by a Responsible Officer identifying such Person to be designated as an Unrestricted Entity so long as immediately before and immediately after the effectiveness of such designation, no Unmatured Event of Default or Event of Default exists or will exist (including, without limitation, the permissibility of any Investment, Indebtedness, Liens or other obligations existing at such Subsidiaries) and (iii) each successor of the foregoing; provided that so long as the Revolving Credit Agreement is in effect, no Person may be an Unrestricted Entity under this Agreement that is not an Unrestricted Entity under the Revolving Credit Agreement.

“Voting Securities” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” means a Domestic Subsidiary that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of capital stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

“written” or “in writing” means any form of written communication or a communication by means of telecopier device or other electronic image scan transmission (e.g., “pdf” via email).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  The words “herein,” “hereof” and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  References to “Articles”, “Sections”, “paragraphs”, “Exhibits” and “Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this

Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise expressly provided herein, references to constitutive and Organizational Documents and to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

1.2                               Accounting Terms; Financial Statements.

(a)                       Except as otherwise expressly provided herein, all accounting terms used herein but not expressly defined in this Agreement and all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall have the respective meanings given to them or shall be made in accordance with GAAP.  The financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation.  Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person.  For purposes of the financial terms set forth herein, whenever a reference is made to a determination which is required to be made on a consolidated basis (whether in accordance with GAAP or otherwise) for Company and its Subsidiaries, such determination shall be made as if all Unrestricted Entities were wholly-owned by a Person not an Affiliate of Company.  In the event that any changes in generally accepted accounting principles in the U.S. occur after the date of this Agreement or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Effective Date and such changes or such application result in a material variation in the method of calculation of terms of this Agreement, then Company, Administrative Agent and the Lenders agree to enter into and diligently pursue negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating Company’s financial condition will be the same after such changes as if such changes had not occurred; provided that until so amended, such terms of this Agreement shall continue to be calculated in accordance with GAAP as in effect and applied immediately before such change shall have become effective. Notwithstanding anything to the contrary above or in the definitions of Capitalized Lease, Capitalized Lease Obligations or Consolidated Interest Expense, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in a Capitalized Lease or Capitalized Lease Obligations on the Effective Date (assuming for purposes hereof that they were in existence on the Effective Date and applying GAAP as in effect on such date) hereunder shall be considered Capitalized Leases or Capitalized Lease Obligations hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

(b)                       [Reserved].

(c)                        For purposes of the limitations, levels and baskets in Articles IV, VII, VIII and X stated in Dollars, non-Dollar currencies will be converted into Dollars at the time of incurrence or receipt, as the case may be, using the methodology set forth in the definition of “Dollar Equivalent”. For purposes of the limitations, levels and baskets in Section 2.8 and Article IV stated in Sterling, non-Sterling currencies will be converted into Sterling at the time of incurrence or receipt, as the case may be, using the methodology set forth in the definition of “Sterling Equivalent”.

1.3                               [Reserved].

1.4                               Timing of Performance.  When the performance of any covenant or duty is stated to be required on a day which is not a Business Day, the date of such performance shall be extended to the immediately succeeding Business Day.

ARTICLE II

AMOUNT AND TERMS OF LOANS AND COMMITMENTS

2.1                               The Loans.

(a)                       Bridge Loans.   Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, each Lender severally, and not jointly, agrees to make loans in Sterling to Company from time to time during the Certain Funds Period, in an amount not to exceed its Pro Rata Share of the total Commitments of the Lenders (each such Loan by any Lender, a “Bridge Loan” and collectively, the “Bridge Loans”).  All Bridge Loans comprising the same Borrowing hereunder shall be made by the Lenders simultaneously and in proportion to their respective Commitments. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

(b)                       Rollover Loans.  Each of Company and each Lender severally agrees that if the Bridge Loans have not been repaid in full by the latest time specified for payment in Section 4.6(b) on the Bridge Loan Maturity Date, then the outstanding principal amount of each Lender’s Bridge Loan shall, immediately after such latest specified time for payment, automatically be converted (a “Rollover Conversion”) into a loan (individually, a “Rollover Loan” and, collectively, the “Rollover Loans”) to Company on the Bridge Loan Maturity Date in a Sterling for Dollar or a Sterling for Euro exchange (at the option of such Lender) in an aggregate principal amount equal to the then outstanding principal amount of such Lender’s Bridge Loans, in each case, as applicable, based on the Exchange Rate at the close of business on the Business Day prior to the Rollover Conversion.  It is understood and agreed that the Bridge Loans that are converted into Rollover Loans constitute the same Indebtedness as such Bridge Loans so converted and that no novation shall be effected by any such conversion. Upon such Rollover Conversion, the Conversion Fee shall be due and payable.

(c)                        Records. Upon conversion of the Bridge Loans into Rollover Loans, Administrative Agent and each Lender shall cancel on its records or in the Register, as applicable, a principal amount of the Bridge Loans held by such Lender corresponding to the principal amount of Rollover Loans issued by such Lender, which corresponding principal amount of Bridge Loans shall be satisfied by the conversion of such Bridge Loans into Rollover Loans in accordance with Section 2.1(b). Amounts repaid in respect of Rollover Loans may not be reborrowed.

(d)                       Amendments Upon Rollover Conversion. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, on the date of the Rollover Conversion, (i) the affirmative covenants set forth in Article 7, the negative covenants set forth in Article 8, and events of default set forth in Article 10 shall be amended so that such affirmative and negative covenants and events of default are substantially the same (as reasonably determined by Company and Administrative Agent) as those set forth in the Senior Notes (2023) Indenture and (ii) the mandatory prepayment provisions set forth in Article 4 shall be amended to delete all mandatory prepayments described therein and to replace such mandatory prepayment provisions with a mandatory offer to purchase upon a “Change of Control”, on substantially the same terms (as reasonably determined by Company and Administrative Agent) as those set forth in the Senior Notes (2023) Indenture, such amendments to be effective on the date of the Rollover Conversion. Company and Administrative Agent shall enter into an amendment reflecting the foregoing on or before the date of such Rollover Conversion (the “Rollover Amendment”).

2.2                               Notes.

(a)                       Evidence of Indebtedness.  At the request of any Lender, Company’s obligation to pay the principal of and interest on all the Loans made to it by such Lender shall be evidenced, (1) if Bridge Loans, by a promissory note (each, a “Bridge Note” and, collectively, the “Bridge Notes”) duly executed and delivered by Company substantially in the form of Exhibit 2.2(a)(1) hereto, with blanks appropriately completed in conformity herewith, and (2) if Rollover Loans, by a promissory note (each, a “Rollover Note” and, collectively, the “Rollover Notes”) duly executed and delivered by Company substantially in the form of Exhibit 2.2(a)(2) hereto, with blanks appropriately completed in conformity herewith.

(b)                       Notation of Payments.  Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation shall not affect Company’s or any Guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

2.3                               Maximum Number of Eurocurrency Loans.  Unless approved by Administrative Agent in its reasonable discretion, at no time shall there be outstanding more than twelve Interest Periods of Eurocurrency Loans.

2.4                               [Reserved].

2.5                               Notice of Borrowing.  Whenever Company desires to make a Borrowing of a Bridge Loan hereunder, Company shall deliver a written notice (or telephonic notice promptly confirmed in writing) of borrowing substantially in the form of Exhibit 2.5 hereto (each, a “Notice of Borrowing”) to Administrative Agent at its Notice Address at least three Business Days before the anticipated Funding Date of any such Bridge Loan, given not later than 11:00 a.m. (London time); provided, however, that a Notice of Borrowing may, at the discretion of Administrative Agent, be delivered later than the time specified above.  Each Notice of Borrowing shall be irrevocable, shall be deemed a representation by Company that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Bridge Loans to be made, (ii) the date of the Borrowing (which shall be a Business Day) and (iii) the Interest Period to be applicable thereto (provided that if Company shall have failed to specify the Interest Period of such Bridge Loans (and shall not have promptly responded to Administrative Agent’s request for such information), Company shall be deemed to have requested an Interest Period of one month).  Administrative Agent shall as promptly as practicable give each Lender written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, of such Lender’s Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing.  Without in any way limiting Company and Company’s obligation to confirm in writing any telephonic notice, Administrative Agent may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from a Responsible Officer of Company prior to receipt of written confirmation.  Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on Company with respect to evidence of the time and terms of such telephonic Notice of Borrowing.

2.6                               Continuation.  Company may elect at the end of any Interest Period with respect thereto, to continue Bridge Loans for an additional Interest Period.  Each continuation of Bridge Loans shall be allocated among the Bridge Loans of the Lenders in accordance with their respective Pro Rata Shares.  Each such election shall be in substantially the form of Exhibit 2.6 hereto (a “Notice of Continuation”) and shall be made by giving Administrative Agent at least three Business Days’ prior written notice thereof to the Notice Address given not later than 1:00 p.m. (New York City time) specifying (i) the amount and type of continuation and (ii) the Interest Period therefor. If, within the time period required under the terms of this Section 2.6, Administrative Agent does not receive a Notice of Continuation from Company containing a permitted election to continue any Bridge Loans for an additional Interest Period, then, upon the expiration of the Interest Period therefor, such Bridge Loans will be automatically continued with an Interest Period of one month.  Each Notice of Continuation shall be irrevocable.

2.7                               Disbursement of Funds.  No later than 12:00 p.m. (London time) on the date specified in each Notice of Borrowing, each Lender will make available its Pro Rata Share of Bridge Loans requested to be made on such date in immediately available funds, at the Payment Office and Administrative Agent will make available to Company at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 2:00 p.m. (London time).  Unless Administrative Agent shall have been notified by any Lender at least one Business Day prior to the date of Borrowing that such Lender does not intend to make available to

Administrative Agent such Lender’s portion of the Bridge Loans to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to Company a corresponding amount.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of Borrowing, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and, if so notified, Company shall immediately pay such corresponding amount to Administrative Agent.  Administrative Agent shall also be entitled to recover from Company interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Company to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the rate for Eurocurrency Loans applicable during the period in question; provided, however, that any interest paid to Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Company to such Lender under Section 3.1 in respect of such corresponding amount.  Any amount due hereunder to Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at Administrative Agent’s cost of funds for the first three days after the date such amount is due and thereafter at such cost of funds rate plus 1%, together with Administrative Agent’s standard interbank processing fee.  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder first to Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Administrative Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Pro Rata Share of all Loans (as a result of such assignment or otherwise).  Such Lender shall not have recourse against Company with respect to any amounts paid to Administrative Agent or any Lender with respect to the preceding sentence, provided that such Lender shall have full recourse against Company to the extent of the amount of such Loans it has so been deemed to have made.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which Company may have against the Lender as a result of any failure to fund or other default by such Lender hereunder.

2.8                               Exchange Notes.

(a)                       Subject to satisfaction of the provisions of this Section 2.8 and in reliance upon the representations and warranties of Company herein set forth, at any time after the date of the Rollover Conversion (each, an “Exchange Date”), at the option of the applicable Lender, the Rollover Loans of such Lender may be exchanged for exchange notes (individually, an “Exchange Note” and collectively, the “Exchange Notes”) in a Sterling for Dollar or a Sterling for Euro exchange at par value for an equal principal amount of all or a portion of its outstanding Rollover Loans hereunder, in each case, based on the Exchange Rate at the close of business on the Business Day prior to the Exchange Date; provided, however, that (i) such Lender’s Rollover Loans shall only be exchanged for Exchange Notes hereunder following the occurrence of an Exchange Trigger Event, (ii) Administrative Agent shall provide Company and the Lenders written notice of the occurrence of an Exchange Trigger Event (an “Exchange Trigger Event Notice”) five days (ten days in the case of notice of the occurrence of the first Exchange Trigger Event) prior to an Exchange Date for such Lender’s Rollover Loans to be exchanged for Exchange Notes on such Exchange Date (an “Exchange Event”) and the Exchange Event shall occur on such fifth or tenth day, as applicable, after such Exchange Trigger Event Notice and (iii) Company shall not be required to effectuate more than two Exchange Events in any calendar month.

(b)                       Such Lender shall provide Administrative Agent prior written notice of such election (an “Exchange Notice”), at least five Business Days prior to an Exchange Date (ten Business Days if the notice is provided prior to the first Exchange Trigger Event Notice) (or such shorter period as agreed to by Administrative Agent), with a copy to the Exchange Note Trustee.  Each Lender’s Exchange Notice shall specify the aggregate principal amount of outstanding Rollover Loans that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.8, which shall be in a minimum amount of £5,000,000 (and integral multiples of £500,000 in excess thereof), or, if less, all outstanding remaining Rollover Loans. Such Exchange Notes shall bear interest at the Total Cap.

(c)                        On each Exchange Date, Company shall pay to Administrative Agent for the account of the applicable Lender any accrued and unpaid interest on such Lender’s Rollover Loans being exchanged for Exchange Notes on such date.  On each Exchange Date, Company shall execute and deliver, and use commercially reasonable efforts to cause the Exchange Note Trustee to authenticate and deliver an Exchange Note in the principal amount equal to 100% of the aggregate outstanding principal amount of such Rollover Loans (or portion thereof) for which each such Exchange Note is being exchanged.  The Exchange Notes shall be governed by the Exchange Note Indenture.  Upon issuance of the Exchange Notes in accordance with this Section 2.8, a corresponding amount of the Rollover Loans of such exchanging Lenders shall be deemed to have been cancelled.  If a Default (but not an Event of Default) shall have occurred and be continuing on the Exchange Date, any notices given or cure periods commenced while the Rollover Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

(d)                       Company shall, and shall cause each applicable Credit Party to, as promptly as reasonably practicable after being requested to do so by one or more of the Lenders pursuant to the terms of this Agreement at any time following the first Exchange Trigger Event and no later than the applicable Exchange Date, (i) select a bank or trust company to act as Exchange Note Trustee, (ii) enter into the Exchange Note Indenture and an exchange agreement containing provisions customary for Rule 144A transactions with registration rights, (iii) deliver or cause to be delivered to the Lead Arrangers such legal opinions and accountants’ “comfort letters” addressed to the Lead Arrangers, 10b-5 letters covering such customary matters as reasonably requested by the Lead Arrangers and such certificates as the Lead Arrangers may request as would be customary in Rule

144A offerings with registration rights, (iv) deliver a customary offering memorandum relating to the sale of Exchange Notes in accordance with Rule 144A of the rules and regulations under the Securities Act containing such disclosures as are customary for such a document and (v) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Lead Arrangers in connection with issuances or resales of Exchange Notes.  The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or any State thereof, in good standing, that is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by a federal or state authority and which has a combined capital and surplus of not less than £500,000,000.

(e)                        It is understood and agreed that the Rollover Loans exchanged for Exchange Notes constitute the same Indebtedness as such Exchange Notes and that no novation shall be effected by any such exchange.

(f)                         The Exchange Notes shall have a make-whole premium, guarantees, covenants and events of default substantially similar to those contained in the Senior Notes (2023) Indenture (as reasonably determined by Company and Administrative Agent).

2.9                               [Reserved].

2.10                        [Reserved].

2.11                        Pro Rata Borrowings.  Borrowings of Bridge Loans under this Agreement shall be loaned by the applicable Lenders pro rata on the basis of their Commitments.  No Lender shall be responsible for any default by any other Lender in its obligation to make Bridge Loans hereunder and each Lender shall be obligated to make the Bridge Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitments hereunder.

ARTICLE III

INTEREST AND FEES

3.1                               Interest.

(a)                       [Reserved].

(b)                       Interest Rate.  Company agrees to pay interest in respect of the unpaid principal amount of Loans from the date the proceeds thereof are made available to Company until the maturity (whether by acceleration or otherwise) of such Loan, (i) in the case of Bridge Loans, at a rate per annum equal to the Eurocurrency Rate plus the Applicable Margin; provided that if the Eurocurrency Rate is not available under the circumstances described in Section 3.6(b)(i), then the interest of such Bridge Loan shall be at a rate equal to the Cost of Funds until such time as the Eurocurrency Rate for such Interest Period becomes available; provided, further, that the interest rate per annum applicable to Bridge Loans shall not exceed the Total Cap (exclusive of any default interest described in Section 3.1(e)) and (ii) in the case of Rollover Loans, in an amount per annum equal to the Total Cap.

(c)                        Payment of Interest.  Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(e) shall be payable from time to time on demand.  Interest shall also be payable on all then outstanding (i) Bridge Loans on the Bridge Loan Maturity Date, (ii) Rollover Loans on the Rollover Maturity Date and (iii) on all Loans on the date of repayment (including prepayment) thereof and on the date of maturity (by acceleration or otherwise) of such Loans.  During the existence of any Event of Default, interest on any Loan shall be payable on demand.

(d)                       Notification of Rate.  Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans for any Interest Period, shall promptly notify Company and the Lenders thereof.  Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

(e)                        Default Interest.  Notwithstanding the rates of interest specified herein, effective on the date 30 days after the occurrence and continuance of any Event of Default (other than the failure to pay Obligations when due or the occurrence of an Event of Default under either Section 10.1(e) or Section 10.1(f) hereunder) and for so long thereafter as any such Event of Default shall be continuing, and effective immediately upon any failure to pay any Obligations or any other amounts due under any of the Loan Documents when due or upon the occurrence of an Event of Default under Section 10.1(e) or Section 10.1(f), whether by acceleration or otherwise, the principal balance of each Loan then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

(f)                         Maximum Interest.  If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, Company shall be obligated to pay the maximum amount then permitted by applicable law and Company shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.

3.2                               Fees.

Company shall pay to the Agents and the Lead Arrangers such fees as shall have been separately agreed upon in writing, including in the Syndication & Fee Letter, in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

3.3                               Computation of Interest and Fees.  Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.  Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Company and the Lenders in the absence of manifest error.  Administrative Agent shall, at any time and from time to time upon request of Company, deliver to Company a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement.

3.4                               Interest Periods.  At the time it gives any Notice of Borrowing or a Notice of Continuation, Company shall elect, by giving Administrative Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of Company, be one, two, three or six months (or, (x) if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) a twelve month period or (y) in the discretion of Administrative Agent, a period of less than one month); provided that:

(a)                       all Eurocurrency Loans comprising a Borrowing shall at all times have the same Interest Period;

(b)                       the initial Interest Period shall commence on the date of such Borrowing and each Interest Period occurring thereafter shall commence on the last day of the immediately preceding Interest Period;

(c)                        if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d)                       if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e)                        no Interest Period shall extend beyond the Rollover Loan Maturity Date.

3.5                               Compensation for Funding Losses.  Company shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurocurrency Loan remained outstanding until the last day of the Interest Period applicable to such Eurocurrency Loans, but excluding Excluded Taxes) which such Lender may sustain as a result of:

(a)                       for any reason (other than a default by such Lender or Administrative Agent) a continuation or a Borrowing of Eurocurrency Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Continuation (whether or not withdrawn);

(b)                       any payment, prepayment or continuation of any of its Eurocurrency Loans occurring for any reason whatsoever on a date which is not the last day of an Interest Period applicable thereto;

(c)                        any repayment of any of its Eurocurrency Loans not being made on the date specified in a notice of payment given by Company; or

(d)                       (i) any other failure by Company to repay Company’s Eurocurrency Loans when required by the terms of this Agreement or (ii) an election made by Company pursuant to Section 3.7.  A written notice setting forth in reasonable detail the basis of the incurrence of  additional amounts owed such Lender under this Section 3.5 and delivered to Company and Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes.  Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant Eurocurrency Loan through the purchase of a Eurocurrency deposit bearing interest at the Eurocurrency Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurocurrency Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

3.6                               Increased Costs, Illegality, Etc.

(a)                       Generally.  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the applicable Agent):

(i)               in connection with any request for any Eurocurrency Loan continuations that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate; or

(ii)            at any time that any Lender shall incur increased costs (except for costs resulting from a change in the rate of tax on the overall net income of such Lender) or reduction in the amounts received or receivable hereunder with respect to any Eurocurrency Loan because of (x) any Change in Law having general applicability to all comparably situated Lenders within the jurisdiction in which such Lender operates since the date of this Agreement such as, for example, but not limited to: (A) Taxes imposed on or with respect to any Lender on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for (1) changes in the basis of taxation of or rate of tax on, or determined by reference to, Excluded Taxes and (2) taxes and other amounts that are the subject of Section 4.7; provided, further, that if such increased costs are determined by a court of competent jurisdiction in a final non-appealable judgment to have been imposed as a result of a Lender’s gross negligence or willful misconduct, such Lender will promptly repay to Company the amount of any increased costs paid to such Lender by Company under this Section 3.6) or (B) a change in official reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirements by any Governmental Authority (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurocurrency market or the position of such Lender in such market (excluding, however, differences in a Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent); or

(iii)       at any time, that the making or continuance of any Eurocurrency Loan has been made (x) unlawful by any law, directive or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurocurrency market, then, and in any such event, such Lender (or Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to Company and, except in the case of clause (i) above, to Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter, (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as Administrative Agent notifies Company and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing, Notice of Continuation given by Company with respect to Eurocurrency Loans shall thereafter bear interest at a rate equal to the Cost of Funds, (y) in the case of clause (ii) above, Company shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (any written notice as to the additional amounts owed to such Lender, showing in reasonable detail the reasonable basis for the calculation thereof, submitted to Company by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto; however the failure to give any such notice shall not release or diminish Company’s obligations to pay additional amounts pursuant to this Section 3.6; provided that such amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans similarly situated to Company in connection with substantially similar facilities as reasonably determined by such Lender acting in good faith; provided, further, that no Lender shall be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 180th day before the giving of such notice) and (z) in the case of clause (iii) above, Company shall take one of the actions specified in Section 3.6(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section 3.6(a).

(b)                       Affected Loans.  At any time that any Loan is affected by the circumstances described in Section 3.6(a)(i) or (iii), Company may either (i) if the affected Loan is then being made initially by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that Company was notified by the affected Lender or Administrative Agent pursuant to Section 3.6(a)(i) or (iii), elect that the Loans under such Borrowing accrue at the Cost of Funds, or (ii) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the affected Lender to convert such Loan into a Loan that accrues at the Cost of Funds, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b).

(c)                        Capital Requirements.  Without duplication of Section 3.6(a) hereof, if any Lender determines that any Change in Law by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then Company shall pay to such Lender within 15 days after receipt by Company of written demand by such Lender in accordance with the provisions hereof such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity; provided that such amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans or letters of credit, as the case may be, similarly situated to Company in connection with substantially similar facilities as reasonably determined by such Lender, acting in good faith.

(d)                       Certificates for Reimbursement.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments, loans or obligations in general and are not specifically attributable to the Commitments, Loans and obligations hereunder, cover all commitments, loans and obligations similar to the Commitments, Loans and obligations of such Lender hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender to make the determination specified in this Section 3.6. Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will give prompt written notice thereof to Company, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of Company’s obligations to pay additional amounts pursuant to this Section 3.6 (provided that no Lender shall be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 135th day before the giving of such notice); except that if the Change in Law giving rise to such increased costs is retroactive, then the 135 day period referred to above shall be extended to include the period of retroactive affect thereof).

(e)                        Change of Lending Office.  Each Lender which is or will be owed compensation pursuant to Section 3.6(a) or (c) will, if requested by Company, use reasonable efforts (subject to overall policy considerations of such Lender) to cause a different branch or Affiliate to make or continue a Loan or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of such Lender such designation or assignment will avoid the need for, or reduce the amount of, such compensation to such Lender and will not, in the judgment of such Lender, be otherwise disadvantageous in any significant respect to such Lender.  Company hereby agrees to pay all reasonable expenses incurred by any Lender in utilizing a different branch or Affiliate pursuant to this Section 3.6(e).  Nothing in this Section 3.6(e) shall affect or postpone any of the obligations of Company or the right of any Lender provided for herein.

3.7                               Replacement of Affected Lenders.  (a) If any Lender becomes a Defaulting Lender or otherwise defaults in its Obligations to make Loans, (b) if any Lender is owed increased costs under Section 3.6(a)(ii) or (iii) or Section 3.6(c), or Company are required to make any payments under Section 4.7 to any Lender that Company determines are materially in excess of those to the other Lenders or (c) as provided in Section 12.1(b) in the case of certain refusals by a Lender to consent to certain proposed amendment, changes, supplements, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, Company shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”), reasonably acceptable to Administrative Agent, and to require each such Replaced Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8(c)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to such Replacement Lender, provided that (i) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and (ii) all obligations of Company owing to the Replaced Lender (including, without limitation, such increased costs and excluding those amounts and obligations specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above, entry into the Register and, if so requested by the Replacement Lender, delivery to the Replacement

Lender of the appropriate Note or Notes executed by Company, the Replacement Lender shall become a Lender hereunder.

ARTICLE IV

REDUCTION OF COMMITMENTS;
PAYMENTS AND PREPAYMENTS

4.1                               Voluntary Reduction of Commitments; Defaulting Lenders.

(a)                       Voluntary Reduction of Commitments.  Upon at least two Business Days’ prior written notice (or telephonic notice confirmed in writing) to Administrative Agent at the Notice Office (which notice Administrative Agent shall promptly transmit to each Lender in writing), Company shall have the right, without premium or penalty, to terminate the unutilized portion of the Commitments in part or in whole, provided that:

(i)             any such voluntary termination of the Commitments shall apply to proportionately and permanently reduce the Commitment of each Lender;

(ii)          any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least £10,000,000 and integral multiples of £5,000,000 in excess of that amount; and

(iii)       during the Certain Funds Period, no such reduction shall be effective unless:

(1)                     Company or Purchaser shall have entered into one or more agreements for the provision of debt financing in an amount at least equal to the amount of such reduction for the purposes of financing the Target Acquisition; or

(2)                     Company shall have deposited cash denominated in (x) Sterling or (y) another currency (provided that in the event that cash in another currency is deposited with the Escrow Agent, Company or Purchaser shall have entered into an Other Hedging Agreement to convert such currency into Sterling on or prior to each date on which Purchaser may be required to make any payment in respect of Target Shares in connection with the Target Acquisition), in each case in an amount at least equal to the amount of such reduction with the Escrow Agent on the terms set forth in Section 4.4(d), and the Cash Confirmation Provider has confirmed in writing its approval of the arrangements set forth in (1) or (2) above (including any escrow arrangement), as applicable, and such reduction of Commitments.

Each notice of commitment reductions shall be irrevocable; provided that such notice may state that it is conditioned upon the consent of the Cash

Confirmation Provider or the effectiveness of other credit facilities or any other financing, sale or other transaction.

(b)                       Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)             Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

(ii)          Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to Administrative Agent for the account of such Defaulting Lender pursuant to Section 12.4), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Company may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth,  to the payment of any amounts owing to Administrative Agent or the Lenders as determined by a judgment of a court of competent jurisdiction obtained by Administrative Agent or any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Unmatured Event Default or Event of Default exists, to the payment of any amounts owing to Company as a result of any judgment of a court of competent jurisdiction obtained by Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    [Reserved].

(iv)      [Reserved].

(v)         [Reserved].

(vi)      Certain Fees.  For any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any fees set forth in the Section 3.2 (and Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(vii)   Defaulting Lender Cure.  If Company and Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans, of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

4.2                               Mandatory Reduction of Commitments.

(a)                       The Commitment of each Lender shall be automatically reduced on each Funding Date in an amount equal to its Pro Rata Share of the Borrowings of the Bridge Loans made on such Funding Date in accordance with Section 2.1(a).

(b)                       All Commitments hereunder shall automatically and permanently terminate on the earliest to occur of (i) the expiration of the Certain Funds Period, (ii) the consummation of the Target Acquisition without the use of the Bridge Loans and (iii) midnight (London time) on the date falling 10 Business Days after the Effective Date unless a Press Release has been issued prior to such time; provided that the termination of the Commitments pursuant to this Section 4.2(b) shall not prejudice rights and remedies in respect of any breach of this Agreement occurring prior to any such termination.

(c)                        The Commitments shall be subject to mandatory reduction pursuant to Section 4.4(a), 4.4(b) or 4.4(c) solely in accordance with, and to the extent permitted by, Section 4.4(d).

4.3                               Voluntary Prepayments.

(a)                       Company may, upon notice from Company to Administrative Agent, at any time or from time to time, voluntarily prepay the Loans in whole or in part; provided that (A) such notice must be received by Administrative Agent by 12:00 noon (New

York City time) at least three Business Days prior to any date of prepayment of the Loans and (B) any prepayment of Loans shall be in a minimum principal amount of £1,000,000 or a whole multiple of £500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by Company, Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Loan shall be accompanied by all accrued interest thereon.  Each prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(b)                       Each prepayment of Loans pursuant to Section 4.3(a) shall be without premium or penalty except for any fees and other amounts due pursuant to Section 3.5.

(c)                        Each notice of prepayment shall be irrevocable; provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities or any other financing, sale or other transaction.

The notice provisions, the provisions with respect to the minimum amount of any prepayment, and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.3 are for the benefit of Administrative Agent and may be waived unilaterally by Administrative Agent.

4.4                               Mandatory Prepayments and Payments; Mandatory Reductions in Commitments.

(a)                       Prepayment Upon Equity Issuance.  Upon the sale or issuance by Company or any Subsidiary of any of its Capital Stock (other than (v) sales or issuances used to pay any increase in the purchase price to be paid for any Target Shares or to acquire any Target Shares in the market at or above the price per Target Share set out in the Press Release, (w) sales or issuances of Capital Stock of Company as consideration for the Target Acquisition, (x) any sales or issuances of Capital Stock to a Credit Party or sales or issuances of Capital Stock by a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party, (y) any issuance of directors’ qualifying shares or (z) any sales or issuances of Capital Stock of Company or any Subsidiary to management or employees of Company or such Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time) (each such sale or issuance an “Equity Issuance”), Company shall prepay an aggregate principal amount of Bridge Loans equal to 100% of all Net Proceeds received therefrom to the extent permitted by, and in accordance with, Section 4.4(d) below; provided that if any such Equity Issuance occurs while any Commitments are outstanding and the Net Proceeds received therefrom exceed the then outstanding amount of Bridge Loans plus accrued and unpaid interest thereon, the amount equal to such excess shall automatically and irrevocably be applied to reduce such Commitments to the extent permitted by, and in accordance with, Sections 4.4(d) and 4.5(a) below.

(b)                       Prepayment on Incurrence of Certain Indebtedness.  On the fifth Business Day after Company or any Subsidiary incurs or issues (A) (1) any Exchange Securities and (2) any debt securities (excluding any (x) without duplication of clause (b)(B)(w) below, debt securities issued to refinance or redeem the Designated Existing Notes or any Revolving Credit Facility Loans (the proceeds of which were applied to refinance or redeem the Designated Existing Notes) plus an amount up to $250,000,000 plus any premiums, fees and expenses in connection therewith and (y) debt securities issued to refinance or redeem the Existing Target Notes and/or the Existing Target Subordinated Debt plus fees and expenses in connection therewith), (B) Indebtedness for borrowed money in a principal amount in excess of $500,000,000 (other than (w) without duplication of clause (b)(A)(x), Indebtedness issued to refinance or redeem the Designated Existing Notes or any Revolving Credit Facility Loans (the proceeds of which were applied to refinance or redeem the Designated Existing Notes) plus an amount up to $250,000,000 plus any premiums, fees and expenses in connection therewith, (x) Indebtedness issued to refinance or redeem the Existing Target Notes and/or the Existing Target Subordinated Debt plus fees and expenses in connection therewith, (y) any Revolving Credit Facility Loans and (z) Intercompany Indebtedness) or (C) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 8.2 (as if such covenant were in effect on the date of such incurrence or issuance), or any Permitted Refinancing Indebtedness in respect thereof (each incurrence or issuance pursuant to clause (A), (B) or (C) above, a “Debt Issuance”), Company shall cause to be prepaid an aggregate principal amount of Bridge Loans in an amount equal to 100% of all Net Proceeds received therefrom and with respect to Exchange Securities, shall reduce the aggregate principal amount of Bridge Loans in an amount equal to the aggregate principal amount of such Exchange Securities; provided that if any such incurrence or issuance occurs while any Commitments are outstanding and the Net Proceeds received therefrom exceed the then outstanding amount of Bridge Loans plus accrued and unpaid interest thereon, the amount equal to such excess shall automatically and irrevocably be applied to reduce such Commitments to the extent permitted by, and in accordance with, Sections 4.4(d) and 4.5(a) below.

(c)                        Mandatory Prepayment Upon Asset Disposition.  On the fifth Business Day after the date of receipt thereof by Company and/or any of its Subsidiaries of Net Sale Proceeds from any Asset Disposition (other than (x) sales, transfers or other dispositions of Capital Stock of Target constituting Margin Stock, (y) an Asset Disposition in the ordinary course of business and other than an Asset Disposition permitted by Section 8.3 or Sections 8.4(a) through 8.4(l), and (z) any leases, subleases, licenses or sublicenses), except to the extent that the Net Sale Proceeds of such Asset Disposition, when combined with the Net Sale Proceeds of all such Asset Dispositions from the date hereof, do not exceed (i) for any Asset Disposition prior to the Initial Funding Date, (A) $150,000,000 plus (B) if an Aerospace Asset Disposition occurred during such period, 50% of the Net Sale Proceeds from such Aerospace Asset Disposition (such amounts in aggregate, the “Pre-Funding Excluded Amounts”) or (ii) for any Asset Disposition on or after the Initial Funding Date, (A) $500,000,000 plus (B) if an Aerospace Asset Disposition occurred during such period, 50% of the Net Sale Proceeds from such Aerospace Asset Disposition (such amounts in aggregate, the “Post-Funding Excluded Amounts”), Company shall cause an amount equal to 100% of such Net Sale Proceeds:

(1)                     for any Asset Disposition prior to the Initial Funding Date in excess of the Pre-Funding Excluded Amounts from such Asset Disposition to be applied on any date on which Commitments are outstanding and no Bridge Loans are outstanding, as a mandatory reduction of Commitments to the extent permitted by, and pursuant to, Section 4.4(d); provided that such Net Sale Proceeds shall not be required to be so applied on such date to the extent that (A) such Net Sale Proceeds are (I) used to purchase assets used or to be used in the businesses referred to in Section 8.11 or (II) used to repay any Indebtedness permitted under Section 8.1, in each case within 365 days following the date of such Asset Disposition, and

(2)                     for any Asset Disposition on or after the Initial Funding Date in excess of the Post-Funding Excluded Amounts from such Asset Disposition to be applied (i) on any date which Commitments are outstanding and Bridge Loans are outstanding, first as a mandatory prepayment of principal of such outstanding Bridge Loans plus accrued and unpaid interest thereon in accordance with Section 4.5(a) until such Bridge Loans and accrued and unpaid interest thereon are repaid in full and thereafter, second, to the extent of any remaining balance, as a mandatory reduction of Commitments to the extent permitted by, and pursuant to, Section 4.4(d) or (ii) on any date on which no Commitments are outstanding and any Bridge Loans are outstanding, as a mandatory prepayment of principal of Bridge Loans and accrued and unpaid interest thereon in accordance with Section 4.5(a).

Notwithstanding any other provisions of this Section 4.4(c), to the extent that any of or all the Net Sale Proceeds of any Asset Disposition are received by a Foreign Subsidiary (a “Foreign Asset Sale”) and the repatriation of such Net Sale Proceeds would (x) result in material adverse Tax consequences to Company or any other Subsidiary or (y) would be prohibited or restricted by applicable law, rule or regulation or contract (each, a “Repatriation Limitation”), the portion of such Net Sale Proceeds so affected will not be required to be applied to repay Bridge Loans or reduce any Commitments thereunder but may be retained by the applicable Foreign Subsidiary so long as such Repatriation Limitation exists (provided that Company hereby agrees to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable law, rule or regulation to overcome or mitigate the effect of the Repatriation Limitation so as to permit such repatriation) and once such Repatriation Limitation no longer exists, such Restricted Subsidiary shall promptly repatriate an amount equal to such Net Sale Proceeds to Company which shall promptly (and in any event not later than five Business Days after such repatriation) apply such amount to the repayment of the Bridge Loans to the extent it would have otherwise been required pursuant to this Section 4.4(c).

(d)                       Effectiveness of Commitment Reduction during the Certain Funds Period. In the event that Company or any of its Subsidiaries receives any Net Sale Proceeds arising from any Asset Sale that are required to reduce any Commitments or to be applied in prepayment as provided for in Section 4.4(c), or any Net Proceeds from any Debt Issuance or Equity Issuance that are required to reduce any Commitments or to be applied in prepayment as provided for in Section 4.4(b) or Section 4.4(a), respectively, then except in respect of Net Sale Proceeds as permitted by Section 4.4(c), (x) if any Bridge Loans are outstanding, such funds shall be applied immediately to prepay Bridge Loans plus accrued and unpaid interest thereon until such amounts are repaid in full pursuant to Section 4.5(a) and (y) if no Bridge Loans are outstanding, or the aggregate amount of such Net Sale Proceeds or Net Proceeds exceeds the prepayment required pursuant to clause (x) above, such Net Sale Proceeds or Net Proceeds shall be deposited in an escrow account at Deutsche Bank AG New York Branch (“DBNY”) or another financial institution selected by Company to act as escrow agent (DBNY or such other financial institution acting in such capacity, the “Escrow Agent”), to be held in escrow by the Escrow Agent and released only to pay the cash portion of the purchase price payable in connection with the consummation of the Target Acquisition during the Certain Funds Period and related transaction fees, costs and expenses. Such funds deposited in escrow shall be returned to Company upon the earliest of (i) the expiration of the Certain Funds Period, (ii) the consummation of the Target Acquisition without the use of the Bridge Loans and (iii) midnight (London time) on the date falling 10 Business Days after the Effective Date unless a Press Release has been issued prior to such time. In the event that funds are deposited in escrow pursuant to the preceding sentence, the Commitments shall be reduced on a Sterling for Sterling basis to the extent that such escrow arrangement and such Commitment reduction are approved by the Cash Confirmation Provider pursuant to the following sentence. Notwithstanding anything in this Agreement to the contrary, during the Certain Funds Period, no reduction of Commitments pursuant to Section 4.2(c) and Sections 4.4(a), 4.4(b) or 4.4(c) shall be effective unless (i) Company has deposited funds (x) in Sterling or (y) in another currency (provided that in the event that funds in another currency are deposited with the Escrow Agent, Company or Purchaser shall have entered into an Other Hedging Agreement to convert such currency into Sterling on or prior to each date on which Purchaser may be required to make any payment in respect of Target Shares in connection with the Target Acquisition during the Certain Funds Period on terms satisfactory to the Cash Confirmation Provider) with the Escrow Agent and (ii) the Cash Confirmation Provider has confirmed in writing its approval of such reduction of Commitments and the applicable escrow arrangements described above.

(e)                        Payment on Maturity. The Bridge Loans will mature on the Bridge Loan Maturity Date and, to the extent then unpaid, will automatically be converted into Rollover Loans as set forth under Section 2.1(b).  Company hereby unconditionally promises to pay to Administrative Agent for the account of each Lender the then unpaid principal amount of each Rollover Loan on the Rollover Loan Maturity Date.

4.5                               Application of Prepayments.

(a)                       Order of Application. In the event that Company or any of its Subsidiaries receives any Net Sale Proceeds arising from any Asset Sale that are required to be applied in prepayment as provided for in Section 4.4(c), or any Net Proceeds from any Debt Issuance or any Equity Issuance that are required to be applied in prepayment as provided for in Section 4.4(b) or Section 4.4(a), respectively, then except in respect of Net Sale Proceeds as permitted by Section 4.4(c), (i) during the period commencing on the date hereof and ending on the date immediately prior to the Initial Funding Date, 100% of such Net Sale Proceeds or Net Proceeds, as the case may be, shall be deposited with the Escrow Agent and the Commitments shall be automatically reduced by an amount equal to 100% of such Net Sale Proceeds or Net Proceeds, respectively, on the date of receipt by Company or such Subsidiaries of such Net Sale Proceeds or Net Proceeds, respectively, in each case to the extent permitted by, and in accordance with, Section 4.4(d), (ii) during the period commencing on the Initial Funding Date and ending on the last day of the Certain Funds Period, 100% of such Net Sale Proceeds or Net Proceeds, respectively, shall be applied by Company (x) first, to prepay the Bridge Loans plus accrued and unpaid interest thereon not later than five Business Days following the receipt by Company or such Subsidiary of such Net Sale Proceeds or Net Proceeds, respectively, until repaid in full and (y) second, (to the extent of any remaining Net Sale Proceeds or Net Proceeds, respectively, after application to prepay the Bridge Loans) to reduce the Commitments ratably among the Lenders in accordance with their respective Commitments, in each case in accordance with and to the extent permitted under Section 4.4(d) and (iii) after the last day of the Certain Funds Period, then 100% of such Net Sale Proceeds or Net Proceeds, respectively, shall be applied by the Borrower to prepay the Bridge Loans not less than five Business Days following the receipt by Company or such Subsidiary of such Net Sale Proceeds or Net Proceeds, respectively.  Company shall promptly notify Administrative Agent of the receipt by Company or its Subsidiary of any such Net Sale Proceeds or Net Proceeds, respectively, and Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(b)                       Prepayments pro rata. Except as expressly provided in this Agreement, all prepayments of principal made by Company pursuant to Section 4.4 shall be on a pro rata basis and applied to the applicable Lenders in accordance with their respective Pro Rata Shares; provided that with respect to any prepayment of principal made pursuant to Section 4.4(b)(A)(1), in the event any Lender or affiliate of a Lender purchases Exchange Securities from Company pursuant to a Securities Demand hereunder at an issue price above the level at which such Lender or affiliate has determined such Exchange Securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies Company thereof), the net proceeds received by Company in respect of such Exchange Securities may, at the option of such Lender or affiliate, be applied first to repay the Loans hereunder held by such Lender or affiliate (provided that if there is more than one such Lender or affiliate then such net proceeds will be applied pro rata to repay the Loans hereunder of all such Lenders or affiliates in proportion to such Lenders’ or affiliates’ principal amount of Exchange Securities purchased from Company) prior to being applied to prepay the Loans hereunder by other Lenders.

(c)                        Payments.  All payments shall include payment of accrued interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

4.6                               Method and Place of Payment.

(a)                       Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (New York City time) on the date when due and shall be made in the currency such Loan was advanced and in each case to the account specified therefor for Administrative Agent or if no account has been so specified at the Payment Office.  Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (New York City time) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement.  If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (New York City time), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the applicable Cost of Funds for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender. Payments of principal and interest on Loans shall be made in Sterling.

(b)                       Any payments under this Agreement which are made by Company later than 12:00 Noon (New York City time) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to Eurocurrency Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

(c)                        Notwithstanding the foregoing clauses (a) and (b), if any Defaulting Lender shall have failed to fund all or any portion of any Loan (each such Loan, an “Affected Loan”), each payment by Company hereunder shall be applied first to such Affected Loan and the principal amount and interest with respect to such payment shall be distributed (i) to each Non-Defaulting Lender who is a Lender, pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders, until the principal amount of all Affected Loans has been repaid in full and (ii) to the extent of any remaining amount of such payment, to each Lender, as set forth in clauses (a) and (c) above.  Each payment made by Company on account of the interest on any Affected Loans shall be distributed to each Non-Defaulting Lender pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders.

4.7                               Net Payments.

(a)                       All payments made by or on behalf of any Credit Party to or on behalf of any Lender or Administrative Agent hereunder or under any Loan Document will be made without recoupment, setoff, counterclaim or other defense.  Notwithstanding any other provision in any Loan Document, except as provided in this Section 4.7, all payments hereunder and under any of the Loan Documents (including, without limitation, payments on account of principal and interest and fees) to or on behalf of any Lender or Administrative Agent shall be made by or on behalf of the Credit Parties free and clear of and without withholding for or on account of any present or future tax, duty, levy, impost, assessment or other charge of whatever nature now or hereafter imposed by any Governmental Authority, but excluding therefrom:

(i)             Excluded Taxes;

(ii)          in the case of any Lender or Administrative Agent that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (each being referred to as a “Non-U.S. Participant”) (other than a Participant, Assignee, successor to Administrative Agent as of the date of this Agreement or Lender that designates a new lending office), any Taxes imposed by the United States by means of withholding at the source unless such withholding (a) results from a change in Applicable Law, treaty or regulations or the interpretation or administration thereof by any authority charged with the administration thereof subsequent to the date of this Agreement or (b) is imposed on payments with respect to a Lender’s interest in the Loan Documents acquired under Section 3.7 or Section 12.6;

(iii)       any Taxes to the extent such Taxes would be avoided if the Lender or Administrative Agent provided the forms required under Section 4.7(d), unless (A) the Lender or Administrative Agent is not legally entitled to provide the forms (1) as a result of a change in Applicable Law, treaty, or regulations or interpretation or administration thereof by any authority charged with the administration thereof subsequent to the date such Lender or Administrative Agent becomes a Lender or Administrative Agent under a Loan Document or (2) after the Lender acquired an interest in the Loan Documents under Section 3.7 or Section 12.6 or (B) the Lender or Administrative Agent is not providing the forms under Section 4.7(d)(iii) because the Lender or Administrative Agent determines (in its good faith judgment) that it is not legally entitled to provide the forms or that providing the forms would prejudice or disadvantage the Lender or Administrative Agent in any significant respect;

(iv)      in the case of any Participant, Assignee, successor to Administrative Agent as of the date of this Agreement or Lender that designates a new lending office, in each case that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), any Taxes imposed by the United States by means of withholding at the source that are in effect on the date such Participant, Assignee or successor Administrative Agent becomes a party to this Agreement or any Loan Document or such Lender designates a new lending office, as applicable, except to the extent (i) the person that assigned or transferred the interest to the Participant or Assignee, or designated the new lending office, was entitled to reimbursement for such Taxes under this Section 4.7 or (ii) the Participant or Assignee becomes a party to a Loan Document under Section 3.7 or Section 12.6;

(b)                       If any Credit Party or Administrative Agent is required by law to make any deduction or withholding of any Taxes from any payment due hereunder or under any of the Loan Documents (except for Taxes excluded under Section 4.7(a)(i), (ii), (iii) and (iv)), then the amount payable by the applicable Credit Party will be increased to such amount which, after deduction from such increased amount of all such Taxes required to be withheld or deducted therefrom, will not be less than the amount due and payable hereunder had no such deduction or withholding been required.  If any Credit Party or Administrative Agent makes any payment hereunder or under any of the Loan Documents in respect of which it is required by law to make any deduction or withholding of any Taxes, it shall pay the full amount to be deducted or withheld to the relevant taxation or other Governmental Authority within the time allowed for such payment under Applicable Law and shall deliver to Administrative Agent as soon as practicable after it has made such payment to the applicable authority an original or certified copy of such receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment or such other evidence of payment that is reasonably satisfactory to Administrative Agent.

(c)                        (i) Without prejudice to or duplication of the provisions of Section 4.7(a), each Credit Party shall severally and not jointly indemnify Administrative Agent, each Lender and Administrative Agent on its behalf, within 10 days after demand therefor, for the full amount of any Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Administrative Agent, any Lender or Administrative Agent on its behalf or required to be withheld or deducted from a payment to Administrative Agent, any Lender or Administrative Agent on its behalf and any interest, penalties and expenses (including counsel fees and expenses but excluding any Taxes described in clauses (i) through (viii) of Section 4.7(a)) payable or incurred in connection therewith, including any Tax arising by virtue of payments under this Section 4.7(c), computed in a manner consistent with this Section 4.7(c).  A certificate (showing in reasonable detail the basis for such calculation) as to the amount of such payment by such Lender, or Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding upon all parties hereto for all purposes; and

(ii)          Each Lender shall indemnify Administrative Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes, together with any interest, penalties and expenses (including counsel fees and expenses associated with such Excluded Tax) and any taxes imposed as a result of the receipt of the payment under this Section 4.7(c)(ii), attributable to such Lender that are payable or paid by Administrative Agent, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorize Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to Administrative Agent under this Section 4.7.  The agreements in this Section 4.7 shall survive the resignation and/or replacement of Administrative Agent.  Company shall also indemnify Administrative Agent, within ten (10) days after demand therefor, for any amount attributable to Excluded Taxes, together with any interest, penalties and expenses (including counsel fees and expenses associated with such Excluded Tax) and any taxes imposed as a result of the receipt of the payment under this Section 4.7(c)(ii), in each case, arising under FATCA which a Lender for any reason fails to pay indefeasibly to Administrative Agent as required by this Section 4.7(c)(ii); provided that such Lender shall indemnify Company to the extent of any payment Company makes to Administrative Agent pursuant to this Section 4.7(c)(ii).

(d)                       (i)  Each Lender or Administrative Agent that is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) agrees to deliver to Company and Administrative Agent on or prior to the Effective Date, or in the case of a Lender or Administrative Agent that becomes a party to a Loan Document on a later date, the date such Lender or Administrative Agent becomes a party to a Loan Document, together with any other certificate or statement of exemption required under the Code, (a) two (or more, as reasonably requested by Company or Administrative Agent) accurate and properly completed original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, or W-8ECI or W-8IMY (or successor forms), or (b), (x) a certificate substantially in the form of Exhibit 4.7(d) (any such certificate, a “Section 4.7(d) Certificate”) and (y) two (or more, as reasonably requested by Company or Administrative Agent) accurate and properly completed original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form) or, in the case of a partnership, IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form) from each of its partners or members.  In addition, each such Non-U.S. Participant agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will timely deliver within thirty (30) days to Company and Administrative Agent two (or more, as reasonably requested by Company or Administrative Agent) new accurate and properly completed original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form),  or W-8ECI or W-8IMY, or IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form) (or, in the case of a partnership, IRS Form W-8IMY and accompanying IRS Forms W-8BEN or W-8BEN-E, as applicable (or successor form)) and a Section 4.7(d) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender or Administrative Agent to a continued exemption from (or reduction in) United States withholding Tax with respect to payments under any Loan Document.  To the extent a Non-U.S. Participant is unable to deliver the forms required under this Section 4.7(d)(i), or the forms previously delivered are inaccurate in any material respects, it shall immediately notify Company and Administrative Agent.

(ii)          Each Lender and Administrative Agent that is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to Company and Administrative Agent on or prior to the Effective Date, or in the case of a Lender or Administrative Agent that becomes a party to a Loan Document on a later date, the date the Lender or Administrative Agent becomes a party to such Loan Document, two accurate and properly completed original signed copies of IRS Form W-9 (or successor form) certifying to such Lender’s or Administrative Agent’s entitlement to receive payments under such Loan Document without deduction for United States backup withholding tax. Each such Lender and Administrative Agent agrees from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will timely deliver to Company and Administrative Agent two (or more, as reasonably requested by Company or Administrative Agent) new accurate and properly completed original signed copies of IRS Form W-9 (or successor form).

(iii)       Each Lender and Administrative Agent shall, if requested by Company or Administrative Agent, within a reasonable period of time after such request, provide to Company, Administrative Agent or the applicable Governmental Authority any other tax forms or other documents or complete other formalities necessary or appropriate to avoid (or reduce) withholding for or on account of any Taxes imposed on payments under the Loan Documents pursuant to the laws of the jurisdiction of organization of any Credit Party, as applicable, provided, however, that no Lender or Administrative Agent shall be required to provide forms or documents or complete other formalities under this Section 4.7(d)(iii) to the extent the Lender or Administrative Agent determines (in its good faith discretion) that it is not legally entitled to do so or that providing such forms or documents or completing the other formalities would prejudice or disadvantage the Lender or Administrative Agent in any material respect.  To the extent that a Lender or Administrative Agent is unable to deliver the forms or documents or complete the other formalities required under this Section 4.7(d)(iii) or the previous forms delivered are inaccurate in any material respects, the Lender or Administrative Agent shall promptly notify Company and Administrative Agent.

(iv)      if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Credit Party and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Credit Party or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Credit Party or Administrative Agent as may be necessary for such Credit Party, Company and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)                        Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of any event or the existence of any condition that would cause any Credit Party to make a payment in respect of any Taxes to such Lender pursuant to Section 4.7(a) or a payment in indemnification for any Taxes pursuant to Section 4.7(c), it will, at the written request of such Credit Party, use reasonable efforts to make, fund or maintain the Loan of such Lender with respect to which the aforementioned payment is or would be made through another lending office of such Lender or will assign its Loans to another Eligible Assignee if as a result thereof the additional amounts which would otherwise be required to be paid by any Credit Party in respect of such Loans (or portions thereof) pursuant to Section 4.7(a) or Section 4.7(c) would be eliminated or reduced, and if, in the reasonable judgment of such Lender, the making, funding or maintaining of such Loans (or portions thereof) through such other lending office would not be otherwise significantly disadvantageous to such Lender.  Each Credit Party agrees to  pay all reasonable expenses incurred by any Lender in utilizing another lending office of such Lender pursuant to this Section 4.7(e).

(f)                         If any Credit Party shall pay any Taxes pursuant to this Section 4.7 and any Lender, or Administrative Agent at any time thereafter receives a refund of such Taxes or, as determined in its sole judgment exercised in good faith, a direct credit with respect to the payment of such Taxes, then such Lender, or Administrative Agent shall promptly pay to such Credit Party the amount of such refund or credit net of all out-of-pocket expenses reasonably incurred by the Lender, or Administrative Agent to obtain such refund or credit and without interest except for any interest paid by the relevant Governmental Authority with respect to the refund); provided, however, that such Credit Party agrees to repay the amount paid over to such Credit Party under this Section 4.7(f) (plus any penalties, interest, and other related charges) to the Lender, or Administrative Agent in the event the Lender, or Administrative Agent is required to repay the refund to the Governmental Authority.

(g)                        For purposes of this Section 4.7, and for the avoidance of doubt,  the term “Applicable Law” includes FATCA.

(h)                       Each party’s obligations under this Section 4.7 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V

CONDITIONS PRECEDENT

5.1                               Conditions Precedent to Effectiveness.  The obligations of the Lenders to make any Bridge Loans shall be subject to the conditions set forth in Section 5.2 and the conditions in this Section 5.1 (the first date on which all of the following conditions set forth in this Section 5.1 have been satisfied or waived, the “Effective Date”):

(a)                       Loan Documents.

(i)             Company shall have duly executed and delivered to Administrative Agent, with a signed counterpart for each Lender, this Agreement, and, if requested, the Bridge Notes payable to each applicable Lender in the amount of their respective Commitments all of which shall be in full force and effect; and

(ii)          Each Wholly-Owned Domestic Subsidiary of Company that is a Material Subsidiary (other than an Excluded Subsidiary) shall have duly authorized,

executed and delivered the Subsidiary Guaranty in the form of Exhibit 5.1(a)(ii) (as modified, supplemented or amended from time to time, the “Subsidiary Guaranty”);

(b)                       Officer’s Certificate.  Administrative Agent shall have received, with a signed counterpart for each Lender, a certificate executed by a Responsible Officer on behalf of Company, dated the Effective Date and in the form of Exhibit 5.1(b) hereto, stating that the representations and warranties set forth in Article VI hereof to be made as of the Effective Date are true and correct in all material respects as of the date of the certificate, that no Event of Default or Unmatured Event of Default has occurred and is continuing, that the conditions of Section 5.1 hereof have been fully satisfied (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter);

(c)                        Secretary’s Certificate.  Administrative Agent shall have received from each Credit Party a certificate, dated the Effective Date, signed by the secretary or any assistant secretary (or, if no secretary or assistant secretary exists, a Responsible Officer), of such Credit Party, substantially in the form of Exhibit 5.1(c) with appropriate insertions, as to the incumbency and signature of the officers of each such Credit Party, executing any Loan Document on the Effective Date (in form and substance reasonably satisfactory to Administrative Agent) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Credit Party, together with evidence of the incumbency of such secretary or assistant secretary (or, if no secretary or assistant secretary exists, such Responsible Officer), and certifying as true and correct, attached copies of the Certificate of Incorporation, Certificate of Amalgamation or other equivalent document (certified as of recent date by the Secretary of State or other comparable authority where customary in such jurisdiction) and By-Laws (or other Organizational Documents) of such Credit Party, and the resolutions of such Credit Party and, to the extent required, of the equity holders of such Credit Party referred to in such certificate and all of the foregoing (including each such Certificate of Incorporation, Certificate of Amalgamation or other equivalent document and By-Laws (or other Organizational Documents)) shall be reasonably satisfactory to Administrative Agent;

(d)                       Good Standing.  A good standing certificate or certificate of status or comparable certificate of each Credit Party from the Secretary of State (or other governmental authority) of its state or province of organization;

(e)                        Adverse Change.  On the Effective Date, both before and after giving effect to the Company Credit Facility Refinancing (as defined in the Revolving Credit Agreement) on a pro forma basis, there shall be no facts, events or circumstances then existing  which materially adversely affects the business,  financial condition or operations of Company and its Subsidiaries taken as a whole since December 31, 2013;

(f)                         Approvals.  All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the effectiveness of the Loan Documents shall have been obtained and remain in effect.  Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing material adverse conditions upon the effectiveness of the Loan Documents;

(g)                        Litigation.  No action, suit or proceeding (including, without limitation, any inquiry or investigation) by any entity (private or governmental) shall be pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or with respect to this Agreement, any other Loan Document or any documentation executed in connection herewith or the transactions contemplated hereby or which would reasonably be expected to have  a Material Adverse Effect, and no injunction or other restraining order shall remain effective or a hearing therefor remain pending or noticed with respect to this Agreement, any other Loan Document or any documentation executed in connection herewith or the transactions contemplated hereby, the effect of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(h)                       Evidence of Insurance.  Administrative Agent shall have received evidence of insurance complying with the requirements of Section 7.9 for the business and properties of Company and its Subsidiaries;

(i)                           Solvency Certificate.  Administrative Agent and the Lenders shall have received a solvency certificate in the form of Exhibit 5.1(i), signed by the Chief Financial Officer of Company;

(j)                          Financials.  Administrative Agent and each Lender shall have received audited consolidated balance sheets at December 31, 2013, statements of income and cash flows at December 31, 2013 and interim unaudited financial statements at March 31, 2014, June 30, 2014 and September 30, 2014;

(k)                       Fees.  Administrative Agent shall have received evidence that all fees due and payable on the Effective Date in accordance with the Syndication & Fee Letter will be paid on the Effective Date;

(l)                           Know Your Customer; Etc.  Administrative Agent and the Lead Arrangers shall have received, no later than three Business Days prior to the Effective Date, all documentation and other information about Company and the Guarantors as has been reasonably requested in writing on or prior to ten Business Days prior to the Effective Date by Administrative Agent and the Lenders with respect to applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act;

(m)                   Press Release.  Administrative Agent shall have received a copy of the final form of the Press Release (including a statement that the Target board intends to recommend the Target Acquisition)to be announced on or shortly following on the Effective Date in form and substance satisfactory to Administrative Agent (it being understood and agreed that the Press Release will be in form and substance satisfactory to Administrative Agent if substantially in the form of the draft delivered to Administrative Agent on February 18, 2015 together with any changes which either (i) are not materially prejudicial to the interests of the

Lenders taken as a whole under the Loan Documents or (ii) are approved by the Lead Arrangers (acting reasonably));

(n)                       Co-operation Agreement.  Administrative Agent shall have received a copy of the duly executed Co-operation Agreement; and

(o)                       Opinions of Counsel.  Administrative Agent shall have received from (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties, an opinion addressed to Administrative Agent and each of the Lenders and dated the date of the Effective Date, which shall be in form and substance reasonably satisfactory to Administrative Agent and which shall cover such matters relating to the transactions contemplated herein as Administrative Agent may reasonably request and (ii) opinions of local counsel to Administrative Agent and/or the Credit Parties (as is customary in the respective jurisdictions) from such jurisdictions as reasonably requested by Administrative Agent, dated the Effective Date, which shall cover such matters relating to the transactions contemplated herein as Administrative Agent may reasonably request, each of which shall be in form and substance reasonably satisfactory to Administrative Agent.

Administrative Agent will give Company and each Lender prompt written notice of the occurrence of the Effective Date.

5.2                               Conditions Precedent to Initial Funding.

The obligations of the Lenders to extend Bridge Loans on the Initial Funding Date shall be subject to the fulfillment at or prior to the Initial Funding Date of each of the following conditions precedent:

(a)                       a copy of the Offer Document or, as the case may be, Scheme Circular dispatched to shareholders of the Target, in each case containing terms and conditions consistent in all material respects with those contemplated by the Press Release (and, in the case of an Offer, a condition such that the Offer may not be declared unconditional as to acceptances until Purchaser has received acceptances or contracted to acquire Target Shares such that following its acquisition of those Target Shares it will hold not less than 90% of the Target Shares (the “Acceptance Condition”)), together with any changes which are (i) required by the Takeover Panel, the Court, the City Code, or any other applicable law, regulation, court or regulatory body, (ii) not materially prejudicial to the interests of the Lenders under the Loan Documents (provided that in the case of an Offer, no change to the Acceptance Condition may be made pursuant to this clause (ii) and provided further that it is acknowledged and agreed that any amendment or change to the Target board recommendation envisaged by the Press Release (including the absence of any such recommendation in the Offer Document or, as the case may be, Scheme Document, in each case, to the extent that the directors of the Target consider that to make such a recommendation would breach their fiduciary duties) shall not be materially prejudicial to the interests of the Lenders under the Agreement), (iii) not materially adverse to the Lenders without the consent of the Lead Arrangers (not to be unreasonably withheld), (iv) (subject to the requirements of the Takeover Panel and the City Code) to extend the period in which holders of the Target Shares may accept the terms of the Offer or, as the case may be, the Scheme, or (v) permitted under paragraph (a) of Schedule 1.1(b);

(b)                       Administrative Agent shall have received a funds flow memorandum describing the anticipated flow of funds, including payment of all fees due and payable in accordance with the Syndication & Fee Letter, in an aggregate amount of not less than the amount necessary to acquire any Target Shares;

(c)                        Administrative Agent shall have received a certificate in substantially in the form of Exhibit 5.2(c) certifying that:

(i)             (A) in the case of an Offer, the Offer has become or has been declared unconditional in all respects; or (B) in the case of a Scheme, a copy of an order of the Court sanctioning the Scheme has been filed on behalf of the Target with the Registrar of Companies in accordance with Section 899(A) of the Companies Act; and

(ii)          (after utilization of the Bridge Loans) Purchaser will have the funds necessary to acquire all the Target Shares, and to pay all fees and expenses incurred in connection with the Transaction; and

(d)                       Administrative Agent shall have received evidence that all fees due and payable on the Initial Funding Date in accordance with the Syndication & Fee Letter shall have been paid or will be paid on the Initial Funding Date (provided that such evidence shall be satisfied if the fees are to be deducted from the initial Borrowing as set out in the relevant Notice of Borrowing).

5.3                               Conditions Precedent to Each Funding.

The obligations of the Lenders to extend Bridge Loans on each Funding Date requested in the applicable Notice of Borrowing shall be subject to the fulfillment at or prior to each such Funding Date of each of the following conditions precedent:

(a)                       the Certain Funds Representations shall be true and correct in all material respects when made or deemed to be made, except to the extent that such Certain Funds Representations specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(b)                       no Certain Funds Change of Control shall have occurred;

(c)                        no Certain Funds Default has occurred and is continuing or would result from the proposed Bridge Loan; and

(d)                       Administrative Agent shall have received a Notice of Borrowing.

5.4                               Actions by Lenders during Certain Funds Periods.  During the Certain Funds Period and notwithstanding (i) any provision to the contrary in the Loan Documents or (ii)

that any Condition Precedent to Effectiveness or Condition Precedent to Funding set forth in Sections 5.1, 5.2 and 5.3 above may subsequently be determined not to have been satisfied or that any representation given as a condition thereof (other than a Certain Funds Representation) was incorrect in any material respect, unless (x) it would be illegal for the Lender to participate in making any borrowing hereunder or (y) a Certain Funds Default has occurred and is continuing or would result from the proposed Loan, no Lender or Agent shall be entitled to:

(a)                       refuse to participate in any Loan;

(b)                       cancel its Commitment;

(c)                        rescind, terminate or cancel this Agreement, or any Note (if any) or any other Loan Document or the Commitments or exercise any similar right or remedy or make or enforce any claim that it may have under this Agreement, any Note (if any) or any other Loan Document or any agreement relating to any of them;

(d)                       exercise any right of set-off or counterclaim where to do so would or might be expected to prevent or limit the making or use of a Loan; or

(e)                        cancel, accelerate, cause or require payment, repayment or prepayment of any amounts owing under any Loan Document or under any agreement relating to any of them where to do so would or might be expected to prevent or limit the making of a Loan, provided that immediately upon the expiration of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

Each Lender hereby agrees that by its execution and delivery of its signature page hereto, such Lender approves of and consents to each of the matters set forth in this Article V which must be approved by, or which must be satisfactory to, Administrative Agent or the Required Lenders or Lenders, as the case may be.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make Loans as provided herein, Company, with respect to itself and its Subsidiaries, makes the following representations and warranties as of the Effective Date (both immediately before and after giving effect to the Company Credit Facility Refinancing (as defined in the Revolving Credit Agreement) on a pro forma basis) and, solely with respect to the Certain Funds Representations, as of each Funding Date  (except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true as of such specified date), all of which shall survive the execution and delivery of this Agreement and the Notes:

6.1                               Corporate Status.  Each Credit Party (i) is a duly organized and validly existing organization in good standing under the laws of the jurisdiction of its organization (to the extent that such concept exists in such jurisdiction), (ii) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in (x) the state of Indiana, in the case of Company, or its jurisdiction of organization in the case of any other Credit Party and (y) in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in the case of clause (y) where such failure to be so qualified, authorized or in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.2                               Corporate Power and Authority.  Each Credit Party has the corporate power and authority to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Loan Documents.  Each Credit Party has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.3                               No Violation.  The execution and delivery by any Credit Party of the Loan Documents to which it is a party and the performance of such Credit Party’s obligations thereunder do not (i) contravene any provision of any Requirement of Law applicable to any Credit Party, (ii) conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party pursuant to, the terms of any Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound except for such contraventions, conflicts, breaches or defaults that would not be reasonably likely to have a Material Adverse Effect, (iii) violate any provision of any Organizational Document of any Credit Party, (iv) require any approval of stockholders or (v) require any material approval or consent of any Person (other than a Governmental Authority) except filings, consents, or notices which have been made, obtained or given and except as set forth on Schedule 6.3.

6.4                               Governmental Approvals.  Except as set forth on Schedule 6.4 and except as have been obtained or made prior to the Effective Date, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Effective Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of any Loan Document or the performance of the obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

6.5                               Financial Statements; Financial Condition; Undisclosed Liabilities Projections; Etc.

(a)                       Financial Statements.  The consolidated balance sheet of Company and its consolidated Subsidiaries and the related statements of income and cash flows of Company and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2013 and as of March 31, 2014, June 30, 2014 and September 30, 2014 for the fiscal quarters ended on such dates, fairly present in all material respects the financial condition and results of operation and cash flows of Company and its consolidated Subsidiaries, as of such dates and for such periods, subject to, in the case of quarterly financial statements, year-end adjustments and the absence of footnotes.

(b)                       Solvency.  On and as of the Effective Date,

(i)             the sum of the assets, at a fair valuation, of Company and its Subsidiaries (taken as a whole) will exceed its debts;

(ii)          Company and its Subsidiaries (taken as a whole) have not incurred and do not intend to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature; and

(iii)       Company and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its business.  For purposes of this Section 6.5(b) “debt” means any liability on a claim, and “claim” means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

No Undisclosed Liabilities.  Except as fully reflected in the Form 10-K, the Form 10-Q or the financial statements and the notes related thereto delivered pursuant to Section 6.5(a), there were as of the Effective Date (and after giving effect to the Company Credit Facility Refinancing (as defined in the Revolving Credit Agreement) on a pro forma basis) no liabilities or obligations with respect to Company and its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Company and its Subsidiaries, taken as a whole.  As of the Effective Date (and after giving effect to the Company Credit Facility Refinancing (as defined in the Revolving Credit Agreement) on a pro forma basis), Company does not know of any basis for the assertion against Company or any Subsidiary of any liability or obligation of any nature whatsoever that is not reflected in the financial statements or the notes related thereto delivered pursuant to Section 6.5(a) which, either individually or in the aggregate, would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.

(d)                       Projections.  On and as of the Effective Date, the financial projections previously delivered to Administrative Agent for further delivery to the Lenders (the “Projections”) and each of the budgets delivered after the Effective Date pursuant to Section 7.2(b) are, at the time made, prepared on a basis consistent in all material respects with the financial statements referred to in Sections 7.1(a) and (b) and are at the time made based on good faith estimates and assumptions made by the management of Company, which assumptions were believed by the management of Company to be reasonable at the time made, it being understood that uncertainty is inherent in any forecasts or projections, such Projections are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ from such Projections and the differences may be material.

(e)                        No Material Adverse Change.  Since December 31, 2013, there has been no fact, event, circumstance or occurrence which has caused or resulted in a Material Adverse Effect.

6.6                               Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of Company and its Subsidiaries, threatened (i) against Company or any Credit Party challenging the validity or enforceability of any material provision of any Loan Document, or (ii) that would reasonably be expected to have a Material Adverse Effect.

6.7                               True and Complete Disclosure.  To Company’s knowledge, this Agreement and all other written information furnished to the Lenders by or on behalf of Company in connection herewith (other than any forecast or projections) did not (when so furnished) taken as a whole contain any untrue statement of material fact or omit to state a material fact necessary in order to make the information contained herein and therein not misleading, it being understood and agreed that with respect to any forecasts or projections furnished to the Lenders, such forecasts and projections are not to be viewed as facts and the actual results during the period or periods covered by such forecasts and projections may differ from such forecasts and projections and that such differences may be material.

6.8                               Use of Proceeds; Margin Regulations.

(a)                       Bridge Loan Proceeds.  All proceeds of the Bridge Loans incurred hereunder shall be used by Company and its Subsidiaries (i) to pay the cash consideration for the Target Acquisition or, in the case of an Offer, on the final Funding Date, to fund an escrow account for the payment of cash consideration for the Target Acquisition on terms reasonably satisfactory to the Lead Arrangers and the Cash Confirmation Provider (and, in each case, any related transactions) and (ii) to pay fees and expenses incurred in connection with the consummation of the foregoing. Any amount of the Bridge Loans borrowed for the purpose of satisfaction of the consideration for the Offer and related fees and expenses that is not immediately applied for that purpose shall be deposited in a Sterling denominated escrow account with Deutsche Bank AG, London Branch or the London branch of a bank with a long term credit rating of A- or better issued by S&P and Fitch and A3 or better issued by Moody’s (where it has a rating from more than one of such credit rating agencies) on terms which provide that until the expiration of the Certain Funds Period such monies shall only be applied to settle payments due in respect of the Offer and related fees and expenses.

(b)                       Margin Regulations.  No part of the proceeds of any Loan will be used to purchase or carry any margin stock (as defined in Regulation U of the Board), directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit”, in each case in violation of Regulation T, U or X of the Board.

6.9                               Taxes.  Each of Company and each of its Subsidiaries has timely filed or caused to be filed with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of Company and/or any of its Subsidiaries, except to the extent failure to file such Returns would not reasonably be expected to have a Material Adverse Effect.  The Returns accurately reflect all material liability for taxes of Company and its Subsidiaries for the periods covered thereby.  Each of Company and each of its Subsidiaries has paid all material taxes owed by it other than those (i) contested in good faith and for which adequate reserves have been established in conformity with GAAP or their equivalent in the relevant jurisdiction of the taxing authority or (ii) which failure to pay would not reasonably be expected to have a Material Adverse Effect.

6.10                        Labor Relations.  Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect.  There is (i) no significant unfair labor practice complaint pending against Company or any of its Subsidiaries or, to the knowledge of Company, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Company or any of its Subsidiaries or, to the knowledge of Company, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Company or any of its Subsidiaries or, to the knowledge of Company, threatened against Company or any of its Subsidiaries and (iii) to the knowledge of Company, no question concerning union representation exists with respect to the employees of Company or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) as could not reasonably be expected to have a Material Adverse Effect.

6.11                        [Reserved].

6.12                        Compliance With ERISA.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: each Plan has been operated and administered in a manner so as not to result in any liability of Company for failure to comply with the applicable provisions of applicable law, including ERISA and the Code; no Termination Event has occurred with respect to a Plan; to the knowledge of Company, no Multiemployer Plan is insolvent or in reorganization; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; Company and its Subsidiaries or any ERISA Affiliates have not incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted to terminate any Plan within the last fiscal year; using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, to the knowledge of Company, Company and its Subsidiaries and ERISA Affiliates would not have any liability to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ending prior to the Initial Funding Date; no Lien imposed under the Code or ERISA on the assets of Company or any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; Company and its Subsidiaries and ERISA Affiliates have made all contributions to each Plan within the time required by law or by the terms of such Plan; and Company and its Subsidiaries and ERISA Affiliates do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA and subject to ERISA) which provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA and subject to ERISA) the obligations with respect to either of which would reasonably be expected to have a Material Adverse Effect.

6.13                        Foreign Pension Matters.

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (b) with respect to each Foreign Pension Plan maintained or contributed to by Company or any Subsidiary, (i) that is required by applicable law to be funded in a trust or other funding vehicle, the aggregate of the accumulated benefit obligations under such Foreign Pension Plan does not exceed to any material extent the current fair market value of the assets held in the trusts or similar funding vehicles for such Foreign Pension Plan and (ii) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; (c) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Company and its Subsidiaries, threatened against Company or any Subsidiary with respect to any Foreign Pension Plan; (d) all contributions required to have been made by Company or any Subsidiary to any Foreign Pension Plan have been made within the time required by law or by the terms of such Foreign Pension Plan; and (e) except as disclosed on Schedule 6.13, no Foreign Pension Plan with respect to which Company or any of its Subsidiaries could have any liability has been terminated or wound-up and no actions or proceedings have been taken or instituted to terminate or wind-up such a Foreign Pension Plan.

6.14                        Ownership of Property.  Company and each Material Subsidiary has good and marketable title to, or a subsisting leasehold interest in, all material items of real and personal property used in its operations (except as to leasehold interests) free and clear of all Liens, except Permitted Liens and except to the extent that the failure to have such title or interest (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.  Substantially all items of real and material personal property owned by, leased to or used by Company and each Material Subsidiary are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used, except to the extent the failure to keep such condition (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

6.15                        Capitalization of Company.  On the Effective Date, Company will have no Capital Stock outstanding other than the Common Stock and rights outstanding under the Shareholder Rights Plan.  All outstanding shares of capital stock of Company have been duly authorized and validly issued and are fully paid and non-assessable.

6.16                        Subsidiaries.

(a)                       Organization.  Schedule 6.16 hereto sets forth a true, complete and correct list as of the date of this Agreement of each Subsidiary of Company and indicates for each such Subsidiary (i) its jurisdiction of organization, (ii) its ownership (by holder and percentage interest) and (iii) whether such Subsidiary is a Material Subsidiary.  As of the Effective Date, Company has no Subsidiaries except for those Subsidiaries listed as such on Schedule 6.16 hereto.

(b)                       Capitalization.  As of the Effective Date, all shares of capital stock of each Subsidiary of Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned free and clear of all Liens except for Permitted Liens. As of the Effective Date, no authorized but unissued or treasury shares of capital stock of any Subsidiary of Company are subject to any option, warrant, right to call or similar commitment.

6.17                        Compliance With Law, Etc.  Neither Company nor any of its Material Subsidiaries is in default under or in violation of any Requirement of Law applicable to any of them or Contractual Obligation, or under its Organizational Documents, as the case may be, in each case the consequences of which default or violation, either in any one case or in the aggregate, would have a Material Adverse Effect.

6.18                        Investment Company Act.  Neither Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.19                        Environmental Matters.

(a)                       Company and each of its Subsidiaries have complied in all material respects with, and on the Effective Date are in compliance in all material respects with, all applicable Environmental Laws and Environmental Permits except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  There are no pending or, to the knowledge of Company, threatened Environmental Claims against Company or any of its Subsidiaries or any real property currently owned or operated by Company or any of its Subsidiaries except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

(b)                       Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or otherwise come to be located on, any real property owned or at any time operated by Company  or any of its Subsidiaries where such generation, use, treatment or storage has violated or would reasonably be expected to violate or create liability under any Environmental Law in any material respect and result, either individually or in the aggregate, in a Material Adverse Effect.  To the knowledge of Company, Hazardous Materials have not at any time been Released on or from, or otherwise come to be located on, any real property owned or at any time operated by Company or any of its Subsidiaries where such Release has violated or would reasonably be expected to violate or create liability under any Environmental Law in any material respect and result, either individually or in the aggregate, in a Material Adverse Effect.

6.20                        Intellectual Property, Licenses, Franchises and Formulas.  Each of Company  and its Subsidiaries owns or holds licenses or other rights to or under all the material patents, patent applications, trademarks, designs, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, trade secrets, proprietary information, computer programs, data bases, licenses, permits, franchises and formulas, or rights with respect to the foregoing which are material to the business of Company and its Subsidiaries, taken as a whole, (collectively, “Intellectual Property”), and has obtained assignments of all leases and other rights of whatever nature, material to the present conduct of the business of Company and its Subsidiaries, taken as a whole, without any known material conflict with the rights of others except, in each case, where the failure to own or hold such rights or obtain such assignments would not reasonably be expected to have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries has knowledge of any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by Company or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any proprietary rights of any other Person which would reasonably be expected to have a Material Adverse Effect.

6.21                        OFAC; Patriot Act; FCPA.

(a)                       None of Company or any of its Subsidiaries, nor, to its knowledge, any of their respective directors, officers or employees, is currently a Restricted Party.

(b)                       None of Company or any of its Subsidiaries, will, use, lend, make payments of or contribute all or any part of the proceeds of the Bridge Loans in violation in any material respect of any Sanctions Laws and Regulations.

(c)                        Company, each other Credit Party and each Subsidiary of any Credit Party is:  (i) in compliance in all material respects with the requirements of the USA Patriot Act Title III of 107 Public Law 56  (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices, related to the subject matter of the Act, including Executive Order 13224 effective September 24, 2001 (the “Patriot Act”) and all applicable Sanctions Laws and Regulations; and (ii) operated under policies, procedures and practices, if any, that are designed to promote compliance with the Patriot Act in all material respects.

(d)                       No part of the proceeds of the Loans made hereunder shall be used by Company for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010 or any similar applicable anti-corruption laws or regulations administered or enforced by any Governmental Authority having jurisdiction over Company or any of its Subsidiaries.

6.22                        Press Release; Offer Document; Scheme Circular; etc.  As of their date of issuance or publication, as applicable, the Press Release, any Offer Document and/or any Scheme Circular contain all material terms of the Target Acquisition.

ARTICLE VII

AFFIRMATIVE COVENANTS

Company hereby agrees, as to itself and its Subsidiaries, that, so long as any of the Commitments remain in effect, or any Bridge Loan remains outstanding and unpaid or any other Obligation (other than any Obligation with respect to Rollover Loans (it being understood that the affirmative covenants with respect to the Rollover Loans shall be set forth in the Rollover Amendment) and contingent indemnification obligations not then due) is owing to any Lender or Administrative Agent hereunder, Company shall:

7.1                               Financial Statements.  Furnish, or cause to be furnished, to Administrative Agent (for further distribution to each Lender):

(a)                       Quarterly Financial Statements.  Not later than fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Company, the unaudited consolidated balance sheet and statements of income of Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of earnings and of cash flows of Company and its consolidated Subsidiaries for such quarter and the portion of the Fiscal Year through the end of such quarter, all of which shall be certified by the Chief Financial Officer of Company, as at the dates indicated and for the periods indicated, subject to normal year-end audit adjustments; and

(b)                       Annual Financial Statements. Not later than ninety-five (95) days after the end of each Fiscal Year of Company, a copy of the audited consolidated balance sheet of Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year.

All such financial statements shall be complete and correct in all material respects, shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein) and, in the case of the consolidated financial statements referred to in this Section 7.1(b), shall be accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no qualifications with respect to the continuance of Company and its Subsidiaries as going concerns and shall state that such financial statements present fairly in all material respects the financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP.

Notwithstanding anything herein to the contrary, information required to be delivered pursuant to this Section 7.1 and Sections 7.2(b), and 7.2(c) below shall be deemed to have been delivered on the date on which (i) such information is actually available for review by the Lenders and either (A) has been posted by Company on Company’s website at http://www.ball.com or at http://www.sec.gov or (B) has been posted on Company’s behalf on Intralinks/Syndtrak or any other internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent).  At the request of Administrative Agent or any Lender, Company will provide by electronic mail electronic versions (i.e., soft copies) to Administrative Agent of all documents containing such information.

7.2                               Certificates; Other Information.  Furnish to Administrative Agent (for further delivery to each Lender, as applicable):

(a)                       Officer’s Certificates.  Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of Company’s Chief Financial Officer or Treasurer substantially in the form of Exhibit 7.2(a) (a “Compliance Certificate”) stating that to such officer’s knowledge, (i) such financial statements present fairly, in accordance with GAAP (or, in the case of financial statements of any Foreign Subsidiary delivered pursuant to Section 7.1(a), generally accepted accounting principles in such Person’s jurisdiction of organization), the financial condition and results of operations of Company and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring adjustments) and (ii) no Event of Default or Unmatured Event of Default exists, except as specified in such certificate and, if so specified, the action which Company proposes to take with respect thereto;

(b)                       Budgets.  As soon as available and in any event within sixty (60) days following the first day of each Fiscal Year of Company an annual budget (by quarter) in form reasonably satisfactory to Administrative Agent (including budgeted balance sheet, statements of earnings and cash flows) prepared by Company for each Fiscal Quarter of such Fiscal Year (it being understood that Company shall have no obligation to update or revise such budget), which shall be accompanied by the statement of the Chief Executive Officer, Treasurer or Chief Financial Officer of Company to the effect that, such budget is based on good faith assumptions believed by such Person to be reasonable at the time made;

(c)                        Public Filings.  Promptly after the same become public, copies of all financial statements, annual or quarterly filings, registrations and Form 8-K reports which Company may make to, or file with, the SEC or any successor or analogous Governmental Authority; provided that Company shall not be required to furnish to Administrative Agent or any Lender the Form 8-K filed in respect of this Agreement; and

(d)                       Other Requested Information.  Such other information with respect to Company or any of its Subsidiaries, including, without limitation, any Asset Disposition or financing transaction, as Administrative Agent or any Lender may from time to time reasonably request.

7.3                               Notices.  Promptly and in any event within three (3) Business Days after a Responsible Officer of Company or any Credit Party obtains knowledge thereof, give written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of:

(a)                       Event of Default or Unmatured Event of Default.  The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of the Chief Financial Officer or Treasurer of Company setting forth details of the occurrence referred to therein and stating what action Company  propose to take with respect thereto;

(b)                       Litigation and Related Matters.  The commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or involving Company or any of its Material Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, which would individually or when aggregated with any other action, suit, proceeding or investigation reasonably be expected to have a Material Adverse Effect; and

(c)                        Environmental Matters.  The occurrence of one or more of the following environmental matters which would reasonably be expected to have a Material Adverse Effect:

(i)                                     any pending or threatened material Environmental Claim against Company or any of its Subsidiaries or any real property owned or operated by Company  or any of its Subsidiaries;

(ii)                                  any condition or occurrence on or arising from any real property owned or operated by Company or any of its Subsidiaries that (y) results in material noncompliance by Company or any of its Subsidiaries with any applicable Environmental Law or (z) would reasonably be expected to form the basis of a material Environmental Claim against Company or any of its Subsidiaries or any such real property;

(iii)                               any condition or occurrence on any real property owned or operated by Company or any of its Subsidiaries that would reasonably be expected to cause such real property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law; and

(iv)                              the taking of any Remedial Action on any real property at any time owned or operated by Company or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the Environmental Claim, condition, occurrence or Remedial Action and Company’s or such Subsidiary’s response thereto.  In addition, Company will provide Administrative Agent with copies of all written communications with any Governmental Authority relating to actual or alleged violations of Environmental Laws, all written communications with any Person relating to Environmental Claims, and such detailed written reports of any Environmental Claim as may reasonably be requested by Administrative Agent.

7.4                               Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general types as now conducted by Company and its Subsidiaries (including, without limitation, businesses reasonably related or incidental thereto or a reasonable extension, development or expansion thereof) and preserve, renew and keep in full force and effect its and each of its Material Subsidiary’s corporate existence and take all reasonable action to maintain all rights, privileges and franchises material to its and those of each of its Material Subsidiaries’ business except as otherwise permitted pursuant to Sections 8.3 and 8.4 and comply and cause each of its Subsidiaries to comply with all Requirements of Law except to the extent that failure to comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect.

7.5                               Payment of Taxes.  Pay or discharge or otherwise satisfy before they become delinquent and cause each of its Material Subsidiaries to pay or discharge or otherwise satisfy before they become delinquent all material taxes, assessments and governmental charges or levies (other than Indebtedness) imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; provided, however, that neither Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as

Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) or their equivalent in the relevant jurisdiction of the taxing authority with respect thereto or to the extent failure to pay, discharge or otherwise satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

7.6                               Inspection of Property, Books and Records.  Keep, or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, adequate records and books of account, in which entries are to be made reflecting its and their business and financial transactions in accordance with GAAP and all material Requirements of Law and permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time during normal business hours, and from time to time at the reasonable request of such Lender and at such Lender’s expense made to Company and upon reasonable notice, to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective principal officers, and, if an Event of Default exists and is continuing, permit, and cause each of its Subsidiaries to permit, Administrative Agent or the Required Lenders access to their independent public accountants (and by this provision Company authorize such accountants to discuss with Administrative Agent or the Required Lenders and such representatives, and in the presence of Company, the affairs, finances and accounts of Company and its Subsidiaries).

7.7                               ERISA.

(a)                       As soon as practicable and in any event within ten (10) Business Days after Company or any of its Subsidiaries knows or has reason to know that a Termination Event  has occurred with respect to any Plan which could be reasonably likely to result in a Material Adverse Effect, deliver, or cause such Subsidiary to deliver, to Administrative Agent a certificate of a responsible officer of Company or such Subsidiary, as the case may be, setting forth the details of such Termination Event and the action, if any, which Company or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given;

(b)                       Upon the request of any Lender made from time to time, deliver, or cause each Subsidiary to deliver, to each Lender a copy of the most recent actuarial report and annual report on Form 5500 (to the extent such annual report is required by law) completed with respect to any Plan;

(c)                        As soon as possible and in any event within ten (10) Business Days after Company or any of its Subsidiaries knows or has reason to know that any of the following have occurred with respect to any Plan:

(i)             such Plan has been terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA,

(ii)          the Plan Sponsor terminates such Plan,

(iii)       the PBGC has instituted proceedings under Section 515 of ERISA to collect a delinquent contribution to such Plan or under Section 4042 of ERISA to terminate such Plan,

(iv)      that an accumulated funding deficiency has been incurred or that an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or on extension of any amortization period under Section 412 of the Code, or

(v)         Company or any Subsidiary of Company has incurred any liability that would result in a Material Adverse Effect under any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA and subject to ERISA) that provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plans (as defined in Section 3(2) of ERISA and subject to ERISA), deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof;

(d)                       As soon as possible and in any event within thirty (30) days after Company or any of its Subsidiaries knows or has reason to know that any of them has caused a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof; and

(e)                        For purposes of this Section 7.7, Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which Company is the Plan Sponsor, and each Subsidiary of Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which such Subsidiary is a Plan Sponsor.

7.8                               Foreign Pension Plan Compliance.  Cause each of its Subsidiaries and each member of the Controlled Group to, establish, maintain and operate all Foreign Pension Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Pension Plans, except for failures to comply which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.9                               Maintenance of Property, Insurance.

(a)                       Keep, and cause each of its Material Subsidiaries to keep, all material property (including, but not limited to, equipment) useful and necessary in its business in good working order and condition, normal wear and tear and damage by casualty excepted, and subject to Section 8.4, except where the failure to keep such condition (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect;

(b)                       Maintain or cause to be maintained, and shall cause each of its Material Subsidiaries to maintain or cause to be maintained, with reputable insurers, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  Such insurance shall be maintained with reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained; and

(c)                        Shall furnish to Administrative Agent, on the Effective Date, a schedule listing the insurance it, each Credit Party and Material Subsidiary carried.

7.10                        Environmental Laws.

(a)                       Comply with, and cause its Subsidiaries to comply with, and, in each case take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any Environmental Permits except to the extent that failure to do so would not in the aggregate reasonably be expected to have a Material Adverse Effect; and

(b)                       Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders, directives and information requests of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings or except to the extent that such failure to do so would not in the aggregate reasonably be expected to have a Material Adverse Effect.

7.11                        Use of Proceeds.  Use all proceeds of the Loans as provided in Section 6.8.

7.12                        Further Assurances.

(a)                       Cause each Wholly-Owned Domestic Subsidiary of Company (other than an Excluded Subsidiary) that is or becomes a Material Subsidiary to become a party to the Subsidiary Guaranty; provided that in the case of any Subsidiary organized under U.S. law that does not meet the definition of a “Domestic Subsidiary” by virtue of clauses (i) or (ii) in the definition thereof, such Subsidiary shall be treated as if it were a Foreign Subsidiary solely for the purposes of this Section 7.12; and

(b)                       Cause each Subsidiary that becomes a Guarantor after the date hereof of obligations arising under any Permitted Debt Document and that is not at such time party to the Subsidiary Guaranty to become a party to the Subsidiary Guaranty in accordance with the terms thereof; provided, however, that this Section 7.12(b) shall not apply to a Foreign Subsidiary that becomes a guarantor of only obligations under one or more Permitted Debt Documents of persons that are not United States persons within the meaning of Code Section 7701(a)(30).

7.13                        End of Fiscal Years; Fiscal Quarters.  Cause Company’s annual accounting periods to end on or about December 31 of each year (each a “Fiscal Year”), with quarterly accounting periods ending on or about March 31, June 30, September 30, December 31, of each Fiscal Year (each a “Fiscal Quarter”).

7.14                        [Reserved].

7.15                        Take-Out Financing and Securities Demand.

(a)                       Company shall engage one or more investment banks (the “Investment  Banks”) reasonably satisfactory to the Lead Arrangers to endeavor to publicly sell or privately place debt securities of Company denominated in Dollars or Euros (the “Exchange Securities”), the gross proceeds of which will be used to refinance the Bridge Loans. Company shall take such actions as are reasonably necessary so that the Investment Banks can, as soon as reasonably practicable after the date on which a Securities Demand (as defined below) is given, publicly sell or privately place, in one or more offerings or placements, the Exchange Securities specified in the Securities Demand, in each case subject to the terms and conditions hereof. Subject to the other provisions and limitations of this Section 7.15, the Investment Banks, in their reasonable judgment after consultation with Company, shall determine whether, and in what amounts, the Exchange Securities shall be issued by Company, and what type of Exchange Securities or combination of Exchange Securities are to be issued. Company will, and will cause its Subsidiaries to, cooperate with the Investment Banks and use commercially reasonable efforts to cause its advisors and the Target Group and its advisors to do the same, and provide information reasonably deemed necessary by the Investment Banks in connection with placing or selling or obtaining commitments for the purchase or acquisition of the Exchange Securities. Such cooperation will include, without limitation, at the Investment Banks’ reasonable request, commercially reasonable efforts to:

(i)             prepare, as soon as reasonably practicable, an offering circular, prospectus, private placement memorandum suitable for use in a customary Rule 144A road show relating to the issuance by Company of debt securities with respect to the offer and sale of Exchange Securities;

(ii)          negotiate and execute an underwriting, placement agency, purchase or other applicable type of agreement containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions and providing for the delivery of customary legal opinions, comfort letters, and officers’ certificates;

(iii)       (A) deliver to the Investment Banks concurrently with, or as part of, the offering circular, prospectus, private placement memorandum or other document referred to above, (x) audited consolidated financial statements of Company and the Target covering the relevant fiscal year period as required pursuant to Regulation S-X, (y) unaudited financial statements of Company and the Target as of and for the interim periods as required pursuant to Regulation S-X, and (z) any pro forma financial statements after giving effect to the Transaction, as may be customary and as reasonably requested by the Investment Banks (if a Rule 144A transaction), and as required pursuant to Regulation S-X (if an SEC-registered transaction) and (B) cause Company’s independent accountants and the independent accountants for the Target to deliver customary “comfort” (including “negative assurance” comfort);

(iv)      make appropriate officers and representatives of Company, its Subsidiaries and the Target reasonably available to the Investment Banks, upon reasonable notice, for meetings with prospective purchasers of the Exchange Securities; and

(v)         cooperate with the Investment Banks’ due diligence investigation of Company and the Target and their respective Subsidiaries.

(b)                       At any time and from time to time (but no more than five times) following the 60th day after the Initial Funding Date (subject to clause (ix) of this paragraph (b), the “Period Prior to a Securities Demand”), upon no less than ten Business Days prior notice by the Lead Arrangers holding (together with their affiliates) a majority of the aggregate principal amount of the Bridge Loans under the Bridge Facility as of such time (the “Majority Lead Arrangers”) (each such notice, which, for the avoidance of doubt, can be delivered by the Majority Lead Arrangers prior to such 60th day, a “Securities Demand”), so long as any Bridge Loans are outstanding, Company will cause the issuance and sale of Exchange Securities, in such amounts and on such terms and conditions as are specified in any Securities Demand; provided, however, that:

(i)             each Securities Demand shall be in respect of not less than $250,000,000 (or its equivalent in Euros) aggregate principal amount of Exchange Securities (or, if less than $250,000,000 (or its equivalent in Euros) aggregate principal amount of Bridge Loans are outstanding, such amount as shall be sufficient to repay in full all outstanding Bridge Loans and all related fees and expenses);

(ii)          the aggregate amount of proceeds of the Exchange Securities shall not exceed an amount sufficient to repay all the then outstanding principal and other amounts under the Bridge Loans;

(iii)                   the delivery of a Securities Demand shall only be permitted after Company has been afforded the opportunity to participate in one customary “roadshow” (consistent with Company’s past practice);

(iv)                  the Exchange Securities shall be issued through a private placement for resale pursuant to Rule 144A under the Securities Act with registration rights;

(v)                     the Exchange Securities shall contain guarantees, covenants and default provisions substantially similar to those in the Senior Note (2023) Indenture and shall not contain any financial maintenance covenants;

(vi)                  the per annum interest rate on any tranche of Exchange Securities shall not exceed the Total Cap, with original issue discount (other than any original issue discount resulting from a sale by the Investment Banks at a price less than the price paid by the Investment Banks and any fees payable to Investment Banks) considered yield for the purpose of this clause (vi) and determined in accordance with customary market convention);

(vii)               the Exchange Securities shall have a maturity of no less than eight years;

(viii)            Company shall not be required to issue any Exchange Securities at an issue price less than 98% of the principal amount thereof (before deducting customary fees and commissions); and

(ix)                  if by the 60th day after the Initial Funding Date, concurrently with, or as part of, the offering circular, prospectus, private placement memorandum or other offering document for the issuance and sale of Exchange Securities, Company, after using its commercially reasonable efforts, is unable to (A) deliver to the Investment Banks (x) audited consolidated financial statements of the Target covering the relevant fiscal year period as required pursuant to Regulation S-X, (y) unaudited financial statements of the Target as of and for the interim periods as required pursuant to Regulation S-X, or (z) any pro forma financial statements after giving effect to the Transaction as required pursuant to Regulation S-X, or (B) cause the independent accountants for the Target to deliver customary “comfort” (including “negative assurance” comfort), then the Period Prior to a Securities Demand shall be extended until the date Company is able to deliver and cause the independent accountants for the Target to deliver the documentation referred to in (A) and (B) above; provided that the Period Prior to a Securities Demand shall not be extended beyond the 90th day after the Initial Funding Date, in each case, unless otherwise agreed by the Investment Banks and Company.

(c)                         Notwithstanding anything to the contrary contained herein, in the event of a Demand Failure, on the Demand Failure Date (A) the interest rate on all Bridge Loans hereunder shall automatically be increased to the Total Cap, (B) the Conversion Fee, if not previously paid, shall become immediately due and payable, (C) the outstanding Bridge Loans shall be subject to the optional redemption terms and call protections applicable to the Exchange Securities and (D) any transfer restrictions applicable to the Bridge Loans shall be removed.

ARTICLE VIII

NEGATIVE COVENANTS

Company hereby agrees, as to itself and its Subsidiaries, that, (I) with respect to the covenant set forth in Section 8.15, from the period commencing on the Effective Date and (II) with respect to the covenants set forth in this Article VIII, other than the covenant in Section 8.15, from the period commencing on the Initial Funding Date and, in each case, continuing so long as any Bridge Loan remains outstanding and unpaid or any other Obligation (other than any Obligation with respect to Rollover Loans (it being understood that the negative covenants with respect to the Rollover Loans shall be set forth in the Rollover Amendment) and contingent indemnification obligations not then due) is owing to any Lender or Administrative Agent hereunder:

8.1                               Liens.  Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien in, upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, except for the following Liens (herein referred to as “Permitted Liens”):

(a)                       (i) Liens created by the Revolving Credit Facility Loan Documents or otherwise securing the Obligations (under and as defined in the Revolving Credit Agreement), (ii) Liens  described in Section 8.1(a)(ii) of the Revolving Credit Agreement, (iii) Liens on cash, cash deposits or other credit support securing Interest Rate Agreements and Other Hedging Agreements and (iv) Liens on cash, cash deposits or other credit support securing Other Hedging Agreements entered into on behalf of any customer of Company or a Subsidiary;

(b)                       Customary Permitted Liens;

(c)                        Liens existing on the date hereof listed on Schedule 8.1 hereto provided that such Liens shall secure only those obligations secured by such Liens on the Effective Date or Liens securing any Permitted Refinancing Indebtedness in respect of such obligations or, to the extent such obligations do not constitute Indebtedness, any replacements or substitutions of any other such obligations in respect thereof;

(d)                       Liens on any property (including the interest of a lessee under a Capitalized Lease) securing (I) Indebtedness incurred or assumed for the purpose of financing (or financing all or part of the purchase price within 180 days after the respective purchase of assets) all or any part of the design, acquisition, development, construction, installation, repair, improvement cost or the lease of such property (including Liens to which any property is subject at the time of acquisition thereof by Company or any of its Subsidiaries) or (II) any Permitted Refinancing Indebtedness in respect thereof; provided that:

(i)             any such Lien does not extend to any other property (other than products and proceeds of such property),

(ii)          such Lien either exists on the date hereof or is created in connection with the design, acquisition, construction, development, installation, repair, lease or improvement of such property as permitted by this Agreement,

(iii)       the Indebtedness secured by any such Lien, (or the Capitalized Lease Obligation with respect to any Capitalized Lease) does not exceed 100% of the fair market value of such assets at the time of incurrence of such Indebtedness, and

(iv)      the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.2(f);

(e)                        Liens on any property or assets of any Person existing at the time such assets are acquired or such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary (plus any modifications, refinancing, refundings, renewals, replacements and extensions of any such Liens) and, in each case, not created in contemplation of or in connection with such event, provided that (x) the property covered thereby is not changed in category or scope after such acquisition or after such Person becoming a Subsidiary and (y) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.2(g);

(f)                         any Lien arising out of the replacement, refinancing, refunding, extension, or renewal of any Indebtedness secured by any Lien permitted by clauses (c), (d), (e), (g) and (h) of this Section, provided that such Indebtedness is not increased and collateral security provided therefor is not expanded;

(g)                        Liens on Receivables Facility Assets transferred in accordance with the terms of the Receivables Documents pursuant to a Permitted Accounts Receivable Securitization and Liens in connection with the sales and other transfers of Receivables permitted pursuant to Section 8.4(d);

(h)                       Liens incurred in connection with Sale and Leaseback Transactions permitted under Section 8.9;

(i)                           Liens in respect of Indebtedness permitted under Section 8.2(p) to the extent such Lien exists at the time of redesignation of the applicable Person and to the extent such Liens would comply with clauses (x) and (y) of the proviso at Section 8.1(e);

(j)                          Liens incurred in connection with the issuance of letters of credit permitted under Section 8.2(q);

(k)                       Liens (which may be pari passu with the Liens supporting the Obligations) in respect of Indebtedness permitted under Section 8.2(v);

(l)                           additional Liens incurred by Company and its Subsidiaries so long as, without duplication, the Dollar Equivalent of the value of the property subject to such Liens at the time such Lien is incurred and the Dollar Equivalent of the Indebtedness (including any refinancings of such Indebtedness) and other obligations secured thereby do not exceed an aggregate of 7.5% of Company’s Consolidated Tangible Assets (measured as of the most recently ended fiscal quarter of Company for which financial statements have been delivered to Administrative Agent pursuant to Section 7.1; (provided that for the avoidance of doubt, no Unmatured Event of Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of such Indebtedness or other obligations shall at a later time exceed 7.5% of Company’s Consolidated Tangible Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness or other obligation was permitted to be incurred));

(m)                   Liens created on (i) Capital Stock of Company that is held by Company as treasury stock and (ii) Capital Stock of Target constituting Margin Stock;

(n)                       Liens in favor of Company or any other Credit Party;

(o)                       Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar liens arising in the ordinary course of business;

(p)                       Liens to secure financing of insurance premiums permitted under Section 8.2(cc);

(q)                       (i) Liens granted to secure Indebtedness that amends, refinances, defeases, repays, replaces, restructures or refunds (i) in whole or in part the Revolving Credit Agreement, whether pursuant to one or more agreements, documents, instruments or facilities, with the same or different parties, a shorter or longer maturity or in a smaller or greater amount of (or commitments for) the Revolving Credit Facility Loans or commitments thereunder, in each case whether structured as term loans, revolving loans, securities or a combination thereof (a “Revolving Credit Agreement Refinancing”) or (ii) in part this Agreement, whether pursuant to one or more agreements, documents, instruments or facilities, with the same or different parties, or in a smaller or greater amount of (or commitments for) the Revolving Credit Facility Loans or commitments thereunder, in each case whether structured as term loans, revolving loans, securities or a combination thereof, and solely in the case of this clause (ii), so long as such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent;

(r)                          solely for the period commencing on the Initial Funding Date and ending on the date that is 30 days thereafter (or such longer period as Administrative Agent may agree), Liens created by the Existing Target Credit Facilities and any documents related thereto and otherwise securing the obligations thereunder;

(s)                         Liens pursuant to an escrow arrangement or other funding arrangement pursuant to which such funds will be segregated to pay the purchase price on any Target Acquisition on any accounts containing internally generated cash flow of Company and its Subsidiaries or containing the proceeds of (i) any sale or other disposition of assets, (ii) any issuance of Capital Stock, or (iii) any issuance or incurrence of any Indebtedness plus an amount equal to interest that would accrue on such Indebtedness for a period not to exceed eighteen months after the date of issuance of such Indebtedness plus fees and expenses in connection therewith; and

(t)                          solely for the period commencing on the Effective Date and ending on the date of the initial borrowing of Revolving Credit Facility Loans, Liens incurred by Company and its Subsidiaries pursuant to the Loan Documents (as such term is defined in the Existing Credit Agreement).

8.2                               Indebtedness.  Company will not, nor will it permit any of its Subsidiaries to, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness except:

(a)                       Indebtedness incurred pursuant to this Agreement and the other Loan Documents or otherwise evidencing any of the Obligations;

(b)                       (i) Receivables Facility Attributable Debt incurred in connection with Permitted Accounts Receivable Securitizations and in connection with sales permitted pursuant to Section 8.4(d)(ii) and Receivables Factoring Facilities, provided that such Indebtedness, shall not exceed the Dollar Equivalent of $1,000,000,000 in the aggregate outstanding at any time; and (ii) Indebtedness incurred pursuant to Uncommitted Short Term Lines of Credit, such Indebtedness not to exceed the Dollar Equivalent of €500,000,000 outstanding at any time;

(c)                        Indebtedness evidenced by the (i) Senior Notes, the Senior Bridge Refinancing Notes and any Permitted Refinancing Indebtedness in respect thereof and (ii) the Revolving Credit Facility Loan Documents and any Revolving Credit Agreement Refinancing in respect thereof;

(d)                       Indebtedness of Company (i) other than Disqualified Preferred Stock; provided that (1) the covenants, defaults and similar non-economic provisions applicable to such Indebtedness are, taken as a whole, not materially less favorable to the obligor thereon or the Lenders than the provisions contained in this Agreement and do not contravene in any material respect the provisions of this Agreement (it being understood and agreed that this clause (1) may be satisfied by the delivery of a certificate by Company to Administrative Agent certifying that the requirements of this clause (1) have been satisfied) and (2) immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis for the period of four Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) pursuant to Section 7.1, no Event of Default or Unmatured Event of Default would exist hereunder and (ii) in an aggregate amount not to exceed $150,000,000 at any time outstanding in the form of Disqualified Preferred Stock and, in each case for this Section 8.2(d), any replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation, modification or exchange of such Indebtedness that satisfies the provisions of this Section 8.2(d);

(e)                        Indebtedness under Interest Rate Agreements not entered into for speculative purposes;

(f)                         Indebtedness incurred to finance the design, development, acquisition, construction, installation, or improvement of any property (or Indebtedness to finance the development, construction, lease, repairs, additions or improvements to property (real or personal) whether through the direct purchase or lease of such assets or through the purchase of equity interests in a Person owning such assets), including capital leases, tax retention and other synthetic lease obligations and purchase money obligations and any replacement, renewal, refinancing, extension, exchange, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation thereof; provided that any such Indebtedness shall be secured only by the property acquired, developed, constructed, repaired, designed, improved, leased or subject to such installation in connection with the incurrence of such Indebtedness and any proceeds and products thereof; provided, further, that the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Section 8.2(g) and (l) shall not exceed an aggregate of 20% of Company’s Consolidated Tangible Assets (measured as of the most recently ended fiscal quarter of Company for which financial statements have been delivered to Administrative Agent pursuant to Section 7.1 (provided that for the avoidance of doubt, no Unmatured Event of Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of such Indebtedness or other obligations shall at a later time exceed 20% of Company’s Consolidated Tangible Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness or other obligation was permitted to be incurred));

(g)                        Indebtedness of any Subsidiary of Company assumed in connection with a Permitted Acquisition (other than Indebtedness under the Existing Target Credit Facilities, the Existing Target Notes and the Existing Target Subordinated Debt), so long as such Indebtedness was not issued or created in contemplation of such acquisition and any Permitted Refinancing Indebtedness in respect thereof; provided that in the case of any such assumed Indebtedness of a Foreign Subsidiary of Company, the aggregate outstanding principal amount of all such Indebtedness of all such Foreign Subsidiaries and/or one or more of its or their Foreign Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof shall not at any time together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Section 8.2(f) and (l) exceed an aggregate of 20% of Company’s Consolidated Tangible Assets at such time (based on the most recently delivered financial statements pursuant to Section 7.1) (provided that for the avoidance of doubt, no Unmatured Event of Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of such Indebtedness or other obligations shall at a later time exceed 20% of Company’s Consolidated Tangible Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness or other obligation was permitted to be incurred));

(h)                       Indebtedness under Other Hedging Agreements not entered into for speculative purposes and under Permitted Call Spread Transactions;

(i)                           Indebtedness of Company or any of their Subsidiaries consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(j)                          Intercompany Indebtedness to the extent permitted by Section 8.7; provided, however, that in the event of any subsequent issuance or transfer of any Capital Stock which results in the holder of such Indebtedness ceasing to be a Subsidiary or any subsequent transfer of such Indebtedness (other than to Company or any of its Subsidiaries) such Indebtedness shall be required to be permitted under another clause of this Section 8.2; provided, further, however, that in the case of Intercompany Indebtedness consisting of a loan or advance to Company, each such loan or advance shall be subordinated to the indefeasible payment in full of all of Company’s Obligations;

(k)                       Indebtedness constituting Permitted Guarantee Obligations;

(l)                           Indebtedness in respect of Sale and Leaseback Transactions permitted under Section 8.9;

(m)                   Indebtedness in respect of obligations secured by Customary Permitted Liens or supported by a Letter of Credit (under and as defined in the Revolving Credit Agreement) or a letter of credit secured by Customary Permitted Liens;

(n)                       Guarantee Obligations incurred by Company or any Subsidiary of obligations of any employee, officer or director of Company or any such Subsidiary in respect of loans made to such employee, officer or director in connection with such Person’s acquisition of Capital Stock, phantom stock rights, capital appreciation rights or similar equity like interests in Company or any such Subsidiary in an aggregate amount not to exceed $5,000,000 outstanding at any one time;

(o)                       Indebtedness (including any Permitted Refinancing Indebtedness of such Indebtedness) in an aggregate principal amount not to exceed the Dollar Equivalent of $1,250,000,000 at any time outstanding incurred by European Holdco, Ball Delaware, a Subsidiary of European Holdco, or Ball Asia Pacific, a Subsidiary of Ball Metal Beverage Container Corp., in the form of one or more series of publicly traded or privately placed unsecured bonds or notes; provided that (1) the covenants, defaults and similar non-economic provisions applicable to such Indebtedness are, taken as a whole, not materially less favorable to the obligor thereon or to the Lenders than the provisions contained in this Agreement and (2) such Indebtedness is at then-prevailing market rates;

(p)                       Indebtedness incurred as a result of a redesignation pursuant to Section 12.23;

(q)                       letters of credit issued for the account of Company or any of its Subsidiaries, so long as the sum of (without duplication as to the items set forth in the following clauses (i), (ii) and (iii)):  (i) the aggregate undrawn face amount thereof, (ii) any unreimbursed obligations in respect thereof and (iii) the aggregate amount of pledges and deposits made pursuant to Section 8.1(j) does not exceed $175,000,000 at any time;

(r)                          Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness) or similar obligations (including any bonds or letters of credit issued with respect thereto and all guaranties, reimbursement and indemnity agreements entered into in connection therewith) incurred in the ordinary course of business;

(s)                         Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(t)                          Indebtedness of Company or any of its Subsidiaries in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business that do not give rise to an Event of Default and obligations with respect to letters of credit supporting any of the foregoing;

(u)                       Indebtedness arising from the honoring by a bank of a check or similar instrument drawn against insufficient funds; provided that such Indebtedness is covered by Company or any of its Subsidiaries within ten Business Days;

(v)                       Indebtedness of one or more Foreign Subsidiaries of Company located in China or Hong Kong under lines of credit and Permitted Refinancing Indebtedness in respect of such Indebtedness extended by third persons to such Foreign Subsidiary, which Indebtedness may be guaranteed on a pari passu and equal basis (or on a lesser or lower ranked basis and with fewer Guarantors) with the Obligations; provided that (i) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (v) at any time outstanding shall not exceed the Dollar Equivalent of $100,000,000, (ii) no Unmatured Event of Default or Event of Default shall have occurred or be continuing at the time of such incurrence or would result from the incurrence of such Indebtedness, and (iii) such Indebtedness is permitted to be incurred under the Senior Note Indentures, the Revolving Credit Agreement, or any document governing any Permitted Refinancing Indebtedness in respect thereof;

(w)                     Indebtedness evidenced by (i) the Designated Existing Notes and any Replacement Senior Note Financing and (ii) the Existing Target Notes, the Existing Target Subordinated Debt and any Permitted Refinancing Indebtedness in respect thereof, including any Replacement Target Note Financing;

(x)                       solely for the period commencing on the Effective Date and ending on the date of the initial borrowing of the Revolving Credit Facility Loans, Indebtedness under the Existing Credit Agreement;

(y)                       Indebtedness of any Subsidiary of Company, in favor of Company or any other Subsidiary, for the purpose of paying all or a portion of the consideration for the Target Acquisition and any fees, costs and expenses in connection therewith (including any requirements under any foreign pension plan of Target or its subsidiaries);

(z)                        solely for the period commencing on the Initial Funding Date and ending on the date that is 30 days thereafter (or such longer period as Administrative Agent may agree), Indebtedness under the Existing Target Credit Facilities;

(aa)                Indebtedness arising from agreements of Company or a Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary;

(bb)                Indebtedness existing on the date hereof and listed on Schedule 8.2;

(cc)                  Indebtedness arising from financing insurance premiums in the ordinary course of business; and

(dd)                Indebtedness (including any Permitted Refinancing Indebtedness of such Indebtedness) incurred by Company or any Subsidiary of Company in addition to that referred to elsewhere in this Section 8.2 in an aggregate principal amount not to exceed the Dollar Equivalent of $375,000,000 in the aggregate outstanding at any time.

8.3                               Fundamental Changes.  Company will not, nor will it permit any of its Material Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except (x) that any Subsidiary (other than a Receivables Subsidiary) (i) may merge into, amalgamate or consolidate with Company in a transaction in which Company is the surviving corporation, (ii) may merge into, amalgamate or consolidate with any Credit Party in a transaction in which the surviving entity is or becomes a Credit Party, (iii) that is not a Credit Party may merge into, amalgamate or consolidate with any Subsidiary that is not a Credit Party or any Person that becomes a Credit Party simultaneously with or promptly following such merger and (iv) may merge into, amalgamate or consolidate with any other Person that in accordance with the terms hereof becomes a Credit Party in connection with a Permitted Acquisition; provided that if such Subsidiary is a Material Subsidiary the surviving entity shall be a Material Subsidiary; provided, further, that if any Person acquired in a Permitted Acquisition is not a Wholly-Owned Domestic Subsidiary, it shall not be required to be a Credit Party, (y) any Subsidiary may merge into, amalgamate or consolidate with Target in connection with the Target Acquisition and (z) any Subsidiary may merge into, amalgamate or consolidate into another Person in connection with the consummation of a transaction permitted by Section 8.4.  No Unrestricted Entity shall enter into any merger or consolidation into or with Company or any of its Subsidiaries; provided that a Permitted Aerospace JV may merge, amalgamate or consolidate with Company or any Subsidiary in a transaction that is a Permitted Acquisition.

8.4                               Asset Sales.  Company will not, nor will it permit any of its Subsidiaries to, convey, sell, lease or otherwise dispose of all or any part of their property or assets, or enter into any Sale and Leaseback Transaction, except that:

(a)                       Company and its Subsidiaries may sell, contribute and make other transfers of Receivables Facility Assets pursuant to the Receivables Documents under a Permitted Accounts Receivable Securitization or pursuant to a Receivables Factoring Facility or similar Receivables financing arrangement;

(b)                       Company and its Subsidiaries may lease, including subleases and assignments of leases and subleases, real or personal property in the ordinary course of business;

(c)                        Company and its Subsidiaries may sell Inventory and equipment in the ordinary course of business;

(d)                       (i) Company and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, any accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which Company or Subsidiary may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables) and (ii) Company and its Subsidiaries may sell, discount, contribute or otherwise transfer, including, without limitation, pursuant to financing arrangements (including, without limitation, pursuant to any supply chain or similar arrangements), in each case without recourse, any Receivables arising in the ordinary course of business; provided that (x) such sale, discount, contribution or other transfer does not otherwise meet the requirements set forth in Section 8.4(a) and (y) all Receivables Facility Attributable Debt shall not exceed the amount set forth in Section 8.2(b)(i);

(e)                        Company or any Subsidiary may make an Asset Disposition to Company or any Subsidiary (other than a Receivables Subsidiary);

(f)                         Company and its Subsidiaries may enter into consignment arrangements (as consignor or as consignee) or similar arrangements for the sale of goods in the ordinary course of business;

(g)                        Company and its Subsidiaries may make Investments permitted pursuant to Section 8.7 and sell Investments referred to in clauses (a), (d) and (i) of Section 8.7;

(h)                       Company and its Subsidiaries may (y) enter into licenses or sublicenses of software, trademarks and other Intellectual Property and general intangibles in the ordinary course of business and which do not materially interfere with the business of such Person and (z) abandon or dispose of intellectual property or other proprietary rights of such

Person that, in the reasonable business judgment of such Person, is no longer practical to maintain or useful in the conduct of its business;

(i)                           Company and its Subsidiaries may enter into Sale and Leaseback Transactions permitted under Section 8.9;

(j)                          Company and its Subsidiaries may make Restricted Payments permitted pursuant to Section 8.5;

(k)                       Company and its Subsidiaries may make dispositions in the ordinary course of business of equipment and other tangible personal property that is obsolete, uneconomical, worn-out, unmerchantable, unsaleable, replaced, retired, surplus, excess or no longer useful in Company’s and its Subsidiaries’ business;

(l)                           Company and its Subsidiaries may make dispositions of owned or leased vehicles in the ordinary course of business;

(m)                   Company and its Subsidiaries may make dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party or any of its Subsidiaries;

(n)                       Company and its Subsidiaries may surrender or waive contractual rights or settle, release or surrender any contract, tort or litigation claim in the ordinary course of business;

(o)                       Company may sell, transfer, convey or otherwise dispose of all or part of the Aerospace Business (including the Capital Stock of any Permitted Aerospace JV) in one or more transactions; provided that each such transaction (y) is for not less than fair market value (as determined by the board of directors of Company in good faith, whose determination shall be conclusive evidence thereof and shall be evidenced by a resolution of such board of directors set forth in a Responsible Officer of Company’s certificate delivered to Administrative Agent), and (z) is consummated when no Event of Default has occurred and is continuing or would result therefrom;

(p)                       Company and its Subsidiaries may make other Asset Dispositions the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) (determined at the time of disposition thereof) when aggregated with the proceeds of all other Asset Dispositions made within such Fiscal Year pursuant to this clause (p) does not exceed 15% of the Consolidated Assets of Company (measured as of the most recently ended fiscal quarter of Company for which financial statements have been delivered to Administrative Agent pursuant to Section 7.1 (provided that for the avoidance of doubt, no Event of Default or Unmatured Event of Default shall be deemed to have occurred if such aggregate amount of such proceeds shall at a later time exceed 15% of Company’s Consolidated Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Asset Disposition was permitted to be made)); provided, however, that to the extent that any proceeds of such Asset Disposition are used to purchase assets used or to be used in the businesses referred to in Section 8.11 within 365 days of such Asset Disposition, such Asset Disposition shall be disregarded for purposes of calculations pursuant to this Section 8.4(p) (and shall otherwise be deemed to be permitted under this Section 8.4(p)) to the extent of the reinvested proceeds;

(q)                       Company may sell, transfer or otherwise dispose of (i) its Capital Stock that is held by Company as treasury stock, and (ii) Capital Stock of Target constituting Margin Stock;

(r)                          Company may enter into and perform its obligations under Permitted Call Spread Transactions;

(s)                         Company and its Subsidiaries may make any Permitted Asset Disposition;

(t)                          Company and its Subsidiaries may dispose of cash and Cash Equivalents in the ordinary course of business or as otherwise permitted in this Agreement;

(u)                       Company and its Subsidiaries may grant Liens permitted under Section 8.1;

(v)                       Company and any Subsidiary may issue or sell, convey, or otherwise dispose of its Capital Stock as permitted by Section 8.6;

(w)                     Company and its Subsidiaries may exchange any like property pursuant to Section 1031 of the Code; and

(x)                       Company and its Subsidiaries may sell, convey, or otherwise dispose of any Capital Stock of an Unrestricted Entity.

8.5                               Dividends or Other Distributions.  Company will not, nor will it permit any of its Subsidiaries to, either: (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (“Dividend”) or to the direct or indirect holders of its Capital Stock (except (A) dividends or distributions payable solely in Capital Stock (other than Disqualified Preferred Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Preferred Stock) and (B) dividends, distributions or redemptions payable to (1) Company or a Wholly-Owned Subsidiary of Company and (2) any other Subsidiary of Company in compliance with applicable corporation law; provided that the amount of such dividends or distributions under this clause (2) which are paid or made to any Person other than an Unrestricted Entity shall be included for purposes of calculating compliance with clause (b) below, and shall be permitted only to the extent they are permitted under clause (b) below) or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Company other than in exchange for, or out of proceeds of, the substantially concurrent sale (other than to an

Affiliate of Company) of other Capital Stock of Company or as permitted in (i)(A) above or (iii) purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final or stated maturity, any Indebtedness that is either subordinate or junior in right of payment to the Obligations (other than refinancings of such Indebtedness with the proceeds of Permitted Refinancing Indebtedness and other than Intercompany Indebtedness subordinated as a result of Section 8.2(j)) and it being understood that Indebtedness shall not be deemed subordinate or junior in priority on account of being unsecured or being secured with greater or lower priority or (iv) make any Restricted Investment; (any of the foregoing being hereinafter referred to as a “Restricted Payment”); provided, however, that:

(a)                       Company or a Subsidiary may make distributions to the extent necessary to enable Company or a Subsidiary of Company to pay their (i) general administrative costs and expenses, (ii) taxes as they legally become due and (iii) to the extent such distributions are made to a Credit Party, any obligation under a Tax Sharing Agreement, and

(b)                       so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom and Company is in pro forma compliance with the financial covenant set forth in Article IX of the Revolving Credit Agreement on a Pro Forma Basis for the period of four Fiscal Quarters ending with the most recently ended Fiscal Quarter of Company for which financial statements have been delivered to Administrative Agent pursuant to Section 7.1 both immediately before and immediately after giving effect to such Restricted Payments, Company or any Subsidiary of Company may make any Restricted Payment; provided that any Restricted Payment of the type described in clauses (i) and (ii) above may only be made in the ordinary course of business and consistent with past practice.

Notwithstanding the foregoing, (i) Company may pay Dividends within 60 days after the date of declaration thereof if at such date of declaration such Dividend would have complied with this Section 8.5, (ii) any Wholly-Owned Subsidiary may purchase, redeem or otherwise acquire or exchange its Capital Stock for the Capital Stock of another Wholly-Owned Subsidiary, (iii) Company may issue Capital Stock contemplated by the Shareholder Rights Plan and (iv) Company may enter into and perform its obligations under Permitted Call Spread Transactions.

8.6                               Issuance of Stock.

(a)                       Other than as permitted to be incurred under Section 8.2(d)(ii), Company will not issue any Capital Stock, except for such issuances of Capital Stock of Company consisting of Common Stock, Capital Stock contemplated by the Shareholder Rights Plan and Permitted Preferred Stock.  For the avoidance of doubt, no provision of this Section 8.6 nor any provision of Sections 8.2, 8.7 or 8.14 will be deemed to restrict (i) the issuance by Company of convertible debt securities on customary market terms and conditions and (ii) entry into by Company and performance of its obligations under Permitted Call Spread Transactions in connection with such issuance.

(b)                       Company will not, nor will permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Capital

Stock of any Material Subsidiary of Company, except (i) to Company, (ii) to another Wholly-Owned Subsidiary of Company, (iii) to qualify directors if required by applicable law, (iv) pledges pursuant to the Loan Documents or (v) pursuant to employee stock ownership or employee benefit plans in effect on the date hereof.  Notwithstanding the foregoing, Company and its Subsidiaries shall be permitted to sell, assign, convey or otherwise dispose of (x) all or part of the Capital Stock of any Permitted Aerospace JV in one or more transactions in accordance with the terms of Section 8.4(o) and (y) 100% of the outstanding stock of any Subsidiary, but, except as set forth in clause (x), not less than 100% of such stock, subject to Section 8.4 (without regard to Section 8.4(v)).

8.7                               Loans, Investment and Acquisitions.  Company will not, nor will it, permit any of its Subsidiaries to, make any Investments or make any Acquisitions except:

(a)                       Company and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(b)                       Investments existing on the date hereof identified on Schedule 8.7, Investments made pursuant to legally binding written commitments in existence on the Effective Date and described in Schedule 8.7 and any Investment that replaces, refinances or refunds any such Investment; provided that such replacing, refinancing or refunding Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(c)                        Investments required pursuant to the terms of any Permitted Accounts Receivable Securitization and Receivables Factoring Facility;

(d)                       Investments (including debt obligations) in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement (including settlements of litigation) of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)                        Company and its Subsidiaries may enter into (i) Interest Rate Agreements in compliance with Section 8.2(e) and (ii) Other Hedging Agreements and Permitted Call Spread Transactions, each in compliance with Section 8.2(h);

(f)                         pledges or deposits made in the ordinary course of business (including cash collateral and other credit support to secure obligations under letters of credit permitted under Section 8.2(q));

(g)                        Investments (i) by Company or any Subsidiary in Company or a Person that is a Subsidiary prior to such Investments, provided that if applicable, the requirements of Section 7.12 are satisfied and (ii) by any Subsidiary (other than a Credit Party) in any Credit Party or Purchaser;

(h)                       Company or any Subsidiary may make Permitted Acquisitions;

(i)                           Company or any Subsidiary may acquire and hold debt securities and other non-cash consideration as consideration for an asset disposition permitted pursuant to Section 8.4;

(j)                          Company or any Subsidiary may make Restricted Investments permitted by Section 8.5, provided that any Restricted Investment that is an Acquisition (other than Target Acquisition) complies with clauses (y)(a) through (y)(d) of the definition of Permitted Acquisition;

(k)                       Investments, in addition to those Investments identified on Schedule 8.7, in any Unrestricted Entity; provided, however, that such additional Investments, together with the aggregate Dollar Equivalent amount of Guarantee Obligations or credit support of Company and its Subsidiaries (other than any Permitted Guarantee Obligations) with respect to (A) Other Hedging Agreements to which an Unrestricted Entity is party and (B) Indebtedness and other obligations of one or more Unrestricted Entities (such amount to equal the Dollar Equivalent of the aggregate maximum principal amount of the Indebtedness or other obligations subject to such Guarantee Obligations or credit support), shall not exceed the Dollar Equivalent of $200,000,000 in the aggregate after the Effective Date;

(l)                           extensions of trade credit, accounts receivable and prepaid expenses in the ordinary course of business;

(m)                   Investments made by Company or any Subsidiary in any Subsidiary for the purpose of paying all or a portion of the consideration for the Target Acquisition and any fees, costs and expenses in connection therewith (including any requirements under any foreign pension plan of Target or its subsidiaries);

(n)                       Investments received in connection with an Asset Disposition permitted by Section 8.4; and

(o)                       other Investments (other than in Unrestricted Entities) not in excess of 12.5% of the Consolidated Assets of Company and its Subsidiaries at such time measured as of the most recently ended fiscal quarter of Company for which financial statements have been delivered to Administrative Agent pursuant to Section 7.1 (provided that for the avoidance of doubt, no Event of Default or Unmatured Event of Default shall be deemed to have occurred if such aggregate outstanding amount of Investments shall at a later time exceed 12.5% of Company’s Consolidated Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Investment was permitted to be made); provided that any such Investment that is an Acquisition complies with clauses (y)(a) through (y)(d) of the definition of Permitted Acquisition.

8.8                               Transactions with Affiliates.  Company will not, nor will permit any of its Subsidiaries to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Company (other than (x) a Credit Party or (y) Purchaser in connection with the Target Acquisition) unless the terms of such business, transaction or series of transactions are as favorable to Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third Person or, if such transaction is not one which by its nature could be obtained from such Person, is on fair and reasonable terms, provided that the following shall be permitted: (a) (i) any agreements in existence on the Effective Date and disclosed in the Form 10-K or the Form 10-Q or otherwise set forth on Schedule 8.8 hereto (as such agreements may be amended, modified, restated, renewed, supplemented, refunded, replaced, refinanced or otherwise continued in effect, in all cases, on terms no less favorable to Company or such Subsidiary than on the date of this Agreement) and (ii) following the consummation of a Permitted Acquisition, any agreements of the acquired Person in effect on the closing date of such acquisition; (b) (i) the payment of customary fees, expenses and compensation to officers and members of the board of directors or comparable governing body of such Person and (ii) customary indemnities provided on behalf of officers, directors, managers, employees or consultants of Company, any of its direct or indirect parent companies or any of its Subsidiaries; (c) transactions expressly permitted by Section 8.3 or Section 8.5; (d) transactions expressly permitted by Section 8.4, 8.6 or 8.7 among Company and its Subsidiaries or among Subsidiaries; (e) transactions pursuant to the Tax Sharing Agreements; and (f) transactions pursuant to any Permitted Accounts Receivable Securitization and Receivables Factoring Facility.

8.9                               Sale-Leasebacks.  Company will not, nor will permit any of its Subsidiaries to, lease any property as lessee in connection with a Sale and Leaseback Transaction entered into after the Effective Date unless such Sale and Leaseback Transaction is consummated within 180 days after the date that such Person acquires the property subject to such transaction and if, at the time of such entering into such Sale and Leaseback Transaction and after giving effect thereto, the aggregate Dollar Equivalent amount of Attributable Debt for such Sale and Leaseback Transaction and for all Sale and Leaseback Transactions so entered into by Company and its Subsidiaries, together with the Dollar Equivalent of Indebtedness then outstanding pursuant to Sections 8.2(f) and (g) does not exceed 20% of Company’s Consolidated Tangible Assets.

8.10                        Restrictions on Credit Support to Unrestricted Entities.  Other than Investments permitted pursuant to Section 8.7(k), neither Company nor any of its Subsidiaries shall provide any type of credit support or credit enhancement to any Unrestricted Entity, whether directly through loans to or Investments in, letters of credit issued for the benefit of any creditor of any Unrestricted Entity or guarantees or any other Contractual Obligation, contingent or otherwise, of Company or any of such Subsidiaries with respect to any Indebtedness or other obligation or liability of any Unrestricted Entity, including, without limitation, any such Indebtedness, obligation or liability, directly or indirectly guaranteed, supported by letter of credit, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse, or in respect of which Company or any of its Subsidiaries is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received; provided that notwithstanding the foregoing, (x) Company may incur Guarantee Obligations and provide credit support in respect of Indebtedness and other obligations of one or more Unrestricted Entities (provided that any such Guarantee Obligations or other credit support is not prohibited under Section 8.2) and (y) Company or any of its Subsidiaries may incur Guarantee Obligations or provide credit support in respect of Other Hedging Agreements entered into by an Unrestricted Entity, in each case of (x) or (y) above to the extent such Guarantee Obligations would not result in a violation of Section 8.7(k).

8.11                        Lines of Business.  Company will not, nor will it permit any of its Subsidiaries to, enter into or acquire any line of business which is not reasonably related or incidental to or a reasonable extension, development or expansion of the same general types business conducted by Company and its Subsidiaries as of the date hereof.

8.12                        Fiscal Year.  Company will not change its Fiscal Year.

8.13                        Limitation on Voluntary Payments and Modifications of Subordinated Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Certain Derivative Transactions, Etc.  Company will not, nor will it permit any of its Subsidiaries to:

(a)                       make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Indebtedness (other than Intercompany Indebtedness subordinated as a result of Section 8.2(j)) that is either subordinate or junior in right of payment to the Obligations (it being understood that Indebtedness shall not be deemed subordinate or junior in priority on account of being unsecured or being secured with greater or lower priority), other than pursuant to the issuance of Permitted Refinancing Indebtedness or as otherwise permitted by Section 8.5;

(b)                       amend, terminate or modify, or permit the amendment, termination or modification of, any provision of any documents governing Indebtedness described in clause (a) above in a manner which, taken as a whole, is materially adverse to the interests of the Lenders; or

(c)                        amend, modify or change in any way materially adverse to the interests of the Lenders, its Organizational Documents (including, without limitation, by filing or modification of any certificate of designation) or By-Laws, or any agreement entered into by it, with respect to its Capital Stock, or enter into any new agreement with respect to its Capital Stock in any manner which, taken as a whole, is materially adverse to the interests of the Lenders.

8.14                        Limitation on Certain Restrictions on Subsidiaries.  Company will not, nor will permit any of its Material Subsidiaries or Purchaser to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of Company or any Material Subsidiary of Company or Purchaser to (i) pay dividends or make any other distributions on its Capital Stock to Company or any of its Subsidiaries or pay any Indebtedness or other Obligation owed to Company or any of its Subsidiaries, (ii) make any loans or advances to Company or any of its Material Subsidiaries or Purchaser, or (iii) transfer any of its property to Company or any of its Material Subsidiaries or Purchaser, except:

(a)                       any encumbrance or restriction pursuant to the Loan Documents, the Designated Existing Notes (or any Replacement Senior Note Financing thereof), the Existing Target Notes, the Existing Target Subordinated Debt, the Senior Notes, the Revolving Credit Facility Loan Documents and any Revolving Credit Agreement Refinancing, any documents evidencing Permitted Refinancing Indebtedness with respect to any of the foregoing, any Permitted Accounts Receivable Securitization, any Receivables Factoring Facility, any agreement evidencing Indebtedness permitted pursuant to Sections 8.2(d), (g), (i) and (o) (in the case of Sections 8.2(d) and (o), so long as such restrictions, taken as a whole, are not materially less favorable to Company than those set forth in the Revolving Credit Facility Loan Documents, it being understood and agreed that the requirements in this parenthetical may be satisfied by the delivery of a certificate by Company to Administrative Agent certifying the requirements of this parenthetical have been satisfied), any agreement evidencing Indebtedness of any Subsidiary acquired pursuant to a Permitted Acquisition to the extent such restrictions are set forth in any Indebtedness assumed in connection with such Permitted Acquisition so long as such restrictions are not applicable to any Subsidiary of Company other than the Subsidiary being acquired and such restrictions were not created or imposed in connection with or in contemplation of such Permitted Acquisition, the Co-operation Agreement, any agreement in effect at or entered into on the Effective Date and reflected on Schedule 8.14(a) hereto or solely for the period commencing on the Effective Date and ending on the date of the initial borrowing of the Revolving Credit Facility Loans, the “Loan Documents” (as such term is defined in the Existing Credit Agreement);

(b)                       any encumbrance or restriction with respect to a Subsidiary of Company pursuant to an agreement relating to any Indebtedness issued by such Subsidiary, or agreements relating to the Capital Stock or governance provisions of such Subsidiary (to the extent, and for so long as, such agreements are unable to be amended, replaced or otherwise modified to remove such encumbrances or restrictions), in each case, issued (with respect to Indebtedness) or existing (with respect to agreements regarding Capital Stock or governance provisions) on or prior to the date on which such Subsidiary became a Subsidiary of Company or was acquired by Company (other than Indebtedness or agreements relating to Capital Stock or governance issued or entered into, as applicable, as consideration in, or to provide all or any portion of the funds or other consideration utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Company) and outstanding on such date;

(c)                        any such encumbrance or restriction consisting of customary provisions (i) contained in any license or other contract governing intellectual property rights of Company or any of its Subsidiaries restricting or conditioning the sublicensing or assignment thereof, (ii) restricting subletting, assignment or other transfers of any leases, licenses, joint venture agreements and other similar agreements or any equity interests in any joint ventures, (iii) contained in leases and other agreements entered into in the ordinary course of business, (iv) contained in any agreement relating to the sale, transfer or other disposition or any agreement to transfer or option or right with respect to a Subsidiary or any property or assets pending such sale or other disposition; provided that such encumbrances or restrictions apply only to such Subsidiary, property or assets or (v) containing restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(d)                       any encumbrance or restriction existing solely as a result of a Requirement of Law;

(e)                        in the case of clause (c)(iii) above, Permitted Liens or other restrictions contained in security agreements or Capitalized Leases securing or otherwise related to Indebtedness permitted hereby to the extent such restrictions restrict the transfer of the property subject to such Permitted Lien, security agreements or Capitalized Lease and other agreements evidencing Indebtedness permitted by Section 8.2(f) that impose restrictions on the property so acquired or the subject thereof; and

(f)                         encumbrances or other restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (c), and clause (e) hereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and other restrictions than those prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings.

8.15                        Acquisition Undertakings.

Company will not fail to comply, or permit any of its Subsidiaries to fail to comply, with the Acquisition Undertakings at any time.

ARTICLE IX

[RESERVED]

ARTICLE X

EVENTS OF DEFAULT

10.1                        Events of Default.  Any of the following events, acts, occurrences or state of facts shall constitute an “Event of Default” for purposes of this Agreement solely with respect to the Bridge Loans and any Commitment hereunder (it being understood that the events of default with respect to the Rollover Loans shall be set forth in the Rollover Amendment):

(a)                       Failure to Make Payments When Due.  Company (i) shall default in the payment of principal on any of the Bridge Loans; or (ii) shall default in the payment of interest on any of the Bridge Loans or default in the payment of any fee or any other Obligation when due and such default in payment shall continue for five (5) Business Days; or

(b)                       Representations and Warranties.  Any representation or warranty made by any Credit Party to Administrative Agent or any Lender contained in any Loan Document delivered to Administrative Agent or any Lender pursuant hereto or thereto shall have been incorrect in any material respect on the date as of when made or deemed made, or

(c)                        Covenants.  Any Credit Party or Purchaser shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under  Article VIII hereof or Section 2.8, Section 7.3(a) or Section 7.15 (in each case, as to which no grace period shall apply) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied or unwaived for a period of thirty (30) days after written notice to Company by Administrative Agent or any Lender; or

(d)                       Default Under Other Loan Documents.  Any Credit Party or Purchaser shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 10.1) and such default shall continue unremedied or unwaived for a period of thirty (30) days after written notice thereof has been given to Company by Administrative Agent; or

(e)                        Voluntary Insolvency, Etc.  Company or any of its Material Subsidiaries or Purchaser shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law in any jurisdiction or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding in any jurisdiction, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment  of its debts or shall take any corporate action authorizing any of the foregoing; or

(f)                         Involuntary Insolvency, Etc.  Involuntary proceedings or an involuntary petition shall be commenced or filed against Company or any of its Material Subsidiaries or Purchaser under any bankruptcy, insolvency or similar law in any jurisdiction or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or of a substantial part of its property, assets or business, or to effect a plan or other arrangement with its creditors or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

(g)                        Default Under Other Agreements.  (i) Any Credit Party shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents or Intercompany Indebtedness) in a principal amount in excess of the Dollar Equivalent of $75,000,000 in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) a default shall occur in the performance or observance of any agreement or condition to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (after the expiration of any grace period but determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem the full amount of such Indebtedness to be made, prior to its stated maturity; provided that clause (g)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further, that notwithstanding any provision of this subsection (g) to the contrary, to the extent that the terms of any such agreement or instrument governing the sale, pledge or disposal of Margin Stock or utilization of the proceeds of such Indebtedness in connection therewith would result in such acceleration or in an Event of Default or an Unmatured Event of Default under this Agreement, and would cause this Agreement or any Loan to be subject to the margin requirements or any other restriction under Regulation U, then such acceleration shall not constitute an Event of Default or Unmatured Event of Default under this subsection (g); or

(h)                       Judgments.  One or more judgments or decrees shall be entered against a Credit Party involving, individually or in the aggregate, a liability (to the extent not paid or covered by insurance) of the Dollar Equivalent of $75,000,000 or more and shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i)                           [Reserved].

(j)                          Guaranties.  Any Subsidiary Guaranty shall (other than as a result of the actions taken by Administrative Agent or the Lenders to release such Subsidiary Guaranty)

cease to be in full force and effect in accordance with its terms, or any Guarantor shall deny or disaffirm such Guarantor’s obligations under any Subsidiary Guaranty; or

(k)                       ERISA.  Either (i) any Termination Event shall have occurred, (ii) a trustee shall be appointed by a United States District Court to administer any Plan or Multiemployer Plan, (iii) the PBGC institutes proceedings to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (iv) Company or any of its Subsidiaries shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan or (v) Company or any Subsidiary of Company fails to make a deficit reduction contribution required under Code Section 412(l) to any Plan by the due date for such contribution; if as of the date thereof or any subsequent date, the sum of each of Company’s and its Subsidiaries’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA) as a result of such events listed in subclauses (i) through (v) would reasonably be expected to have a Material Adverse Effect; or

(l)                           Change of Control.  A Change of Control shall occur; or

(m)                   Dissolution.  Any order, judgment or decree shall be entered against Company or any Material Subsidiary or Purchaser decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or Company or any Material Subsidiary or Purchaser shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

Other than as set forth in Section 5.4, if any of the foregoing Events of Default shall have occurred and be continuing, Administrative Agent, at the written direction of the Required Lenders, shall take one or more of the following actions: (i) by written notice to Company declare the Commitments to be terminated whereupon the Commitments shall forthwith terminate, and (ii) by written notice to Company declare all sums then owing by Company hereunder and under the Loan Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Company.  In cases of any occurrence of any Event of Default described in Section 10.1(e) or Section 10.1(f) with respect to Company, the Loans, together with accrued interest thereon and all of the other Obligations, shall become immediately and automatically due and payable forthwith and the Commitments immediately and automatically terminated without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Company, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, and other amounts payable by Company hereunder shall also become immediately and automatically due and payable all without notice of any kind.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Initial Funding Date and ending on the date falling 120 days after the Initial Funding Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target Group will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:

(i)                                     it is capable of remedy and reasonable steps are being taken to remedy it;

(ii)                                  the circumstances giving rise to it have not knowingly been procured by or approved by Company or Purchaser; and

(iii)                               it is not reasonably likely to have a Material Adverse Effect on Company and its Subsidiaries, on a consolidated basis.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.

Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof), all payments (including the proceeds of any Asset Disposition received after acceleration of the Obligations shall be applied:  first, to all fees, costs and expenses incurred by or owing to Administrative Agent and any Lender with respect to this Agreement or the other Loan Documents; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts) and third, to the principal amount of the Obligations outstanding (pro rata among all such Obligations based upon the principal amount thereof).  Any balance remaining shall be delivered to Company or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

Anything in this Section 10.1 to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Company, provided that at the time such acceleration is so rescinded and annulled:  (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

10.2                        Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI

ADMINISTRATIVE AGENT

In this Article XI, the Lenders agree among themselves as follows:

11.1                        Appointment.  The Lenders hereby appoint Deutsche Bank AG Cayman Islands Branch as Administrative Agent for the Lenders under all applicable Subsidiary Guaranties (Administrative Agent is sometimes referred to in this Article XI as “Agent”) to act as herein specified herein and in the other Loan Documents.  Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Agents to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Except as expressly set forth in the Loan Documents, Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to Company or any of its Subsidiaries that is communicated to or obtained by the financial institution serving in such capacity or any of its Affiliates in any capacity.  Agent may perform any of their respective duties hereunder and under the other Loan Documents, by or through their officers, directors, agents, employees or affiliates.

11.2                        Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement.  The duties of Agent shall be mechanical and administrative in nature.  EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER.  Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of Company in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of Company, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter.  Agent will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article X.

11.3                        Exculpation, Rights Etc.  Neither Agent nor any of its respective officers, directors, agents employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction.  Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of any of the Loan Documents or any other document or the financial condition of Company.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Company, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Required Lenders.  Agent may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents, Agent is permitted or required to take or to grant, and if such instructions are requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all Lenders, as applicable.  Further, Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Required Lenders or, to the extent required by Section 12.1, all of the Lenders.

11.4                        Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution notice, statement, certificate, order or other document or any telephone, telex, teletype, telecopier or electronic mail message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any of the other Loan Documents and their duties hereunder or thereunder, upon advice of counsel selected by Agent, independent accountants or other experts selected by Agent and shall not incur any liability for relying thereon.

11.5                        Indemnification.  To the extent Agent is not reimbursed and indemnified by Company as required herein, the Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent, acting pursuant hereto in such capacity in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Aggregate Pro Rata Share of the total Commitment; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction.  The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Notes and the termination of this Agreement.

For purposes hereof, “Aggregate Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such desired aggregate or total amount by a fraction the numerator of which shall be the aggregate principal amount of such Lender’s Loan and the denominator of which shall be the aggregate of all of the Loans outstanding hereunder.

11.6                        Administrative Agent In Its Individual Capacity.  With respect to its Loans and Commitments (and its Pro Rata Share thereof), Agent shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of Obligations.  The terms “Lenders”, “holder of Obligations” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Agents in their individual capacity as a Lender, one of the Required Lenders or a holder of Obligations.  Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Company or any Subsidiary or affiliate of Company as if it were not acting as Administrative Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

11.7                        Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless Agent has received written notice from a Lender or Company referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give prompt notice thereof to the Lenders.

11.8                        Holders of Obligations.  Agent may deem and treat the payee of any Obligation as reflected on the books and records of Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent pursuant to Section 12.8(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation or of any Obligation or Obligations granted in exchange therefor.

11.9                        Resignation by Administrative Agent.

(a)                       Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving thirty (30) Business Days’ prior written notice to Company and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                       Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent who shall be satisfactory to Company and shall be an incorporated bank or trust company.

(c)                        If a successor Administrative Agent shall not have been so appointed within said thirty (30) Business Day period, Administrative Agent, with the consent of Company, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Required Lenders, with the consent of Company, appoint a successor Administrative Agent as provided above.

(d)                       If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the thirtieth (30th) Business Day after the date such notice of resignation was given by Administrative Agent, Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders, with the consent of Company, appoint a successor Administrative Agent as provided above.

11.10                 The Lead Arrangers and Bookrunners.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Lead Arrangers and Bookrunners are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arrangers and Bookrunners shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as provided for under Section 11.5.  Without limitation of the foregoing, none of the Lead Arrangers and Bookrunners shall, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

ARTICLE XII

MISCELLANEOUS

12.1                        No Waiver; Modifications in Writing.

(a)                       No failure or delay on the part of Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Administrative Agent or any Lender at law or in equity or otherwise.  Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by Company and the Required Lenders, provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender that would be directly affected thereby:

(i)             extend the final scheduled maturity of any Loan or Note of such Lender, or reduce the rate or extend the time of payment of interest or fees due to such Lender except for waivers of Default Rate interest and except for amendments or modifications of defined terms used in any calculations in this Agreement, or reduce the principal amount of any Loan of such Lender or extend the scheduled time of payment of any such principal, interest or fees due (excluding in each case mandatory prepayments) to such Lender or reduce the amount of any other amounts payable to such Lender hereunder or under any other Loan Document or extend the expiration date of any Commitment of such Lender,

(ii)          release all or substantially all of the Guarantors, or all or substantially all of the value of the Subsidiary Guaranties,

(iii)       amend, modify or waive any provision of this Section 12.1 (except for technical amendments with respect to additional extensions of credit pursuant to Section 2.10 which afford the protections to such additional extensions of credit of the type provided to the Loans on the date hereof) or reduce any percentage specified in the definition of Required Lenders,

(iv)      consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement (except as expressly provided herein),

(v)         extend the Bridge Loan Maturity Date,

(vi)      impose restrictions on the conversion of Rollover Loans into Exchange Notes or alter the rate of such exchange or amend, modify or waive the terms of the Exchange Notes in any manner that requires (or would, if the Exchange Notes were outstanding require) the approval of all holders of Exchange Notes, or

(vii)   amend the Securities Demand provisions hereof,

provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall:

(A)                   increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications conditions precedent, representations, warranties, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender),

(B)                   [Reserved],

(C)                   without the consent of Administrative Agent amend, modify or waive (x) any provision of Article XI as same applies to the rights or obligations of Administrative Agent or (y) any other provision under this Agreement or any other Loan Document as same relates to the rights or obligations of Administrative Agent,

(D)                   without the consent of Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent under the other Loan Documents,

(E)                    without the consent of each Lender with Obligations directly affected thereby amend the definition of Required Lenders,

(F)                     [Reserved], or

(G)                   without the consent of each Lender with Obligations directly affected thereby, amend the definition of Pro Rata Share,

provided that any provision of this Agreement may be amended, modified, supplemented, waived, discharged terminated or otherwise changed by an agreement in writing signed by the respective Credit Parties thereto, the Required Lenders (measured after giving effect to such amendment, supplement, waiver, discharge or termination) and any Administrative Agent if (x) by the terms of such agreement all Commitments of each Lender not consenting to the actions therein shall terminate upon the effectiveness of such agreement and (y) at the time such agreement becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders) and no such amendment, waiver or consent may disproportionately adversely affect such Lender as compared with the other Lenders without such disproportionately affected Lender’s consent.

(b)                       If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 12.1(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Company shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of Company if the respective Lender’s consent is required with respect to less than all Loans and/or Commitments, to replace only the respective Loans and/or Commitments of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change.

(c)                        Notwithstanding anything to the contrary contained in Section 12.1, if Administrative Agent and Company shall have jointly identified an obvious error or any error,

defect or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then Administrative Agent and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(d)                       Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, Company and Administrative Agent can enter into the Rollover Amendment without the consent of any Lender.

12.2                        Further Assurances.  Company agrees to do such further acts and things and to execute and deliver to Administrative Agent such additional agreements, powers and instruments, as Administrative Agent may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Administrative Agent its rights, powers and remedies hereunder.

12.3                        Notices, Delivery Etc.  (a) Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by prepaid telex or telecopier or electronic mail, and shall be deemed to be given for purposes of this Agreement on the third day after deposit in registered or certified mail, postage prepaid, and otherwise on the date that such writing is delivered or sent to the intended recipient thereof, or in the case of notice delivered by telecopy or electronic mail, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3, provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers or electronic mail addresses) indicated (i) in the case of any Lender, in such Lender’s administrative questionnaire most recently delivered to Administrative Agent, (ii) in the case of any Assignee, on its signature page to its Assignment and Assumption Agreement, (iii) in the case of Company or Administrative Agent, on Schedule 12.3 hereto and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on such administrative questionnaire, such Assignment and Assumption Agreement or Schedule 12.3, as the case may be.

(b)                       Notices and other communications to or by Administrative Agent, and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent (with the written consent of Company, in the case of procedures for deliveries to Company), provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender.  Administrative Agent or Company may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)                        Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.  Each Credit Party and Lender hereunder agrees to notify Administrative Agent in writing promptly of any change to the notice information provided above.

12.4                        Costs, Expenses and Taxes; Indemnification.

(a)                       Generally.  Company agrees to pay promptly upon request by Administrative Agent (i) all reasonable out-of-pocket costs and expenses of Administrative Agent in connection with the negotiation, preparation, execution and delivery and syndication of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein (provided that notwithstanding anything herein to the contrary, Company shall be responsible for the fees and expenses of only one counsel to Administrative Agent and one additional local counsel in each jurisdiction where applicable in connection with the preparation and negotiation of the Loan Documents executed on the Effective Date or required to be executed or delivered pursuant to Section 7.14 unless Company otherwise agrees) and any amendment, waiver, consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing, including without limitation, the reasonable fees and out-of-pocket expenses of White & Case LLP, local and foreign counsel to Administrative Agent relative thereto, and independent public accountants and other outside experts retained by Administrative Agent in connection with the administration of this Agreement and the other Loan Documents, and all reasonable search fees, and expenses, filing and recording fees and (ii) all reasonable out-of-pocket costs and expenses of Administrative Agent and the Lenders, if any, in connection with the enforcement of this Agreement, any of the Loan Documents or any other agreement furnished pursuant hereto or thereto or in connection herewith or therewith (provided that notwithstanding anything herein to the contrary, Company shall be responsible for the fees and expenses of only one primary counsel and one local counsel in each jurisdiction where applicable for Administrative Agent and the Lenders, taken as a whole, plus one additional counsel where necessary in the event of a conflict of interest). Company acknowledges that Administrative Agent, the Lenders and the Lead Arrangers may receive a benefit, including without limitation, a discount, credit or other accommodation, from any such counsel based on the fees such counsel may receive on account of their relationship with Administrative Agent, the Lenders and/or the Lead Arrangers, including, without limitation, fees paid pursuant hereto.

(b)                       Other Fees and Expenses.  In addition, Company agrees to pay any and all present and future stamp, transfer, excise, registration, court, documentary, intangible, recording, filing and other similar taxes payable or determined to be payable in connection with any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, and each agrees to save and hold Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay by Company in paying, or omission by Company to pay, such taxes, excluding, in each case, such amounts that result from a transfer, assignment or grant of a participation by a Lender or Administrative Agent (other than any transfer or assignment pursuant to Section 3.7 or Section 4.7(e)).  Any portion of the foregoing fees, costs and expenses which remains unpaid more than thirty (30) days following Administrative Agent’s or any Lender’s statement and the due date thereof shall bear interest from the date of such due date at the Default Rate.

(c)                        Indemnification.  Company agrees jointly and severally to indemnify and hold harmless Lead Arrangers, Bookrunners, Administrative Agent and each Lender and each partner, director, officer, employee, agent, attorney and Affiliate of Administrative Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, obligations (including removal or remedial actions), reasonable expenses or liabilities (not including taxes that are the subject matter of Section 4.7 hereof) (including the reasonable fees and out-of-pocket expenses of any counsel for any Indemnified Person) to which such Indemnified Person may become subject, insofar as such losses, claims, damages, penalties, obligations (including removal or remedial actions), reasonable expenses or liabilities (or actions, suits or proceedings including any investigation or claims in respect thereof (whether or not Administrative Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from the transactions contemplated by this Agreement, the Transaction or any of the other Loan Documents; provided, however, that:

(i)             no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it (A) arises or results from the bad faith, gross negligence or willful misconduct of such Indemnified Person or such Indemnified Person’s partner, director, officer, employee, agent, attorney or Affiliate or from such Indemnified Person’s (or such Indemnified Person’s partner’s, director’s, officer’s, employee’s, agent’s, attorney’s or Affiliate’s) material breach of its obligations under this Agreement as determined in a final non-appealable judgment by a court of competent jurisdiction or (B) arises out of a dispute solely among Indemnified Persons (and not involving Administrative Agent or Collateral Agent) and not resulting from any act or omission by Company or any of its Affiliates; and

(ii)          nothing contained herein shall affect the express contractual obligations of the Lenders to Company contained herein.

If any action, suit or proceeding arising from any of the foregoing is brought against Administrative Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, Company will, if requested by Administrative Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified.  The Indemnified Persons shall, unless Administrative Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ their own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and out-of-pocket expenses of such counsel shall be at the expense of the indemnifying party; provided, however, that in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, Company shall not be liable for reasonable fees and out-of-pocket expenses of more than one counsel (in addition to any local counsel), which counsel shall be designated by Administrative Agent provided, further, however, that each Indemnified Person shall have the right to employ separate counsel in any such inquiry, action, claim or proceeding and to control the defense thereof, and the reasonable fees and out-of-pocket expenses of such counsel shall be at the expense of Company if (i) Company shall have agreed in writing to pay such reasonable fees and out-of-pocket expenses or (ii) such Indemnified Person shall have notified Company that it has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the other Indemnified Persons and that such common representation would adversely impact the adequacy of the proposed representation.  Excluding any losses, costs, liabilities or damages arising out of the gross negligence or willful misconduct of any Indemnified Person as determined by a court of competent jurisdiction in a final non-appealable judgment, Company agrees to indemnify and hold each Indemnified Person harmless from all loss, reasonable out-of-pocket cost (including Attorney Costs), liability and damage whatsoever incurred by any Indemnified Person by reason of any violation of any Environmental Laws or Environmental Permits or for the Release or threatened Release of any Hazardous Material by Company or any of its Subsidiaries or which occurred at or migrated from any property currently or formerly owned, leased or operated by or on behalf of Company or any of its Subsidiaries, or by reason of the imposition of any Environmental Lien or which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, provided that with respect to any liabilities arising from acts or failure to act for which Company or any of its Subsidiaries is strictly liable under any Environmental Law or Environmental Permit, Company’s obligation to each Indemnified Person under this indemnity shall likewise be without regard to fault on the part of Company or any such Subsidiary.  To the extent that the undertaking to indemnify, pay or hold harmless Administrative Agent, any Lender or other Indemnified Person as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  The obligations of Company under this Section 12.4 shall survive the termination of this Agreement and the discharge of Company’s other Obligations hereunder.

(d)                       Foreign Exchange Indemnity.  If any sum due from Company under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against Company with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, Company shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  The foregoing indemnity shall constitute a separate obligation of Company distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.  Notwithstanding the foregoing, payments of principal and interest on Loans shall be made in Sterling.

12.5                        Confirmations.  Company and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

12.6                        Adjustment; Setoff.

(a)                       If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(e) or Section 10.1(f) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Company agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)                       In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Company, any such notice being expressly waived by Company, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of Company or any Credit Party to such Lender, any amount owing from such Lender to Company or Credit Party, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Company or Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of Company or Credit Party, or against anyone else claiming through or against, Company or Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify Company and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application and provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 4.1(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(c)                        Company expressly agrees that to the extent Company makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state or federal law, common law, rule, regulation or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.7                        Execution in Counterparts; Electronic Execution of Assignments.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New

York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.8                        Binding Effect; Assignment; Addition and Substitution of Lenders.

(a)                       This Agreement shall be binding upon, and inure to the benefit of, Company, Administrative Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, that (i) Company may not assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of the Lenders and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 12.8.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, including Section 12.8(c), no Lender may assign any portion of its undrawn Commitment under this Agreement to any Person during the Certain Funds Period unless such Lender has assigned its Commitment or portion thereof to another bank or financial institution, in each case, whose senior, unsecured, long-term indebtedness has, on any date of determination, a rating by S&P and Moody’s of, respectively, BBB and Baa2, or higher, and such bank or other financial institution has become a party to this Agreement as a Lender in accordance with the terms of this Agreement.  During the Certain Funds Period, no Initial Lender shall assign any portion of its undrawn Commitment if, after giving effect to any such assignment, such Initial Lender would hold less than fifty point one percent (50.1%) of its Commitments under this Agreement on the Effective Date.

(b)                       Each Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in all or any portion of its Commitment and Loans or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”).  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and Company and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  At the time of the sale of a participating interest, the Lender transferring the interest (i) shall cause the Participant to provide the forms required under Section 4.7(d), if applicable, as if such Participant became a Lender on the date of the sale and (ii) shall, if required under applicable law, deliver revised forms in accordance Section 4.7(d) reflecting the portion of the interest sold and the portion of the interest retained.  Further, the Participant shall be subject to the obligations of Section 3.6 and Section 4.7 as if such Participant was a Lender.  Company agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6.  Company also agrees that each Participant shall be entitled to the benefits of

Section 3.6 and Section 4.7 with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(b); provided that no participation shall be made to any Person under this section if, at the time of such participation, the Participant’s benefits under Section 3.6 or Section 4.7 would be greater than the benefits that the participating Lender was entitled to under Section 3.6 or Section 4.7 (and if any participation is made in violation of the foregoing, the Participant will not be entitled to the incremental amounts).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Company, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not, except with the consent of Administrative Agent and Company, restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating beyond the Bridge Loan Maturity Date or Rollover Loan Maturity Date, as applicable, or reduce the rate or extend the time of payment of interest or fees on any such Loan or Note (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), or (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement.

(c)                        Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate of such Lender (which Affiliate, in the case of Credit Exposure under the Loans or Commitments, otherwise meets the definition of “Eligible Assignee”) (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that no assignment shall be made to any Person under this Section 12.8(c) if, at the time of such assignment, the Assignee’s benefits under Section 3.6 or Section 4.7 would be greater than the benefits that the assigning Lender was entitled to under Section 3.6 or Section 4.7 (and if any assignment is made in violation of the foregoing, the Assignee will not be entitled to the incremental amounts) and provided, further, that any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender (i) shall be an assignment of its Credit Exposure in an amount not less than the Dollar Equivalent of $5,000,000 (treating any Fund and its Related Funds as a single Eligible Assignee) (or if less the entire amount of Lender’s Credit Exposure, provided that if such Lender and its Affiliates (or in the case of a Fund and its Related Funds) collectively hold Credit Exposure at least equal to such minimum amounts, such Affiliates and/or Related Funds must simultaneously assign Credit Exposure such that the aggregate Credit Exposure assigned satisfies such minimum amount) and (ii) shall require (x) the prior written consent of Administrative Agent (not to be unreasonably withheld) and (y) during the Certain Funds Period so long as no Certain Funds Default and during any other period so long as no Event of Default then exists and is continuing, the consent in writing of Company (the consent of Company not to be unreasonably withheld or delayed with respect to assignments after the expiration of the Certain Funds Period); provided, however, that notwithstanding the foregoing limitations, (x) after the expiration of the Certain Funds Period any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender) so long as such Affiliate, other Lender or Related Fund is an Eligible Assignee and (y) Goldman Sachs Bank USA may at any time assign all or any part of its Credit Exposure to Goldman Sachs Lending Partners LLC.  Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds and provided, further, that Company shall not in any event be required to pay any portion of such fee unless Company requests that a Lender be replaced pursuant to the provisions of Section 3.7) in immediately available funds to Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by Administrative Agent of such assignment and the resulting effect upon the Loans and the Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that Company and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Company and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of Company, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by Company, the Lenders or Administrative Agent shall be required.  At the time of each assignment pursuant to this Section 12.8(c) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to Company and Administrative Agent the appropriate forms and certificates as provided in Section 4.7(d), if applicable.  Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Company of written notice of such transfer, by each previous holder of such Credit Exposure.  Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Commitment, the determination of its Pro Rata Share, as the case may be (in each case, rounded to twelve decimal places), the Loans and any new Notes, if requested, to be issued, at Company’s expense, to such Assignee, and no further consent or action by Company or the Lenders shall be required to effect such amendments.

(d)                       Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or to any other central bank with jurisdiction over such Lender without notice to, or the consent of, Company, provided that no such pledge or assignment of a security interest under this Section 12.8(d) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to its trustee.  No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(e)                        Notwithstanding anything to the contrary contained in this Section 12.8, no Lender may assign or sell participations, or otherwise syndicate all or any portion of such lender’s interests under this Agreement or any other Loan Document to any Person who is (i) on any Sanctions List or (ii) either (x) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (y) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders.

12.9                        CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL.

(a)                       ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR

CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY, AT ITS ADDRESS SET FORTH IN OR IN ACCORDANCE WITH SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH CREDIT PARTY IN ANY OTHER JURISDICTION.

(b)                       EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR DIRECTLY RELATING TO THIS AGREEMENT.

12.10                 [Reserved]

12.11                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.12                 Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.13                 Transfers of Notes.  In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and Company of such transfer, and Administrative Agent and Company shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and Company shall have received written notice to the contrary.  Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder and any such transfer shall be in accordance with the terms hereof and the other Loan Documents.  Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Company of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Administrative Agent and Company shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Pro Rata Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

12.14                 Registry.  Company hereby designates Administrative Agent to serve as Company’s agent, solely for purposes of this Section 12.14 to maintain a register (the “Register”) on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of (and stated interest on) the Loans of each Lender.  The entries in the Register shall be conclusive in the absence of manifest error, and failure to make any such recordation or any error in such recordation shall not affect Company’s obligations in respect of such Loans.  Company, Administrative Agent and the Lenders shall treat each registered holder as absolute owner.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by Administrative Agent on the Register only upon the acceptance by Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8.  Coincident with the delivery of such an Assignment and Assumption Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or new Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.

12.15                 Euro Currency.

(a)                       The following provisions of this Section 12.15 shall come into effect on and from the date on which the United Kingdom becomes a Participating Member State.  Each obligation under this Agreement which has been denominated in Sterling shall be redenominated into Euros in accordance with the relevant EMU Legislation.  However if and to the extent that the relevant EMU Legislation provides that an amount which is denominated in Sterling can be paid by the debtor either in Euros or in that national currency unit, each party to this Agreement shall be entitled to pay or repay any amount denominated or owing in Sterling hereunder either in Euros or in Sterling.  Without prejudice and in addition to any method of conversion or rounding prescribed by any relevant EMU Legislation, (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in Sterling shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as Administrative Agent may from time to time specify and (ii) except as expressly provided in this Section 12.15, this Agreement shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in the United Kingdom.

(b)                       Company agrees, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the implementation of Section 12.15(a) that would not have been incurred or sustained by such Lender but for the transactions provided for herein.  A certificate of any such Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to Administrative Agent for delivery to Company and shall be conclusive absent manifest error so long as such determination is made by such Lender on a reasonable basis.  Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

12.16                 Headings.  The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

12.17                 Termination of Agreement.  This Agreement shall remain in effect from the Effective Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which expressly survives such termination

12.18                 Confidentiality.  Each of the Lenders severally agrees to keep confidential all non-public information pertaining to Company and its Subsidiaries which is provided to it by any such parties in accordance with such Lender’s customary procedures for handling confidential information of this nature and in a prudent fashion, and shall not disclose such information to any Person except:

(a)                       to the extent such information is public when received by such Lender or becomes public thereafter due to the act or omission of any party other than a Lender,

(b)                       to an Affiliate of such Lender, counsel or auditors of such Lender, accountants and other consultants, in connection with the Loan Documents, retained by Administrative Agent or any Lender,

(c)                        in connection with any litigation or the enforcement of the rights of any Lender or Administrative Agent under this Agreement or any other Loan Document,

(d)                       to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any Governmental Authority having or asserting jurisdiction over any Lender or Administrative Agent; provided, however, that in such event, if the Lender(s) are able to do so, the Lender shall provide Company with prompt notice of such requested disclosure (other than in connection with routine examinations of such Lender by any such Governmental Authority) so that Company may seek a protective order or other appropriate remedy, and, in any event, the Lenders will endeavor in good faith to provide only that portion of such information which, in the reasonable judgment of the Lender(s), is relevant and legally required to be provided, or to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with rating issued with respect to such Lender.

(e)                        to the extent disclosure to other entities is appropriate in connection with any proposed or actual assignment, grant of a participation or swap agreement entered into by any of the Lenders with respect to interests in this Agreement and/or any of the other Loan Documents to such other entities (who will in turn be required to maintain confidentiality as if they were Lenders parties to this Agreement).  In no event shall Administrative Agent or any Lender be obligated or required to return any such information or other materials furnished by Company.

12.19                 Concerning the Subsidiary Guaranties and the Loan Documents.

(a)                       Authority.  Each Lender authorizes and directs Deutsche Bank AG Cayman Islands Branch to act as Administrative Agent under each of the Subsidiary Guaranties for the benefit of the Lenders.  Each Lender agrees that any action taken by Administrative Agent or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by Administrative Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(b)                       Release of Subsidiary Guarantees.  Administrative Agent and the Lenders hereby direct Administrative Agent to release, in the case of a sale, conveyance or other disposition of all of the Capital Stock of a Domestic Subsidiary owned by Company or any of its Subsidiaries to the extent such sale, conveyance, transfer, liquidation or other disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby), to release the affected Subsidiary from its Subsidiary Guaranty), provided, however, that Administrative Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Subsidiary Guaranty.

12.20                 Effectiveness.  This Agreement shall become effective on the date on which Company and each of the Lenders party hereto shall have signed a counterpart of this

Agreement (whether the same or different counterparts) and shall have delivered to the same to Administrative Agent as the Notice Address (or to Administrative Agent’s counsel as directed by such counsel) or, in the case of the Lenders, shall have given to Administrative Agent or telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of Administrative Agent’s counsel that the same has been signed and mailed to it.

12.21                 USA Patriot Act.  Each Lender subject to the Patriot Act hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each such Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Patriot Act.

12.22                 Restrictions on Guarantees.  Notwithstanding any provision to the contrary in any Loan Document, no Foreign Subsidiary shall provide any guarantees to secure the Obligations; provided that in the case of any Subsidiary organized under U.S. law that does not meet the definition of a “Domestic Subsidiary” by virtue of clauses (i) or (ii) in the definition thereof, such Subsidiary shall be treated as if it were a Foreign Subsidiary solely for the purposes of this Section 12.22.  For purposes of this Section 12.22, Subsidiary shall include any Unrestricted Entity.  The Credit Parties, Lenders and Administrative Agent agree that any guaranty or similar interest made or granted in contravention of this Section 12.22 shall be void ab initio.

12.23                 Redesignation of Unrestricted Entities as Subsidiaries.  Any Unrestricted Entity that would be a Subsidiary but for the last sentence of the definition of Subsidiary may be redesignated by Company as a Subsidiary (with such redesignation being deemed to be an Acquisition by Company of such Subsidiary which shall be deemed to constitute a Permitted Acquisition for purposes of Section 8.7) provided that (i) Company shall have delivered to Administrative Agent (not less than 30 days prior to the date Company desires such redesignation to be effective) a notice signed by a Responsible Officer identifying such Unrestricted Entity to be redesignated and providing such other information as Administrative Agent may reasonably request, (ii) immediately before and immediately after the effectiveness of such redesignation, no Unmatured Event of Default or Event of Default exists or will exist (including, without limitation, the permissibility of any Investment, Indebtedness, Liens or other obligations existing at such Subsidiaries), (iii) Company has complied, to the extent applicable, with the provisions of Section 7.12, (iv) Administrative Agent has received such other documents, instruments and opinions as it may reasonably request in connection with such redesignation, and all such instruments, documents and opinions shall be reasonably satisfactory in form and substance to Administrative Agent and (v) on the desired effective date of such redesignation, Company shall deliver a certificate from a Responsible Officer confirming clauses (ii) through (iv) above and that the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on the date of, and after giving effect to, such redesignation as though made on such date (except to the extent such representations and warranties are expressly made of a specified date in which event they shall be true as of such date).

12.24                 No Fiduciary Responsibility.  Each Credit Party hereby acknowledges that (i) none of the Agents nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Company and the Credit Parties, on one hand, and the Agents and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (ii) each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

BALL CORPORATION, an Indiana corporation

By:	/s/ Jeff A. Knobel
Name:	Jeff A. Knobel
Title:	Vice President and Treasurer

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
in its individual capacity and in its capacity as Administrative Agent

By:	/s/ Ed Roland
Name:	Ed Roland
Title:	Managing Director

By:	/s/ Niall Cullinane
Name:	Niall Cullinane
Title:	Managing Director

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Mark Halmrast
Name:	Mark Halmrast
Title:	Managing Director

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Marcel Fournier
Name:	Marcel Fournier
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By:	/s/ L. Peter Yetman
Name:	L. Peter Yetman
Title:	Director

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH,
as a Lender

By:	/s/ Nader Pasdar
Name:	Nader Pasdar
Title:	Managing Director

By:	/s/ Eric Rogowski
Name:	Eric Rogowski
Title:	Vice President

Exhibit 2.2(a)(1)

FORM OF BRIDGE NOTE

New York, New York

                          ,

FOR VALUE RECEIVED, the undersigned (the “Company”) hereby unconditionally promises to pay to                                          (the “Lender”) at the office of [                        ], located at [                                  ], in Sterling and in immediately available funds, the principal amount of                                (                  ), or, if less, the aggregate unpaid principal amount of all Bridge Loans (as defined in the Loan Agreement referred to below) made by the Lender to the Company pursuant to Section 2.1(a) of the Loan Agreement referred to below.  The principal amount of each Bridge Loan evidenced hereby shall be payable as set forth in the Loan Agreement, with any then outstanding principal amount of the Bridge Loans made by the Lender being payable on the Bridge Loan Maturity Date (as defined in the Loan Agreement).  The Company further agrees to pay interest in like money at such office on the unpaid principal amount of Bridge Loans made to the Company from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Loan Agreement.

This Note is one of the Bridge Notes referred to in the Bridge Loan Agreement dated as of February 19, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Ball Corporation, an Indiana corporation, the financial institutions from time to time party thereto and Deutsche Bank AG Cayman Islands Branch, as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Loan Agreement).  As provided in the Loan Agreement, this Bridge Note is subject to optional and mandatory prepayment prior to the Bridge Loan Maturity Date, in whole or in part.  Terms defined in the Loan Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Bridge Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Bridge Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

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THIS BRIDGE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

BALL CORPORATION

By:

Name:

Title:

2

Exhibit 2.2(a)(2)

FORM OF ROLLOVER NOTE

£[ ]	New York, New York

                        ,

FOR VALUE RECEIVED, the undersigned, Ball Corporation, an Indiana corporation (“Company”), unconditionally promises to pay to                                      (“Lender”), at the office of [                          ], located at [                              ], in Sterling and in immediately available funds, the principal amount of [         ] (£[       ]) or, if less, the aggregate unpaid principal amount of all Rollover Loans (as defined in the Loan Agreement referred to below) evidenced hereby and made by Lender to Company pursuant to Section 2.1(b) of the Loan Agreement referred to below.  The principal amount of each Rollover Loan evidenced hereby shall be payable as set forth in the Loan Agreement, with any outstanding principal amount of the Rollover Loans made by Lender being payable on the Rollover Loan Maturity Date (as defined in the Loan Agreement).  Company further agrees to pay interest on the unpaid principal amount hereof in like money from time to time from the date hereof at the rates and on the dates specified in Articles III and IV of the Loan Agreement.

This Note is the Rollover Note referred to in the Bridge Loan Agreement dated as of February 19, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Company, the financial institutions from time to time party thereto and Deutsche Bank AG Cayman Islands Branch, as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Loan Agreement).  Terms defined in the Loan Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Loan Agreement all amounts then remaining unpaid on this Rollover Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Rollover Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

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THIS ROLLOVER NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

BALL CORPORATION

By:

Name:

Title:

2

Exhibit 2.5

FORM OF NOTICE OF BORROWING(1)

Date:

Deutsche Bank AG Cayman Islands Branch,

as Administrative Agent

60 Wall Street

New York, NY 10005

Attention: Peter Cucchiara

Ladies and Gentlemen:

Reference is made to that certain Bridge Loan Agreement dated as of February 19, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Ball Corporation, an Indiana corporation, the financial institutions from time to time party thereto and Deutsche Bank AG Cayman Islands Branch, as administrative agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.  The undersigned hereby gives notice pursuant to Section 2.5 of the Loan Agreement of their request for the Lenders to make a Bridge Loan as follows.

1.                   Amount to be Borrowed (denominated in Sterling)                              .

2.                   The Business Date of the Borrowing is                            (the “Funding Date”).

3.                   Type of Bridge Loan is Eurocurrency Loan.

4.                   Interest Period is                      .

The undersigned hereby certifies on behalf of Company and not in his individual capacity that the following statements are true on the date hereof, and will be true on the Funding Date:

(A)  the Certain Funds Representations are true and correct in all material respects when made or deemed to be made, except to the extent that such Certain Funds Representations specifically refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(B)  no Certain Funds Change of Control has occurred; and

(C)  no Certain Funds Default has occurred and is continuing as of the date hereof, or will result from the proposed Bridge Loan.

The account of Company to which the proceeds of the Bridge Loans requested on the Funding Date are to be made available by Administrative Agent to Company is as follows:

(1)         Such written notice (or telephonic notice promptly confirmed in writing) must be given to Administrative Agent prior to 11:00 A.M., London time, three Business Days prior to the anticipated Funding Date; provided, however, that a Notice of Borrowing may, at the discretion of Administrative Agent, be delivered later than the time specified above.

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Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

[Signature Page Follows]

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Very truly yours,

BALL CORPORATION

By:
Name:
Title:

Exhibit 2.6

FORM OF NOTICE OF CONTINUATION(1)

Deutsche Bank AG Cayman Islands Branch,	Date:

as Administrative Agent

60 Wall Street

New York, NY 10005

Attention:  Peter Cucchiara

Ladies and Gentlemen:

Reference is made to that certain Bridge Loan Agreement dated as of February 19, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Ball Corporation, an Indiana corporation (“Company”), the financial institutions from time to time party thereto, as lenders (the “Lenders”) and Deutsche Bank AG Cayman Islands Branch, as administrative agent (in such capacity, “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.  The undersigned hereby gives notice pursuant to Section 2.6 of the Loan Agreement that they elect to continue Bridge Loans for an additional Interest Period, and in that connection sets forth below the terms on which such continuation is requested to be made:

1.                                      Date of Continuation (which date is a

Business Day and is the last day of the

Interest Period therefor):

2.                                      Aggregate Amount of Bridge Loans to be continued:

3.                                      Type of the proposed Continuation: Eurocurrency Loan

4.                                      Interest Period(2):

Very truly yours,

BALL CORPORATION

By:

Name:

Title:

(1)         This written notice must be given to Administrative Agent not later than 1:00 P.M. (New York City time) at least three Business Days in advance of the date of continuation.

(2)         Which shall be subject to the definition of “Interest Period” set forth in the Loan Agreement and shall end on or before the Rollover Loan Maturity Date.

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Exhibit 4.7(d)

FORM OF

SECTION 4.7(d) CERTIFICATE

Reference is hereby made to the Bridge Loan Agreement dated as of February 19, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Ball Corporation, an Indiana corporation, the financial institutions from time to time party thereto and, Deutsche Bank AG Cayman Islands Branch, as administrative agent.  Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Loan Agreement.

Each Lender or Agent that is not a United States persons (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender” and a “Foreign Agent,” respectively) and that is not a partnership for U.S. federal income tax purposes should complete only Part I below.

Each Foreign Lender and Foreign Agent that is a partnership for U.S. federal income tax purposes should complete only Part II below.

Each Participant that is not a United States persons (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Participant”) that is not a partnership for U.S. federal income tax purposes should complete only Part III below.

Each Foreign Participant that is a partnership for U.S. federal income tax purposes should complete only Part IV below.

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PART I

To be completed only by Foreign Lenders or Agents that are not partnerships for U.S. federal income tax purposes.

Pursuant to the provisions of Section 4.7(d) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Company and Administrative Agent with two copies of a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or W-8BEN, as applicable (or successor form).  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER OR AGENT]
By:
Name:
Title:

Date:                      , 20[  ]

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PART II

To be completed only by Foreign Lenders or Agents that are partnerships for U.S. federal income tax purposes.

Pursuant to the provisions of Section 4.7(d) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Loan Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Company and Administrative Agent with two copies of IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable (or successor form), or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable (or successor form), from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and Administrative Agent, and (ii) the undersigned shall have at all times furnished the Company and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER OR AGENT]
By:
Name:
Title:

Date:                      , 20[  ]

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PART III

To be completed only by Foreign Participants that are not partnerships for U.S. federal income tax purposes.

Pursuant to the provisions of Section 4.7(d) and Section 12.8(b) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Company and Administrative Agent with two copies of a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or W-8BEN, as applicable (or successor form).  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and Administrative Agent, and (ii) the undersigned shall have at all times furnished the Company and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:                      , 20[  ]

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PART IV

To be completed only by Foreign Participants that are partnerships for U.S. federal income tax purposes.

Pursuant to the provisions of Section 4.7(d) and Section 12.8(b) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Company and Administrative Agent with two copies of IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN-E or W-8BEN, as applicable (or successor form), or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable (or successor form), from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and Administrative Agent and (ii) the undersigned shall have at all times furnished the Company and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:                      , 20[  ]

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Exhibit 5.1(a)(ii)

FORM OF

SUBSIDIARY GUARANTY

See Attached.

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FORM OF SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY, dated as of [-], 20[-] (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), is made by each of the undersigned (each, a “Guarantor” and, together with any other entity that becomes a party hereto pursuant to Section 25 hereof, collectively, the “Guarantors”). Except as otherwise defined herein, terms used herein and defined in the Loan Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, pursuant to the terms of the Bridge Loan Agreement dated as of February 19, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Ball Corporation, an Indiana corporation (the “Company”), the financial institutions from time to time party thereto (the “Lenders”) and Deutsche Bank AG Cayman Islands Branch, as administrative agent for the Lenders (the “Administrative Agent” and together with the Lenders, the “Creditors”), the Lenders have agreed to make Loans as contemplated therein;

WHEREAS, each Guarantor is a Domestic Subsidiary of Company;

WHEREAS, in connection with the Loan Agreement, the execution and delivery of this Guaranty is a condition precedent to the effectiveness of the obligations of the Lenders to make Loans under the Loan Agreement; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by Company under the Loan Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make Loans to Company;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Creditors and hereby covenants and agrees with each Creditor as follows:

1.                                      Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees, as primary obligor and not as surety to the Creditors the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (A) the principal of and interest on the Notes issued by, and the Loans made to, Company under the Loan Agreement and (B) all other obligations (including, without limitation, all Obligations and all obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by Company to the Creditors under the Loan Agreement (including, without limitation, indemnities, fees and interest thereon) and the other Loan Documents to which Company is a party, whether now existing or hereafter incurred under, arising out of or in connection with the Loan Agreement or any such other Loan Document and the due performance and compliance with the terms of the Loan Documents by Company (all such principal, interest, liabilities and obligations being herein collectively called the “Loan Document Obligations”); provided that the maximum amount payable by each Guarantor hereunder shall at no time exceed the Maximum Amount (as hereinafter defined) of such Guarantor. As used herein, “Maximum Amount” of any Guarantor means the lesser of the amount of the Loan Document Obligations and the highest amount of aggregate liability under this Guaranty which is valid and enforceable as determined in any action or proceeding involving any state, federal or foreign bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer or other law affecting the rights of creditors generally. Subject to the proviso in the second preceding sentence, each Guarantor understands, agrees and confirms that the Creditors may enforce this Guaranty up to the full amount of the Loan Document Obligations against each Guarantor without proceeding against any other Guarantor or Company, or under any other guaranty covering all or a portion of the Loan Document Obligations. All payments by each Guarantor under this Guaranty shall be made on the same basis, and subject to the same limitations, as payments by Company are made under the Loan Agreement, including Sections 4.6 and 4.7 thereof.

2.                                      Additionally, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees the payment of any and all Loan Document Obligations of Company to the Creditors whether or not due or payable by Company upon the occurrence of any of the events specified in Sections 10.1(e) or (f) of the Loan Agreement with respect to Company, and unconditionally, jointly and severally, promises to pay such Loan Document Obligations of Company to the Creditors, or order, on demand, in Sterling.

3.                                      [INTENTIONALLY OMITTED.]

4.                                      The liability of each Guarantor hereunder is exclusive and independent of any other guaranty of the Loan Document Obligations of Company whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by (i) any direction as to application of payment by Company or by any other party, (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Loan Document Obligations of Company, (iii) any payment on or in reduction of any such other guaranty or undertaking, (iv) any dissolution, termination or increase, decrease or change in personnel by Company or any Guarantor or (v) any payment made to any Creditor on the Loan Document Obligations which any Creditor repays to Company or any Guarantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding in any jurisdiction.

5.                                      The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or Company, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or Company and whether or not any other Guarantor, any other guarantor of Company be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by Company or any other Guarantor or other circumstance which operates to toll any statute of limitations as to Company or any other Guarantor shall operate to toll the statute of limitations as to each Guarantor.

6.                                      Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of any liability to which it may apply, promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Administrative Agent or any other Creditor against, and any other notice to, any party liable thereon (including such Guarantor or any other guarantor or Company).

7.                                      Any Creditor may (to the fullest extent permitted by applicable law) at any time and from time to time in accordance with the applicable provisions of the Loan Agreement without the consent of, or notice to, Guarantor, without incurring responsibility to such Guarantor and without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

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(a)                                 change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Loan Document Obligations (including any increase or decrease in the rate of interest thereon), or any liability incurred directly or indirectly in respect thereof (other than any agreement between any Creditor and one or more Guarantors specifically modifying or amending the terms of this Guaranty), and the guaranty herein made shall apply to the Loan Document Obligations as so changed, extended, renewed or altered;

(b)                                 sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Loan Document Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)                                  exercise or refrain from exercising any rights against Company or others or otherwise act or refrain from acting;

(d)                                 release or substitute any one or more other endorsers or other guarantors who are liable for the Loan Document Obligations;

(e)                                  settle or compromise any of the Loan Document Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Company to its creditors other than the Creditors;

(f)                                   apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Company to the Creditors, regardless of what liability or liabilities of Company remain unpaid;

(g)                                  consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Loan Documents (other than this Guaranty) or any of such other instruments or agreements in accordance with their respective terms; and/or

(h)                                 act or fail to act in any manner referred to in this Guaranty which may deprive such Guarantor of its right to subrogation against Company to recover full indemnity for any payments made pursuant to this Guaranty.

8.                                      No invalidity, irregularity or unenforceability of all or any part of the Loan Document Obligations shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Loan Document Obligations.

9.                                      This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Creditor would otherwise have. No notice to or demand on any Guarantor in

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any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Creditor to inquire into the capacity or powers of Company or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

10.                               Any indebtedness of Company now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of Company to the Creditors; and such indebtedness of Company to any Guarantor, if Administrative Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor for the benefit of the Creditors and be paid over to Administrative Agent on behalf of the Creditors on account of the Loan Document Obligations of Company to the Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Loan Document Obligations have been irrevocably paid in full in cash and all Commitments have been terminated (other than indemnity and other contingent obligations described in Section 12.4 of the Loan Agreement that expressly survive termination thereof and for which no claim has been asserted).

11.                               (a) Each Guarantor waives (to the fullest extent permitted by applicable law) any right to require the Creditors to: (i) proceed against Company, any other Guarantor, any other guarantor of Company or any other party; or (ii) pursue any other remedy in the Creditors’ power whatsoever. Each Guarantor waives (to the fullest extent permitted by applicable law) any defense based on or arising out of any defense of Company, any other Guarantor, any other guarantor of Company or any other party other than payment in full of the Loan Document Obligations, including, without limitation, any defense based on or arising out of the disability of Company, any other Guarantor, any other guarantor of Company or any other party, or the unenforceability of the Loan Document Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Company other than payment in full of the Loan Document Obligations. The Creditors may, at their election and in accordance with Section 12 hereof, exercise any other right or remedy the Creditors may have against Company or any other party without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Loan Document Obligations have been irrevocably paid in full in cash and all Commitments have been terminated (other than indemnity and other contingent obligations described in Section 12.4 of the Loan Agreement that expressly survive termination thereof and for which no claim has been asserted).  Each Guarantor waives any defense arising out of any such election by the Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against Company or any other party.

(b)                                 Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Loan Document Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

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12.                               The Creditors agree that this Guaranty may be enforced only by the action of Administrative Agent acting upon the instructions of the Required Lenders and that no other Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent for the benefit of the Creditors upon the terms of this Guaranty. The Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, or stockholder of any Guarantor (except to the extent such stockholder is also a Guarantor hereunder).

13.                               In order to induce the Lenders to make the Loans as provided in the Loan Agreement, each Guarantor represents, warrants and covenants that:

(a)                                 Such Guarantor (i) is a duly organized and validly existing organization in good standing under the laws of the jurisdiction of its organization (to the extent that such concept exists in such jurisdiction), (ii) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in (x) its jurisdiction of organization and (y) in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in the case of clause (y) where such failure to be so qualified, authorized or in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Such Guarantor has the corporate power and authority to execute and deliver this Guaranty and to perform its obligations hereunder and has taken all necessary action to authorize the execution, delivery and performance by it of this Guaranty. Such Guarantor has duly executed and delivered this Guaranty and this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)                                  The execution and delivery by such Guarantor of this Guaranty and the performance of such Guarantor’s obligations hereunder do not (i) contravene any applicable provision of any Requirement of Law applicable to such Guarantor, (ii) conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Guarantor pursuant to, the terms of any Contractual Obligation to which such Guarantor is a party or by which it or any of its assets or property is bound, except for such contraventions, conflicts, breaches or defaults that would not be reasonably likely to have a Material Adverse Effect, (iii) violate any provision of any Organizational Document of such Guarantor, (iv) require any approval of stockholders or (v) require any material approval or consent of any Person (other than a Governmental Authority) except filings, consents, or notices which have been made, obtained or given and except as set forth on Schedule 6.3 of the Loan Agreement.

(d)                                 Except as set forth on Schedule 6.4 of the Loan Agreement, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Effective Date), or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (i) the execution and delivery of this Guaranty or the performance of the obligations hereunder or (ii) the legality, validity, binding effect or enforceability of this Guaranty.

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(e)                                  There are no actions, suits or proceedings pending or, to the best knowledge of such Guarantor, threatened (i) against such Guarantor challenging the validity of any material provision of this Guaranty or (ii) that would reasonably be expected to have a Material Adverse Effect.

14.                               Each Guarantor covenants and agrees that on and after the date hereof and until the Termination Date (as defined below), such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VII or VIII of the Loan Agreement relating to such Guarantor or any of its Subsidiaries, and so that no Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries.

15.                               The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Creditor in connection with the enforcement of this Guaranty (including, without limitation, the reasonable fees and out-of-pocket expenses of only one primary counsel and one local counsel in each jurisdiction where applicable for all the Creditors, taken as a whole, plus one additional counsel where necessary in the event of a conflict of interest).

16.                               This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Creditors and their successors and permitted assigns.

17.                               Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby and the Required Lenders (or to the extent required by Section 12.1 of the Loan Agreement, with the written consent of each Lender) at all times prior to the time on which all Loan Document Obligations have been irrevocably paid in full in cash; provided, however, that (i) any addition of a Guarantor hereunder shall not constitute a change, waiver, discharge, termination, amendment or other modification hereto for the purposes of this Section 17, and the addition of any such Guarantor shall be effective upon the delivery of a Supplement (as defined below) to Administrative Agent by the applicable Guarantor and (ii) any release of a Guarantor hereunder permitted by Section 12.19 of the Loan Agreement shall not constitute a change, waiver, discharge, termination, amendment of other modification hereto for the purposes of this Section 17 and the release of a Guarantor shall be effective upon delivery of such Guarantor of a release executed by Administrative Agent (which release Administrative Agent is authorized to execute and deliver to the extent provided in Section 12.19 of the Loan Agreement).

18.                               Each Guarantor acknowledges that an executed (or conformed) copy of each of the Loan Documents in existence as of the date hereof has been made available to its principal executive officers.

19.                               In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not such Creditor shall have made any demand hereunder. Each Creditor agrees to use reasonable efforts to notify Company and Administrative Agent after any such setoff and application made by such Creditor.

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20.                               All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 12.3 of the Loan Agreement; provided that notices and communications to (a) the Guarantors, shall be directed to the Guarantors, at the address of Company as provided in and in accordance with Section 12.3 of the Loan Agreement and (b) the Creditors, shall be directed to Administrative Agent or the Lenders, as applicable, at the address of such party as provided in and in accordance with Section 12.3 of the Loan Agreement.

21.                               If claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Loan Document Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including Company), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of Company, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

22.                               (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS GUARANTY, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (2) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 20; (4) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAKING; AND (5) AGREES THE CREDITORS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

(b)                                 EACH OF THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION, THOSE REFERRED TO IN CLAUSE (a) ABOVE, IN RESPECT TO ANY MATTER ARISING OUT OF OR DIRECTLY RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)                                  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

23.                               In the event that all of the Capital Stock of one or more Guarantors is sold, conveyed, transferred or otherwise disposed of or liquidated in compliance with the requirements of Section 8.3, Section 8.4 or Section 8.6 of the Loan Agreement (or such sale, conveyance, transfer or other disposition or liquidation is otherwise permitted by the Loan Agreement or has been approved in writing by the Required Lenders (or all Lenders if required by Section 12.1 of the Loan Agreement)), such

7

Guarantor shall be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or partnership interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 23).

24.                               This Guaranty and any amendments or supplements hereto may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Company and Administrative Agent.

25.                               All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense.

26.                               It is understood and agreed that any Subsidiary of Company that is required to become a party to this Guaranty after the Effective Date pursuant to Section 7.12 of the Loan Agreement shall automatically become a Guarantor hereunder upon the execution and delivery by such Subsidiary of an instrument substantially in the form of Exhibit A hereto (a “Supplement”) and the delivery of same to Administrative Agent, with the same force and effect as if originally named as a party herein. The execution and delivery of any instrument adding an additional party to this Guaranty shall not require the consent of any party hereunder or of any Creditor. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new party hereto.

27.                               On the Termination Date, this Guaranty shall automatically terminate (provided that all indemnities set forth herein shall survive such termination) and Administrative Agent, at the request and expense of the relevant Guarantor, will execute and deliver to such Guarantor a proper instrument or instruments acknowledging the satisfaction and termination of this Guaranty. As used in this Guaranty, “Termination Date” shall mean the date upon which the Commitments have been terminated, no Note under the Loan Agreement is outstanding (and all Loans have been irrevocably repaid in full in cash), and all Loan Document Obligations then outstanding (other than indemnity and other contingent obligations described in Section 12.4 of the Loan Agreement that expressly survive termination thereof and for which no claim has been asserted) have been irrevocably paid in full in cash.

[signature page follows]

8

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

[GUARANTOR]

By:

Name:
Title:

Accepted and Agreed to:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,

as Administrative Agent

By:

Name:
Title:

By:

Name:
Title:

EXHIBIT A

SUBSIDIARY GUARANTY

ADDITION OF NEW GUARANTOR TO SUBSIDIARY GUARANTY (this “Instrument”), dated as of                  ,              , amending that certain Subsidiary Guaranty, dated as of February 19, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by the Guarantors (the “Guarantors”) party thereto in favor of the Creditors.

Reference is made to the Bridge Loan Agreement dated as of February 19, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Ball Corporation, an Indiana corporation (“Company”), the financial institutions from time to time party thereto, as lenders (the “Lenders”), Deutsche Bank AG Cayman Islands Branch, as Administrative Agent for the Lenders, pursuant to which the Lenders have agreed to make Loans as contemplated therein.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement or, if not therein defined, in the Loan Agreement.

The Guarantors have entered into the Agreement in order to induce the Lenders to extend credit pursuant to the Loan Agreement. Pursuant to Section 26 of the Agreement, the undersigned is required to enter into the Agreement as a Guarantor. Section 26 of the Agreement provides that additional parties may become Guarantors under the Agreement by execution and delivery of an instrument substantially in the form of this Instrument. The undersigned (the “New Party”) is executing this Instrument in accordance with the requirements of the Loan Agreement to become a Guarantor under the Agreement in order to induce the Lenders to extend and continue the extension of credit pursuant to the Loan Agreement.

Accordingly, the New Party agrees as follows:

SECTION 1. In accordance with the Agreement, the New Party by its signature below becomes a party to the Agreement as of the date hereof with the same force and effect as if originally named therein as a party and the New Party hereby (a) agrees to all the terms and warrants that the representations and warranties made by it as a party thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Agreement shall be deemed to include the New Party. The Agreement is hereby incorporated herein by reference.

SECTION 2. The New Party represents and warrants to Administrative Agent and the Creditors that this Instrument has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3. This Instrument may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Instrument shall become effective when Administrative Agent shall have received a counterpart of this Instrument that bears the signature of the New Party.

SECTION 4. Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

A-1

SECTION 5. THIS INSTRUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. All communications and notices hereunder shall be in writing and given as provided in the Agreement. All communications and notices hereunder to the New Party shall be given to it pursuant to and in accordance with in Section 20 of the Agreement.

IN WITNESS WHEREOF, the New Party has duly executed this Addition of New Guarantor to Subsidiary Guaranty as of the day and year first above written.

[NAME OF NEW PARTY],

By:
Name:
Title:

A-2

Exhibit 5.1(b)

FORM OF

OFFICER’S CERTIFICATE

[Date]

This Officer’s Certificate is furnished pursuant to Section 5.1(b) of the Bridge Loan Agreement, dated as of the date hereof, among Ball Corporation, an Indiana corporation (the “Company”), the financial institutions from time to time party thereto and Deutsche Bank AG Cayman Islands Branch, as administrative agent (such Loan Agreement, as in effect on the date of this Officer’s Certificate, being herein called the “Loan Agreement”).  Unless otherwise defined herein, capitalized terms used in this Officer’s Certificate shall have the meanings set forth in the Loan Agreement.

The undersigned, the [Insert the title of a Responsible Officer](1) of the Company, does hereby certify on behalf of Company, in his capacity as an officer of Company and not in his individual capacity that, as of the date hereof:

1.                                      The representations and warranties set forth in Article VI of the Loan Agreement to be made on the Effective Date are true and correct in all material respects as of the date hereof.

2.                                      No Event of Default or Unmatured Event of Default has occurred and is continuing.

3.                                      The conditions of Section 5.1 of the Loan Agreement have been fully satisfied or waived (except that no opinion is expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

(1)         “Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of the Company.

1

IN WITNESS WHEREOF, I have hereunto set my hand this        day of February , 2015.

BALL CORPORATION

By:

Name:

Title:

2

Exhibit 5.1(c)

FORM OF

SECRETARY’S CERTIFICATE

[APPLICABLE CREDIT PARTY]

Secretary’s Certificate

I,                                         , hereby certify that I am the duly elected, qualified and acting Secretary of [APPLICABLE CREDIT PARTY], a                        [corporation][limited liability company] (the “Company”), and that, as such, I am authorized to execute and deliver this Secretary’s Certificate, dated as of [              ], 201[_] (this “Certificate”), on behalf of the Company.  This Certificate is being delivered pursuant to Section 5.1(c) of that certain Bridge Loan Agreement, dated as of February 19, 2015 (the “Loan Agreement”), by and among Ball Corporation, an Indiana corporation (“Parent”), various institutions from time to time parties thereto (the “Lenders”) and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have their respective meanings set forth in the Loan Agreement.

I hereby further certify, as of the date hereof, that:

1.                                      Attached hereto as Exhibit A is a true and correct copy of the Certificate of [Incorporation] [Formation] [other equivalent document] of the Company, certified by the [Secretary of State of the State of                         ] [other comparable authority in jurisdiction] as of the date listed thereon, together with all amendments thereto through the date hereof;

2.                                      Attached hereto as Exhibit B is a true and correct copy of the [by-laws] [limited liability company agreement] [other Organizational Documents] of the Company, together with all amendments thereto through the date hereof, and said [by-laws] [limited liability company agreement] [other Organizational Documents] are in full force and effect on and as of the date hereof;

3.                                      Attached hereto as Exhibit C is a true and correct copy of the resolutions duly adopted by the [board of directors] [sole member] [or other equivalent governing body] of the Company [and by the equity holders of the Company](1) on [            ], and said resolutions have not been amended or repealed, are in full force and effect on and as of the date hereof and constitute the only action taken by the [board of directors] [sole member] [or other equivalent governing body] of the Company [and by the equity holders of the Company](2) with respect to the subject matter thereof;

4.                                      Each of the persons named on Exhibit D is a duly elected and qualified officer of the Company with such person holding the respective office or

(1)  To the extent required by the Certificate of Incorporation, Formation or other equivalent document.

(2)  To the extent required by the Certificate of Incorporation, Formation or other equivalent document.

1

offices set forth opposite such person’s name and the signature set forth opposite the name of each such person is his or her genuine signature. Each such person is authorized to execute and deliver, on behalf of the Company, the Loan Documents to which it is a party and any certificate or other document to be executed and delivered by the Company pursuant to the Loan Documents; and

5.                                      Prior to receipt by the Administrative Agent of a new certificate of the Secretary of the Company amending this Certificate to add or delete the name or names of authorized officers and submitting the signatures of the officers named in such new certificate, the Administrative Agent and the Lenders may rely on this Certificate in connection with the execution and delivery, on behalf of the Company, of the Loan Documents and other certificates or documents to be executed and delivered by the Company pursuant to the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, I have hereunto set my hand to this Certificate as of the date first written above.

[ ]

By:
Name:
Title:	Secretary

I,                               , the undersigned, [Applicable Officer] of the Company, do hereby certify that                             is the duly elected and qualified Secretary of the Company and the signature above is her genuine signature.

By:
Name:
Title:	[Applicable Officer]

3

Exhibit D

to Secretary’s Certificate

Incumbency and Specimen Signatures for the Company

Name	Title	Specimen Signature

[Applicable Officer]

[Applicable Officer]

[Applicable Officer]

1

Exhibit 5.1(i)

FORM OF

SOLVENCY CERTIFICATE

February [          ], 2015

The undersigned hereby certifies, in his capacity as the chief financial officer of Ball Corporation, an Indiana corporation (the “Company”) and not in his individual capacity, that as of the date hereof:

1.                                      This certificate is given pursuant to Section 5.1(i) of the Bridge Loan Agreement of even date herewith by and among the Company, various institutions from time to time parties thereto (the “Lenders”) and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent (as amended, restated, supplemented or otherwise modified, the “Loan Agreement”).  Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Loan Agreement.

2.                                      On and as of the date hereof,

a)             the sum of the assets, at a fair valuation, of the Company and its Subsidiaries (taken as a whole) will exceed their debts;

b)             the Company and its Subsidiaries (taken as a whole) have not incurred and do not intend to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature; and

c)              the Company and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its business.

3.                                      For purposes of this Certificate, “debt” means any liability on a claim, and “claim” means (a) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

1

WITNESS the following signature as of the date first above written.

BALL CORPORATION

By:
Name:
Title:

2

Exhibit 5.1(a)(ii)

FORM OF

SUBSIDIARY GUARANTY

See Attached.

1

Exhibit 5.2(c)

FORM OF

OFFICER’S CERTIFICATE

[Date]

This Officer’s Certificate is furnished pursuant to Section 5.2(c) of the Bridge Loan Agreement, dated as of the date hereof, among Ball Corporation, an Indiana corporation (the “Company”), the financial institutions from time to time party thereto and Deutsche Bank AG Cayman Islands Branch, as administrative agent (such Loan Agreement, as in effect on the date of this Officer’s Certificate, being herein called the “Loan Agreement”).  Unless otherwise defined herein, capitalized terms used in this Officer’s Certificate shall have the meanings set forth in the Loan Agreement.

The undersigned, the [Insert the title of a Responsible Officer](1) of the Company, does hereby certify on behalf of Company, in his capacity as an officer of Company and not in his individual capacity that, as of the date hereof:

1.                                      [The Offer has become or has been declared unconditional in all respects] [A copy of an order of the Court sanctioning the Scheme has been filed on behalf of the Target with the Registrar of Companies in accordance with Section 899(A) of the Companies Act].

2.                                      After utilization of the Bridge Loans, Purchaser will have the funds necessary to acquire all the Target Shares, and to pay all fees and expenses incurred in connection with the Transaction.

(1)  “Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of the Company.

1

IN WITNESS WHEREOF, I have hereunto set my hand this        day of             , 201[    ].

BALL CORPORATION

By:

Name:

Title:

2

Exhibit 7.2(a)

FORM OF

COMPLIANCE CERTIFICATE PURSUANT TO SECTION 7.2(a)

The undersigned, [Name], the [Chief Financial Officer][Treasurer] of Ball Corporation, an Indiana corporation (“Company”), does hereby certify on behalf of Company and not in his individual capacity that, as of the date hereof:

1.                                      This Certificate is furnished pursuant to Section 7.2(a) of that certain Bridge Loan Agreement, dated as of February 19, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among the Company, the financial institutions from time to time party thereto and Deutsche Bank AG Cayman Islands Branch, as administrative agent.  Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings set forth in the Loan Agreement.

2.                                      I have reviewed the financial statements delivered pursuant to Section [7.1(a)][7.1(b)] and attached hereto as Exhibit A and, to my knowledge, the financial statements present fairly, in accordance with GAAP (or, in the case of financial statements of any Foreign Subsidiary delivered pursuant to Section 7.1(a) of the Loan Agreement, generally accepted accounting principles in such Person’s jurisdiction of organization), the financial condition and results of operations of Company and its Subsidiaries for the period of such financial statements (subject, in the case of interim statements, to normal recurring adjustments).

3.                                      To my knowledge, no Event of Default or Unmatured Event of Default exists [, except for                   , and Company proposes to take the following action with respect thereto:]

IN WITNESS WHEREOF, Company has caused this Compliance Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its [Chief Financial Officer][Treasurer] on this          day of                         ,           .

BALL CORPORATION

By:
Name:
Title:

1

Exhibit 12.8(c)

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT(1)

Date                     ,

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each an] “Assignor”) and [the] [each] Assignee identified in [item 2] [item 3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee [Assignor] hereunder are several and not joint.]  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, restated supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the] [each such] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the] [each such] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the] [each such] Assignor.

1.	Assignor:

[2.	Assignee:	]	(2)

[2][3].	Loan Agreement:

Bridge Loan Agreement dated as of February [      ], 2015 among Ball Corporation, an Indiana corporation, the financial institutions from time to time party thereto and Deutsche Bank AG Cayman Islands Branch, as administrative agent.

[3.	Assigned Interest:(3)

(1)         This Form of Assignment and Assumption Agreement should be used for an assignment to or from a single Assignee or to or from funds managed by the same or related investment managers.

(2)  Item 1 and Item 2 should be filled in as appropriate.  In the case of an assignment to or from funds managed by the same or related investment managers, the Assignees or Assignors should be listed in bracketed item 3 as applicable.

(3)  Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignment to or from funds managed  by the same or related investment managers.

1

Assignee	Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned
[Name of Assignee]
[Name of Assignee]

[4.                                  Assigned Interest:(4)

Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned
Commitments	£	£

Effective Date                                , 20

(4)         Insert this chart if this Form of Assignment and Assumption Agreement is being used by a Lender for an assignment to a single Assignee.

2

ASSIGNOR INFORMATION

Payment Instructions:

Reference:

Notice Instructions:

Reference:

ASSIGNEE INFORMATION

Payment Instructions:

Reference:

Notice Instructions:

Reference:

3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE](5)

By:	By:
Name:	Name:
Title:	Title:

[Additional Signature lines as necessary]	[Additional Signature lines as necessary]

By:	By:
Name:	Name:
Title:	Title:

[Consented to and](6) Accepted:

[                    ],
        as Administrative Agent

By:
Name:
Title:

[BALL CORPORATION, an Indiana corporation

By:
Name:
Title:](7)

(5)         Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

(6)         Insert only if assignment is being made to an Assignee other than an Affiliate or another Lender, or, in the case of a Lender that is a Fund, any Related Fund of any Lender.

(7)         If required pursuant to the terms of the Loan Agreement.

4

ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

ANNEX I

BALL CORPORATION

LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.             Representations and Warranties.

                1.1.         Assignor.  [Each] [The] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Company or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents.

                1.2.         Assignee.  [Each] [The] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) has sent to Company if required to be delivered to Company or attached to this Assignment if required to be delivered to Administrative Agent any documentation required to be delivered by it to Company and/or Administrative Agent pursuant to the terms of the Loan Agreement, duly completed and executed by [the] [each such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [each such] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

1

2.             Payment.  Subject to the terms of the Loan Agreement, from and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [each such] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.  THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

2

Bridge Schedules

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Acquisition Undertakings
Schedule 1.1(e)	Unrestricted Entities
Schedule 1.1(h)	Existing Target Credit Facilities
Schedule 6.3	Approvals and Consents
Schedule 6.4	Governmental Approvals
Schedule 6.13	Foreign Pension Plans
Schedule 6.16	Organization of Subsidiaries
Schedule 8.1	Liens
Schedule 8.2	Indebtedness
Schedule 8.7	Existing Investments
Schedule 8.8	Transactions with Affiliates
Schedule 8.14(a)	Existing Restrictions on Subsidiaries
Schedule 12.3	Notice Addresses

1

Schedule 1.1(a)
Commitments

LENDER	Amount of Commitment	Percentage
Deutsche Bank AG Cayman Islands Branch	£792,000,000.00	24.0%
Bank of America, N.A.	£792,000,000.00	24.0%
Goldman Sachs Bank USA	£528,000,000.00	16.0%
KeyBank National Association	£528,000,000.00	16.0%
The Royal Bank of Scotland plc	£330,000,000.00	10.0%
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch	£330,000,000.00	10.0%
Total	£3,300,000,000.00	100.0%

2

Schedule 1.1(b)
Acquisition Undertakings

(a)           Company and Purchaser will not amend or waive any material term of any Offer Document or, as the case may be, Scheme Circular in a manner or to an extent that would be materially prejudicial to the interests of the Lenders under the Loan Documents, other than any amendment or waiver:

(i)            made with the consent of Administrative Agent (not to be unreasonably withheld);

(ii)           required by the Takeover Panel, the Court, the City Code or any other applicable law, regulation court or regulatory body;

(iii)          increasing the price to be paid for the Target Shares to the extent otherwise permitted under clause (c) below; or

(iv)          (subject to requirements of the Takeover Panel and the City Code) extending the period in which holders of the Target Shares may accept the terms of the Offer or, as the case may be, the Scheme.

(b)           Company and its Subsidiaries shall comply in all respects with the City Code (subject to any waivers granted by the Takeover Panel), the Companies Act and all other applicable laws (including the Financial Services and Markets Act 2000 (as amended)) and/or regulations relating to any Scheme or, as the case may be, Offer, in each case where non-compliance would be materially prejudicial to the interests of the Lenders under the Loan Documents.

(c)           Company and its Subsidiaries shall not increase the price, or acquire any Target Shares in the market at or above the price per Target Share set out in the Press Release, to be paid for any Target Shares pursuant to a Scheme (including by the purchase of any Target Shares in the market at a price above the price per Target Share set out in the Press Release) or, as the case may be, an Offer, unless such increase is made with the consent of Administrative Agent (not to be unreasonably withheld) or funded with (i) the issuance of equity of Company, (ii) the cash proceeds from the issuance of equity after the Effective Date and on or prior to the Initial Funding Date to the extent such issuance of equity is permitted under this Agreement, or (iii) internally generated cash of Company and its Subsidiaries.

(d)           Company and its Subsidiaries shall not take any action which would require Company or any of its Subsidiaries to make a mandatory offer for the Target Shares in accordance with Rule 9 of the City Code.

(e)           In the event the Target Acquisition is made pursuant to an Offer, where becoming permitted to do so, Purchaser shall promptly give notices under Section 979(2) or 979(4) of the Companies Act in respect of the Target Shares.

(f)            Company and its Subsidiaries shall, upon reasonable request and to the extent that they are able to do so in compliance with applicable law and confidentiality or other obligations

3

to which they are subject, keep Administrative Agent informed as to the status and progress of (or otherwise relating to) an Offer (and, in the case of an Offer, the current level of acceptances in respect of that Offer) or, as the case may be, a Scheme.

(g)           Company and its Subsidiaries shall, to the extent that they are able to do so in compliance with applicable law and confidentiality or other obligations to which they are subject, promptly supply to Administrative Agent (i) copies of all documents, certificates, notices or announcements received or issued by Company or any of its Subsidiaries (or on their behalf) in relation to an Offer or a Scheme (as the case may be) to the extent material to the interests of the Lenders and (ii) any other information regarding the progress of an Offer or a Scheme (as the case may be), in each case as Administrative Agent may reasonably request.

(h)           Other than as required by the Takeover Panel, the City Code, the London Stock Exchange, Financial Conduct Authority or any other applicable law, regulation, court or regulatory body and to the extent practicable, Company and its Subsidiaries shall not make any press release or other public statement in respect of the Target Acquisition (other than in the Press Release, any Offer Document or any Scheme Circular), without first obtaining the prior approval of Administrative Agent (such approval not to be unreasonably withheld or delayed).

(i)            In the event the Target Acquisition is made pursuant to an Offer, Purchaser shall promptly after issue of the Offer Document deliver to Administrative Agent a copy of the Receiving Agent Letter and Purchaser shall use its reasonable endeavors to deliver to Administrative Agent an undertaking, in form and substance satisfactory to Administrative Agent, from the Receiving Agent regarding the terms upon which any of the Target Shares which Purchaser may acquire pursuant to the Offer are to be held by the Receiving Agent.

(j)            Company and its Subsidiaries shall procure that as soon as reasonably practicable, the Target is delisted and re-registered as a private company.

4

Schedule 1.1(e)
Unrestricted Entities

None.

5

Schedule 1.1(h)
Existing Target Credit Facilities

The bilateral credit facilities between Bank of China Limited, London Branch and Target due 2016.

The bilateral revolving credit facility between Lloyds Bank plc and Target due 2019.

The bilateral credit facility between Lloyds TSB Bank PLC and Target due 2015.

The bilateral credit facility between Citibank International Limited and Target due 2019.

The bilateral credit facility between Abbey National Treasury Services PLC (Trading as Santander Global Banking and Markets) and Target due 2019.

The bilateral credit facility between Bank of China (as assignee of Société General) and Target due 2019.

The bilateral credit facility between Lloyds Bank plc and Target due 2019.

The bilateral credit facility between HSBC Bank PLC and Target due 2019.

The bilateral credit facility between The Royal Bank of Scotland PLC and Target due 2019.

The bilateral credit facility between Barclays Bank PLC and Target due 2019.

The bilateral credit facility with Bank of America Merrill Lynch International Limited and Target due 2019.

The bilateral credit facility with Unicredit Bank AG and Target due 2019.

The uncommitted facility with Handels.

6

Schedule 6.3
Approvals and Consents

None.

7

Schedule 6.4
Governmental Approvals

None.

8

Schedule 6.13
Foreign Pension Plans

None.

9

Schedule 6.16
Organization of Subsidiaries

Name	Jurisdiction of Incorporation	Ownership	Material?
BALL CORPORATION	Indiana	Publicly traded	Yes

SUBSIDIARIES

Ball Aerocan UK Ltd.	United Kingdom	AUK Holding 100%	No
Ball Trading France S.A.S.	France	Ball (France) Holdings S.A.S. 100%	No
Ball Aerocan Europe S.A.S.	France	Ball (France) Holdings S.A.S. 100%	No
Ball Packaging Europe France S.A.S.	France	Ball (France) Holdings, S.A.S. 100%	No
Ball Europe GmbH	Switzerland	Ball (Swiss) Holding GmbH 100%	Yes
Ball Company	United Kingdom	Ball (UK) Holdings Ltd 100%	No
Ball Europe Ltd.	United Kingdom	Ball (UK) Holdings Ltd 100%	No
Ball Packaging Europe UK Ltd.	United Kingdom	Ball (UK) Holdings Ltd 100%	No
Ball Trading UK Ltd	United Kingdom	Ball (UK) Holdings Ltd. 100%	No
Ball Advanced Aluminum Technologies Canada Inc.	Quebec	Ball Advanced Aluminum Technologies Holding Canada Inc. 100%	No
Ball Advanced Aluminum Technologies Canada L.P.	Quebec	Ball Advanced Aluminum Technologies Holding Canada Inc. 99%; Ball Advanced Aluminum Technologies Canada Inc. 1%	No
AUK Holding Ltd.	United Kingdom	Ball Aerocan Europe S.A.S. 100%	No
Ball Aerocan France S.A.S.	France	Ball Aerocan Europe S.A.S. 100%	No
Ball Aerocan CZ s.r.o.	Czech Republic	Ball Aerocan Europe S.A.S. 100%	No
Copal S.A.S.	France	Ball Aerocan Europe S.A.S. 51%; EXAL Holdings France 49%	No
Ball Aerosol and Specialty Container Inc.	Delaware	Ball Aerosol and Specialty Container Holding Corporation 100%	Yes
USC May Verpackungen Holding Inc.	Delaware	Ball Aerosol and Specialty Container Inc. 100%	No
Ball Advanced Aluminum Technologies Corp.	Delaware	Ball Aerosol and Specialty Container Inc. 100%	No
Ball Advanced Aluminum Technologies Holding Canada Inc.	New Brunswick	Ball Aerosol and Specialty Container Inc. 100%	No
Litografica San Luis S.A.	Argentina	Ball Aerosol Packaging Argentina S.A. 100%	No
Seghimet S.A.	Argentina	Ball Aerosol Packaging Argentina S.A. 100%	No
Ball Holdings Corp.	Delaware	Ball Aerospace & Technologies Corp. 100%	No
Ball Technology Services Corporation	California	Ball Aerospace & Technologies Corp. 100%	No
Ball Aerocan India	India	Ball Americas Holdings B.V. 100%	No
Ball Aerocan Operations S.a r.l.	Luxembourg	Ball Americas Holdings B.V. 100%	No
Ball Aerocan Mexico, S.A. de C.V.	Mexico	Ball Americas Holdings B.V. 4.76%; Ball Aerocan Operations S.a	No

Name	Jurisdiction of Incorporation	Ownership	Material?
r.l. 95.24%
Qingdao M.C. Packaging Limited	PRC	Ball Asia Pacific Investments Ltd. 40%; Ball Asia Pacific Limited 60%	No
Ball Asia Pacific (Beijing) Metal Container Limited	PRC	Ball Asia Pacific Limited 100%	No
FTB Corporate Services Limited	Hong Kong	Ball Asia Pacific Limited 100%	No
FTB Packaging Limited	Hong Kong	Ball Asia Pacific Limited 100%	No
Gainer Developments Ltd.	British Virgin Islands	Ball Asia Pacific Limited 100%	No
Greater China Trading Ltd.	Cayman Islands	Ball Asia Pacific Limited 100%	No
Foshan Packaging Holdings Limited	Hong Kong	Ball Asia Pacific Limited 100%	No
MCP Beverage Packaging Limited	Hong Kong	Ball Asia Pacific Limited 100%	No
MCP Intellectual Property Holdings Limited	British Virgin Islands	Ball Asia Pacific Limited 100%	No
M.C. Packaging (Hong Kong) Limited	Hong Kong	Ball Asia Pacific Limited 100%	No
Ball Asia Pacific Investments Limited	Hong Kong	Ball Asia Pacific Limited 100%	No
Wise Champion Investments Limited	Hong Kong	Ball Asia Pacific Limited 100%	No
Ball Asia Pacific (Qingdao) Metal Container Limited	PRC	Ball Asia Pacific Limited 100%	No
Ball Asia Pacific (Foshan) Metal Container Limited	PRC	Ball Asia Pacific Limited 35% Wise Champion Investments Limited 65%	No
Ball Asia Pacific (Hubei) Metal Container Limited	PRC	Ball Asia Pacific Limited 95.69%; Hubei Gedian Economic & Technological Development Corporation 4.31%	No
Latapack-Ball Embalagens Ltda.	Brazil	Ball Cayman Limited 60.05125% (50% direct); Latapack S.A. 50%	Yes
Ball Global Business Services Corp.	Delaware	Ball Corporation	No
Ball Packaging, LLC	Colorado	Ball Corporation 100%	Yes
Ball Technologies Holdings Corp.	Colorado	Ball Corporation 100%	Yes
Ball Glass Containers, Inc.	Delaware	Ball Corporation 100%	No
Heekin Can, Inc.	Colorado	Ball Corporation 100%	No
Ball Metal Container Corporation	Indiana	Ball Corporation 100%	No
Ball Corporation	Nevada	Ball Corporation 100%	No
Ball Foundation(1)		Ball Corporation 100%	No
Ball Packaging Products Canada Corp.	Nova Scotia	Ball Corporation 100%	Yes
Ball European Holdings S.a r.l.	Luxembourg	Ball Delaware Holdings S.C.S. 100%	Yes
Ball Southeast Asia Holdings (Singapore) PTE LTD.	Singapore	Ball Europe Ltd. 100%	No
Ball (Swiss) Holding GmbH	Switzerland	Ball European Holdings S.a r.l. 100%	Yes
Ball (Luxembourg) Finance S.a r.l.	Luxembourg	Ball European Holdings, S.a r.l. 100%	Yes
Ball Investment Holdings S.a r.l.	Luxembourg	Ball European Holdings, S.a r.l. 100%	Yes

(1)  Ball Foundation is a non-profit organization wholly owned by Ball Corporation.

Name	Jurisdiction of Incorporation	Ownership	Material?
Ball (UK) Holdings, Ltd	United Kingdom	Ball European Holdings, S.a r.l. 100%	Yes
Ball Packaging Europe Managing GmbH	Germany	Ball European Holdings, S.a r.l. 100%	Yes
Ball (France) Holdings S.A.S.	France	Ball European Holdings, S.a r.l. 100%	Yes
Ball Packaging Europe Holding B.V.	The Netherlands	Ball European Holdings, S.a r.l. 100%	Yes
Ball Container LLC	Delaware	Ball Holdings LLC 100%	Yes
Ball Cayman Limited	Cayman Islands	Ball International Holdings B.V. 100%	No
Ball Packaging Europe Holding GmbH & Co. KG	Germany	Ball Investment Holdings S.a r.l. 51%; Ball (France) Investment Holdings S.A.S. 49%	Yes
Latas de Aluminio Ball, Inc.	Delaware	Ball Metal Beverage Container Corp. 100%	No
Ball Pan-European Holdings, Inc.	Delaware	Ball Metal Beverage Container Corp. 100%	Yes
Ball Asia Pacific Limited	Hong Kong	Ball Metal Beverage Container Corp. 100% Ordinary Share, 50% Preference Share; Ball Corporation 50% Preference Share	No
Ball Aerosol and Specialty Container Holding Corporation	Delaware	Ball Metal Food Container, LLC 100%	Yes
Ball Metal Food Container (Oakdale), LLC	Delaware	Ball Metal Food Container, LLC 100%	No
recan d.o.o.	Serbia	Ball Packaging Europe Belgrade d.o.o 100%	No
Recan (Fund)	Serbia	Ball Packaging Europe Belgrade d.o.o 100%	No
Ball Packaging Europe Radomsko Sp. z o.o.	Poland	Ball Packaging Europe Beteiligungs GmbH 100%	No
Ball Packaging Europe Rostov LLC	Russia	Ball Packaging Europe GmbH 100%	No
Ball Packaging Europe Belgrade d.o.o.	Serbia	Ball Packaging Europe GmbH 100%	No
recan GmbH	Germany	Ball Packaging Europe GmbH 100%	No
Sario Grundstucks-Vermietungsgesellschaft mbH & CO. Objekt Elfi	Germany	Ball Packaging Europe GmbH 99%	No
Ball Trading Poland Sp. z o.o.	Poland	Ball Packaging Europe Holding B.V. 100%	No
Ball Americas Holdings B.V.	Netherlands	Ball Packaging Europe Holding B.V. 100%	No
Ball Trading Netherlands B.V.	Netherlands	Ball Packaging Europe Holding B.V. 100%	No
Ball Packaging Europe Associations GmbH	Germany	Ball Packaging Europe Holding GmbH & Co. KG 100%	No
Ball Packaging Europe GmbH	Germany	Ball Packaging Europe Holding GmbH & Co. KG 100%	Yes
Ball Packaging Europe Beteiligungs GmbH	Germany	Ball Packaging Europe Holding GmbH & Co. KG 100%	No

Name	Jurisdiction of Incorporation	Ownership	Material?
Ball Trading Germany GmbH	Germany	Ball Packaging Europe Holding GmbH & Co. KG 100%	No
Ball Packaging Europe Oss B.V.	The Netherlands	Ball Packaging Europe Holding, B.V. 100%	No
Ball Packaging India Private Limited	India	Ball Packaging Europe Holdings B.V. 99%; Ball Packaging Europe Oss B.V. 1%	No
Ball Metal Beverage Mexico Corp. S de RL de C.V.	Mexico	Ball Packaging Europe Holdings B.V. 99.93%; Ball European Holds S.a r.l. .07%	No
Recan Organizacja Odzysku S.A.	Poland	Ball Packaging Europe Radomsko Sp. z o.o. 100%	No
recan UK Ltd.	United Kingdom	Ball Packaging Europe UK Ltd. 100%	No
Ball Metal Beverage Container Corp.	Colorado	Ball Packaging, LLC 100%	Yes
Ball Holdings LLC	Delaware	Ball Packaging, LLC 100%	Yes
Ball Asia Services Limited	Delaware	Ball Packaging, LLC 100%	No
Ball Capital Corp. II	Delaware	Ball Packaging, LLC 100%	No
Ball Metal Food Container, LLC	Delaware	Ball Packaging, LLC 52%; Ball Packaging Products Canada Corp. 48%	Yes
Ball Canada Plastics Container Corp.	Nova Scotia	Ball Packaging, LLC 79%; Ball Cayman Limited 21%	No
Ball Delaware Holdings, LLC	Delaware	Ball Pan-European Holdings, Inc. 100%	Yes
Ball International Holdings B.V.	The Netherlands	Ball Pan-European Holdings, Inc. 100%	Yes
Ball Delaware Holdings S.C.S.	Luxembourg	Ball Pan-European Holdings, Inc. 9%; Ball Delaware Holdings LLC 1%; Ball International Holdings B.V. 90%	Yes
Ball Aerospace & Technologies Corp.	Delaware	Ball Technologies Holdings Corp. 100%	Yes
Ball (France) Investment Holdings S.A.S.	France	Ball Trading France S.A.S. 100%	No
Ball Trading Spain S.L..	Spain	Ball Trading France S.A.S. 100%	No
Ball Packaging Europe Handelsgesellschaft m.b.H.	Austria	Ball Trading Germany GmbH 100%	No
Ball Packaging Europe Metall GmbH	Germany	Ball Trading Germany GmbH 100%	No
Ball Packaging Europe Lublin Sp. z o.o.	Poland	Ball Trading Poland Sp. zo.o 100%	No
Rayeil International Limited	British Virgin Islands	Gainer Developments Ltd. 100%	No
Jambalaya S.A.	Uruguay	Latapack-Ball Embalagens Ltda. 100%	No
MCP Device Limited	British Virgin Islands	MCP Intellectual Property Holdings Limited 100%	No
Ball JV LLC	Delaware	USC May Verpackungen Holding Inc. 100%	No
Ball Aerosol Packaging Argentina S.A.	Argentina	USC May Verpackungen Holding Inc. 95%; Ball Aerosol and Specialty Container Inc. 5%	No

Schedule 8.1
Liens

Lien on One Bombardier Inc. Model BD-100-1A10 Aircraft in favor of US Bank National Association as lessor under the related Aircraft Lease dated January 13, 2015, as amended or otherwise modified.

Lien on One Bombardier Inc. Model Global 6000 Aircraft Serial Number 9573 in favor of Bank of the West as lessor under the related Aircraft Lease dated October 9, 2014, as amended or otherwise modified.

Liens on cash collateral securing potential reimbursement obligations under the Letter of Credit number 326066(S634912) with a face amount of $10,025,000 issued by JPMorgan Chase Bank, N.A. in favor of U.S. Fidelity & Guaranty Company (c/o) Discovery Managers Ltd.

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description
Ball Metal Beverage Container Corp.	ITW Signode	Colorado Secretary of State	2010F057096 7-15-2010	UCC-1	Debtor’s inventory of Signode materials now or hereafter on the premises or on consignment to the Debtor at the Debtor’s plant in Springdale, AR.
Ball Metal Food Container, LLC	ConAgra Foods, Inc.	Delaware Secretary of State	4097195 4 04-06-04	UCC-1

Ownership Interest in $9,000,000 of inventory (as such amount may be adjusted from time to time) in the possession of debtor and/or its affiliates in respect of the business and facility operated at 300 West Greger Street, Oakdale, California, whether now in existence or hereafter acquired or manufactured, including but not limited to all cash and non-cash proceeds, insurance proceeds, substitutions and replacements thereof

	ConAgra Foods, Inc.	Delaware Secretary of State	2009 1054599 04-02-09	UCC-3 Continuation	Continuation of #40971954
	ConAgra Foods, Inc.	Delaware Secretary of State	2009 1054607 04-02-09	UCC-3 Amendment	Amendment of #4097195 4; collateral description restated to read as: Ownership Interest in all machinery, equipment and inventory (as such amount

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description

may be adjusted from time to time) in the possession of debtor and/or its affiliates in respect of the business and facility operated at 300 West Greger Street, Oakdale, California, whether now in existence or hereafter acquired or manufactured, including but not limited to all cash and non-cash proceeds, insurance proceeds, substitutions and replacements thereof

	ConAgra Foods, Inc.	Delaware Secretary of State	2009 1586913 05-19-09	UCC-3 Amendment	Amendment of #4097195 4; Deletes Certain Collateral
	ConAgra Foods, Inc.	Delaware Secretary of State	2011 1325094 04-08-11	UCC-3 Amendment	Amendment of #40971954; Deletes Certain Collateral
	ConAgra Foods, Inc.	Delaware Secretary of State	2011 2158320 06-07-11	UCC-3 Amendment	Amendment of #40971954; Deletes Certain Collateral
	ConAgra Foods, Inc.	Delaware Secretary of State	2014 1348002 3-27-14	UCC-3 Amendment	Amendment of #4097195 4; debtor name changed to: Ball Metal Food Container, LLC
	ConAgra Foods, Inc.	Delaware Secretary of State	2014 1348010 3-27-14	UCC-3 Continuation	Continuation of #4097195 4
	ConAgra Foods, Inc.	Delaware Secretary of State	2014 3037041 7-30-14	UCC-3 Amendment	Amendment of #4097195 4; Deletes Certain Collateral
Ball Metal Food Container (Oakdale), LLC	ConAgra Foods, Inc.	Delaware Secretary of State	4097199 6 04-06-04	UCC-1

Ownership Interest in $9,000,000 of inventory (as such amount may be adjusted from time to time) in the possession of debtor and/or its affiliates in respect of the business and facility operated at 300 West Greger Street, Oakdale, California, whether now in existence or hereafter acquired or manufactured, including but not limited to all cash and non-cash proceeds, insurance proceeds, substitutions and replacements thereof

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description
	ConAgra Foods, Inc.	Delaware Secretary of State	2009 1054623 04-02-09	UCC-3 Continuation	Continuation of #40971996
	ConAgra Foods, Inc.	Delaware Secretary of State	2009 1054656 04-02-09	UCC-3 Amendment

Amendment of #40971996; collateral description restated to read as: Ownership Interest in all machinery, equipment and inventory (as such amount may be adjusted from time to time) in the possession of debtor and/or its affiliates in respect of the business and facility operated at 300 West Greger Street, Oakdale, California, whether now in existence or hereafter acquired or manufactured, including but not limited to all cash and non-cash proceeds, insurance proceeds, substitutions and replacements thereof

	ConAgra Foods, Inc.	Delaware Secretary of State	2011 0121528 01-12-11	UCC-3 Amendment	Amendment of #40971996; Deletes Certain Collateral
	ConAgra Foods, Inc.	Delaware Secretary of State	2014 1348028 3-27-14	UCC-3 Amendment	Amendment of #4097199 6; debtor name changed to: Ball Metal Food Container (Oakdale), LLC
	ConAgra Foods, Inc.	Delaware Secretary of State	2014 1348036 3-27-14	UCC-3 Continuation	Continuation of #4097199 6
	ConAgra Foods, Inc.	Delaware Secretary of State	2014 3037884 7-30-14	UCC-3 Amendment	Amendment of #4097199 6; Deletes Certain Collateral - Receivables
Ball Metal Food Container, LLC	Samuel Strapping Systems, Inc.	Delaware Secretary of State	2011 4356823 11-14-11	UCC-1

Consigned inventory delivered from time to time to Debtor by Secured Party consisting of industrial strapping products, including steel and plastic strapping, seals, application tools and parts, and other industrial packaging products. All consigned inventory is and shall be owned by Secured Party. If consigned inventory is deemed owned by Debtor the Secured Party is deemed to hold a purchase money

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description
security interest in such consigned inventory
	Samuel Strapping Systems, Inc.	Delaware Secretary of State	2014 0018267 1-7-14	UCC-3 Amendment	Amendment to #2011 4356823; debtor name changed to: Ball Metal Food Container (Oakdale), LLC
Ball Packaging, LLC and Ball Corporation	Anderson & Vreeland, Inc.	Colorado Secretary of State	20102060021 8-17-10	UCC-1	All Anderson & Vreeland, Inc. material consigned to Ball Metal Corporation, 9300 W. 108th Circle, Broomfield, CO 80021
Ball Packaging, LLC	Motion Industries, Inc.	Colorado Secretary of State	20132060034 7-9-13	UCC-1

Maintenance, repair, operations assets, materials, parts, equipment, supplies and other tangibles personal property, held for resale, use or consumptions in Debtor’s (Consignee’s) business and supplied by Secured Party (Consignor) under the consignment or other agreement

	Motion Industries, Inc.	Colorado Secretary of State	20142003934 1-14-14	UCC-3 Amendment	Amendment to #20142008690; debtor name changed to: Ball Packaging, LLC
Ball Corporation	Motion Industries, Inc.	Indiana Secretary of State	201000005874108 7-13-10	UCC-1

Maintenance, repair, operational assets, materials, parts, equipment, supplies and other tangible personal property, held for resale, use or consumption in Debtor’s (Consignee’s) business and supplied by Secured Party (Consignor) under consignment or other agreement.

Schedule 8.2
Indebtedness

In connection with the financing of One Bombardier Inc. Model BD-100-1A10 Aircraft, the Company has indebtedness to US Bank National Association relating to the Aircraft Lease dated January 13, 2015, as amended or otherwise modified. The principal amount of debt is $13,949,037.13 with a maturity date of January 30, 2018.

In connection with the financing of One Bombardier Inc. Model Global 6000 Aircraft Serial Number 9573, the Company has indebtedness to Bank of the West relating to the Aircraft Lease dated October 9, 2014, as amended or otherwise modified. The principal amount of debt is $51,300,000 with a maturity date of October 15, 2024.

In connection with potential reimbursement obligations under the Letter of Credit number 326066(S634912) with a face amount of $10,025,000 issued by JPMorgan Chase Bank, N.A. in favor of U.S. Fidelity & Guaranty Company (c/o) Discovery Managers Ltd.

Schedule 8.7
Existing Investments

Ball Metal Food Container, LLC, has a loan to Sager Creek Vegetable Company for an original principle amount of $14,000,000 under the Subordinated Term Loan Agreement dated February 28, 2014

Owner	Investment	12/31/14 Balance

Ball Corporation	Lam Soon-Ball Yamamura Inc. (Taiwan Supreme Metal Packaging)	$1,425,516
Ball Southeast Asia Holdings (Singapore) PTE Ltd.	Thai Beverage Can LTD.	1,276,605
Ball Metal Beverage Container Corp	Rocky Mountain Metal Container, LLC	7,021,426
Ball Cayman Limited	Latapack S.A.	111,543,610
Ball Cayman Limited	Latapack—Ball Embalagens LTDA	84,733,433
Ball Packaging Europe GmbH	BKV, Germany	137,979
Ball Packaging Europe Associations GmbH	Forum Getrankedose GbR mbH	20,718
Ball Packaging Europe Handelsgesellschaft mbH	OKO-PANNON Kht	9,485
Ball Packaging Europe Handelsgesellschaft mbH	EKO-KOM a.s. Czech Republic	3,560
Ball Packaging Europe Handelsgesellschaft mbH	Slopak, Slovenia	8,044
Ball Packaging Europe Handelsgesellschaft mbH	ECO-ROM Ambalaje S.A.	2,082
Ball Packaging Europe UK Ltd.	Green Dot Company Ltd., Cyprus	2
Ball Packaging Europe Belgrade d.o.o.	SEKOPAK d.o.o., Belgrade	30,512
Ball International Holdings B.V.	TBC-Ball Beverage Can Holdings Limited	22,972,000
Ball Asia Pacific Limited	Ball Asia Pacific (Hubei) Metal Container Limited	51,872,213
Aerocan S.A.S.	Copal S.A.S.	9,238,560
Ball Packaging Europe GmbH	SARIO GRUNDSTICKS- VERMIETUNGSGESELLSCHAFT mbH & CO. OBJEKT ELFI	12,306
Ball Trading Germany GmbH, Germany	Bund Getränkeverpackungen der Zukunft GbR, Germany	121,560
Ball Packaging Europe Holding BV, The Netherlands	Ball Packaging India, India (99)%	(2)157,182
Ball Packaging Europe Oss BV, The Netherlands	Ball Packaging India, India (1)%	(3)1,588

- All equity investments & loans held by the Company and its Subsidiaries with ownership of < 100%

(2)         Held 100% on a consolidated basis.

(3)         Held 100% on a consolidated basis.

Schedule 8.8
Transactions with Affiliates

None.

Schedule 8.14(a)
Existing Restrictions on Subsidiaries

None.

Schedule 12.3
Notice Addresses

Company:

Ball Corporation
10 Longs Peak Drive
Broomfield, CO 80021
Telephone: (303) 469-3131
Facsimile: (303) 460-2691
Attention: General Counsel

With a copy to:

Skadden, Arps, Slate Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606-1720
Attn: Seth Jacobson & Lynn McGovern

Administrative Agent:

Deutsche Bank AG Cayman Islands Branch
60 Wall Street
New York, NY 10005
Facsimile: (212) 797-5690
Email: Agency.Transactions@db.com
Attention: Peter Cucchiara

With a copy to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attn: Eric Leicht and Alan Rockwell